As filed with the Securities and Exchange Commission on March 30, 2022.
Registration Statement No. 333-260742

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
SAMSARA VISION INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	47-5178400 (I.R.S. Employer Identification Number)
Samsara Vision, Inc.
27 US HWY 202 (Ste 8/9)
Far Hills, NJ 07931
(877) 997-4448
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Thomas Ruggia
Chief Executive Officer
Samsara Vision, Inc.
27 Route 202, Suites 8 & 9,
PO Box 705
Far Hills, NJ 07931
(877) 997-4448
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Thomas Ruggia Chief Executive Officer Samsara Vision, Inc. 27 Route 202, Suites 8 & 9, PO Box 705 Far Hills, NJ 07931 (877) 997-4448	Matthew W. Mamak, Esq. Alston & Bird LLP 90 Park Avenue New York, NY 10016 (212) 210-9470
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement related to these securities filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH 30, 2022
2,500,000 Shares
Common Stock
Samsara Vision, Inc.

This is a firm commitment initial public offering of shares of common stock of Samsara Vision, Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $5.00 and $7.00 per share.
We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “SMSA.”
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1% of the initial public offering price payable to the underwriters.

We have granted a 45-day option to the representative to purchase up to 375,000 additional shares of our common stock solely to cover over-allotments, if any.
We estimate the expenses of this offering, excluding underwriting discounts and commissions, will be approximately $781,000.
The underwriters expect to deliver the shares to purchasers on or about           , 2022.
ThinkEquity
The date of this prospectus is           , 2022

SAMSARA VISION

Innovating for patients with late-stage AMD

At Samsara Vision, we believe that rejuvenating eyesight revives the spirit, allowing people to reconnect with the things in life that they love to see and do.

Vision with AMD

Vision without AMD

AMD=age-related macular degeneration.

Late-stage AMD steals a person's ability to visually connect to their world

With late-stage AMD, damage to the macula results in a "blind spot" that erases central vision.[1]

MORE THAN 11 MILLION PEOPLE WORLDWIDE HAVE LATE-STAGE AMD[2]

Full product image is used to illustrate restored central vision. Haptic arms are not visible to patients following implantation.

The Center of Their World, Back Into View
SING IMT™

SING IMT™ is the:

Smaller-**I**ncision **N**ew-**G**eneration **I**mplantable **M**iniature **T**elescope

The Galilean telescope implant designed to improve visual acuity and quality of life.

"[My] patients have shared with me that they are back to reading, watching TV, enjoying seeing faces during their social interactions, and are now able to be financially independent by writing their own checks."

—Professor David Keegan, Retina Specialist
The Mater Misericordiae University Hospital

References: 1. Singer MA, et al. *Clin Ophthalmol.* 2011;6:33-39. **2.** Wong WL, et al. *Lancet Glob Health.* 2014;2(2):e106-e116.

Friday, November 12, 20

You should rely only on the information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” in the prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”
For investors outside the United States: Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.
This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.
Except where the context requires otherwise, in this prospectus the “Company,” “Samsara Vision,” “we,” “us” and “our” refer to Samsara Vision, Inc., a Delaware corporation formed in 2015 and, where appropriate, its wholly-owned subsidiary, VisionCare Ophthalmic Technologies Ltd.
On November 15, 2021, we implemented a 1.65-for-1 stock split of our common stock pursuant to which holders of our Common Stock received an additional 0.65 share of our Common Stock for every share of Common Stock held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the stock split.

PROSPECTUS SUMMARY
This summary highlights information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the documents incorporated by reference herein, including our financial statements and the related notes to those financial statements and the information set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
We are a specialty medical device company dedicated to bringing vision and freedom back to patients suffering from late-stage conditions of the retina. We are engaged in the research, development, manufacturing, and marketing of proprietary ophthalmic devices and technologies that are intended to significantly improve vision and quality of life for individuals with untreatable retinal disorders, particularly Age-Related Macular Degeneration (“AMD”).
Eye health markets are some of the most lucrative and growing markets in the health care sector today. In addition, we believe that within the eye health market, the retinal disease market is among the most valuable, as it features an area of great unmet need.
BrightFocus Foundation estimates that the number of individuals world-wide diagnosed with AMD is expected to grow to 288 million by the year 2040. While treatments focus on the neovascular nature of the “wet” form of the disease, there are no treatments for the vision loss experienced in the late stages of the “dry” form of the disease or for the late stages of the disease for those who experienced neovascularization but are now faced with a life of blindness from the condition. Research focus and investments are abundant in the early part of the disease when preventing progress of the disease is the goal. However, there is significant unmet medical need for those who have progressed beyond the benefit of these proposed drug interventions. We feel strongly that, while other companies focus on therapeutic interventions for AMD, our products should be considered complimentary interventions that serve to assist those patients who are in the end stages of the disease’s progression.
Our team is passionately developing a solution for patients in this underserved group. There are more than 11 million people living today with blindness from AMD. This group not only suffers from loss of vision, but also a significant loss of social function and the depression that goes along with it. Furthermore, poor vision puts patients at a higher risk for accidental injury, which can lead to orthopedic concerns.
When determining reimbursement amounts, payers recognize the burden of the vision loss associated with AMD both in terms of patient risk and monetary impact on the health system. Earlier generations of our devices have already earned significant reimbursement values in the United States. With elegant solutions and more widespread reimbursement, the potential for this market to grow is evident. We believe that a device that penetrates even a small portion of the patient population has the potential to become a highly lucrative product.
Our current product line consists of: our first-generation implantable miniature telescope (“IMT”), which we refer to as WA IMT; our Smaller-Incision, New Generation (SING) IMT, which we refer to as SING IMT; and our Tsert delivery system. Our WA IMT is the first implantable medical device approved by the U.S. Food and Drug Administration (“FDA”) that works similarly to the telephoto lens of a camera, which enables improvement in vision and quality of life for individuals with the most advanced form of AMD, commonly referred to as late-stage AMD. It is important to note that not every patient with late-stage AMD is a candidate for treatment using our WA IMT. The various, currently held regulatory approvals in different markets carry differing labels that list a number of conditions and contraindications and general exclusion criteria.
Our WA IMT was approved by the FDA in July 2010 and received a Conformité Européenne Mark (“CE Mark”), which was granted in August 2005 by mdc medical device certification GmbH, a European Economic Area (“EEA”) notified body, number 0483. A notified body is an organization designated by a European Union (“EU”) member state to assess the conformity of certain products prior to their release in the EU (a “Notified Body”). In order to demonstrate compliance with the essential requirements necessary to receive a CE Mark, a medical device must undergo a conformity assessment procedure which varies according to the type of medical device and its classification. Except for low risk medical devices, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The notified body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE Mark to its medical devices after having prepared and signed a related EC Declaration of Conformity. Finally, the CE Mark is contingent upon continued compliance to the applicable regulations and the quality system requirements of the ISO 13485 standard. The CE Mark is an international symbol that, once affixed, enables a product to be sold within the European Union (“EU”) and other countries that recognize the CE Mark, subject to compliance with applicable submission and approval requirements in such other countries. See “Business — Government Regulation and Product Approval — European Union.”
Our SING IMT, our next generation injectable device, is supported by flexible and foldable silicone haptics, requiring less manipulation by the surgeon. Our SING IMT will be shipped pre-loaded inside a sophisticated injector system and implanted through a smaller incision. Our SING IMT is projected to reduce the average surgery time by half, down from greater than sixty minutes for our WA IMT. This includes removal of a patient’s cataract. Our SING IMT’s advantages over our WA IMT include surgical outcomes that are much less dependent on surgeon skill and reduced recovery time for patients due to the smaller incision size. According to SING IMT instructions for use, the incision size during surgery is 6.5mm. Based on this wound size, we expect that the SING IMT procedure will only require 3 sutures. We believe that these improvements lead to a less traumatic experience illustrated by a reduction in the corneal endothelial cell density loss experienced by patients. During nine SING IMT clinical procedures conducted in Ireland, endothelial cell density (“ECD”) loss was less than 8% which compares favorably to a loss of 23% – 25% with the WA IMT. We believe that this will be a key factor for safety and a primary endpoint in the clinical trial necessary for regulatory approval. SING IMT patients also reported faster recovery including recognition of visual effect in 1-3 days post-op, as compared to 7-21 days with the WA IMT. In addition to the potential patient benefits, we believe that this procedure will also allow us to introduce the SING IMT to a broader group of ophthalmic surgeons including cataract and retina surgeons.
We received a CE Mark by mdc medical device certification GmbH, an EEA Notified Body, number 0483, for our SING IMT and Tsert delivery system in April 2020 and began commercializing our SING IMT in Europe in 2021. In addition, we are in the process of establishing the regulatory pathway into the United States. Our SING IMT is classified as a Class III medical device and therefore cannot be marketed in the United States unless the FDA approves the device after submission of a premarket approval (“PMA”). The FDA has already indicated that a clinical trial will be required to obtain this approval. We plan to commence clinical trials for our SING IMT once the FDA has approved such an action.
Our WA IMT has proven clinical benefit. However, the surgical difficulties and large incision size have made the device unable to gain widespread adoption. With the incision size reduced from 12mm down to 6.5mm and the need for sutures significantly reduced, we believe that our SING IMT addresses any outstanding safety concerns regarding the large loss of endothelial cell density caused by our WA IMT’s manual insertion and any time-on-task issues. We believe that the small incision required for insertion of our SING IMT using our Tsert delivery system will result in a simpler, faster, and safer surgery, facilitating faster physician adoption and faster visual recovery for patients.
Product Line Background and Pipeline Overview
Our WA IMT underwent a significant full development cycle over a number of years, culminating in FDA approval after a clinical study with 217 patients. We then proceeded to establish reimbursement in the United States under Medicare for both hospitals and ambulatory surgery centers (“Ambulatory Surgery Centers”) and began an initial phase of commercialization in the United States to obtain market feedback as well as to prove reimbursement payment with most U.S. insurance payers.

While reimbursement payments were proven and visual outcomes were as expected for the pre-screened patients, market feedback, both from surgeons as well as potential commercial partners, indicated that the first-generation product involved:
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a highly technical, skill-based procedure (limiting the number and type of surgeons);

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greater than one-hour surgery times; and

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a large incision to place our WA IMT into the eye and many sutures to close the wound.

Based on this feedback and given the trajectory that general cataract surgery has taken over the years, we sought a less invasive and skill-based procedure to significantly reduce the incision-size and surgery time while increasing patient benefits.
The result of this is our SING IMT, which utilizes our TSert delivery system. Features of the SING IMT include:
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the same outstanding optical elements and performance as our WA IMT;

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foldable haptics utilizing a much smaller incision and allowing for the delivery through an inserter;

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reduced surgery time that broadens the available base of surgeons and simplifies the training process;

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significantly less trauma leading to faster healing; and

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a fully preloaded, uniquely designed delivery system.

We believe that ongoing testing will demonstrate the SING IMT system is a major improvement over our first-generation product, addressing market feedback. The SING IMT system is the product on which we intend to build our future.
Our Strengths
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Our WA IMT has clinically proven results under commercial conditions as well as peer-reviewed published long-term data. Our WA IMT is the first implantable medical device approved by the FDA that works similarly to the telephoto lens of a camera, resulting in improvement in vision and quality of life in individuals with late-stage AMD.

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Our product line improves freedom for those patients suffering from late-stage AMD. This disease is one of the largest causes of non-preventable blindness in the world. Late-stage AMD patients are in need of products to improve the quality of their lives. There are currently no effective therapeutics for dry AMD.

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Our WA IMT and the implantation thereof are approved by the Centers for Medicare & Medicaid Services (“CMS”) for reimbursement in the United States. This coverage decision applies to both our WA IMT and the surgeon fee. Surgeon reimbursement for the surgery tends to be in the range of approximately $1,500 – $1,800. For the year 2021, the CMS-approved reimbursement amount for the currently approved non-injectable version of our product is approximately $20,800 for both hospitals and Ambulatory Surgery Centers. For 2022, CMS has approved a hospital outpatient reimbursement rate of $24,166.29 and an Ambulatory Surgical Center reimbursement rate of $22,857.10.

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Our gross margins, while fluctuating and dependent on various components and supplier prices, volume of production, and model, have been reasonably stable in the 85% to 90% range for our WA IMT device based on U.S. average selling price (“ASP”). Our SING IMT, which is currently not approved in the United States, adds the injector as a component to the overall cost. While the final margins have not been set and volume production has not been started, we believe our margins for the SING IMT surgical system will be in this range based on current U.S. pricing.

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Our SING IMT and TSert delivery system received a CE Mark in April 2020, and we are in process of establishing the U.S. regulatory pathway.

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Our manufacturing facility complies with Good Manufacturing Practices (“GMPs”) and the European Union Medical Device Directive (Council Directive 93/42/EEC) (“EU MDD”) and subsequent amendments. Our experienced workers and line productions can facilitate large scale production.

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We remain focused on continuing to improve our products and advance our technologies. We maintain an active internal research and development team, which is responsible for clinical activities and regulatory affairs.

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Our intellectual property portfolio consists of 97 active patents and patent applications. Of these 97, 14 are issued U.S. patents, with another two pending U.S. patent applications. The remainder of the portfolio includes issued patents and pending applications in China, Hong Kong, Japan, Europe (including various national state validations) and Canada. The patent estate is directed to the core IMT implant, SING IMT and the TSert delivery system. These patents and patent applications have claims directed to apparatuses, systems and methods for implantation of IMT devices. The issued patents first begin to expire in 2023, with the last of these patents, which broadly claims the components of the SING IMT system, expiring in 2038.

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Our management team has more than 200 years of collective successful experience in the ophthalmology and medical device industry. Our research and development and manufacturing teams in Tel Aviv, Israel have extensive experience in the development and manufacturing of ophthalmology related devices and technologies.

Our Strategy
We aim to further enhance and develop our technology, acquire world-wide regulatory approvals, garner appropriate reimbursement, and commercialize our product line. Development and execution of commercial strategies aims to ensure our breakthrough technologies are delivered to patients who desperately need improvement in quality of life.
Our strategic imperatives include, but are not limited to:
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Rebranding to inspire:   we have successfully rebranded the company from VisionCare to Samsara Vision. This effort has focused the industry on our future and the customer experience associated with our SING IMT. We have also successfully branded our SING IMT to focus on the outstanding nature of the product design and provide a simple nomenclature for Key Opinion Leaders and surgeons who are referencing the product and procedure.

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Garner reimbursement to facilitate care:   a critical success factor in our strategy is gaining and maintaining appropriate reimbursement from payers around the world. In the United States, CMS has provided significant reimbursement for our WA IMT procedure in 2021 and has published an increase in reimbursement rates for 2022. As the SING IMT has received a CE Mark in April 2020, we are now engaged in efforts to attain reimbursement in European markets. Appropriate reimbursement provides access for patients in need of care and a driver for surgeons to treat.

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Enter critical markets to bring innovation to patients:   we plan to apply for FDA approval of our SING IMT in the United States and commercialize our SING IMT in all global markets subject to approval by each regulatory agency. Currently, our SING IMT is being commercialized in the EU, Singapore, Australia, Korea, India, Taiwan, Hong Kong, Canada, and Latin/South American markets.

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Research and develop our pipeline to improve the customer experience:   we plan to further develop our pipeline with smaller incision models and other technical advances and to broaden market acceptance through label expansions and life-cycle management.

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Optimize distribution, sales, and marketing to broaden and deepen our reach:   We have engaged with business partners in the EU (Medevise), UK, Canada (Innova Medical), Asia Pacific, Australia & New Zealand (Sunny Side, Dill Jacob), and Latin America. We are also actively seeking partnerships in China and Japan. We are planning to deploy a “Centers of Excellence” model where we train and develop each surgeon and hospital on the nuances of our procedure and patient experience. We plan to spend the time to build each center with care.

These strategies could be delayed by further interactions with the FDA, either before or after starting our trials, or by a variety of other factors, including the final design of the study to be approved by the FDA, and are subject to the risks and uncertainties set forth under “Risk Factors — Risks Related to Our Business” and “Risks Related to Product Development and Regulatory Approval.” There can be no assurance that the FDA will approve our pre-market approval supplement or, if approved, that it will be granted in accordance with our anticipated time schedule. In addition, the FDA may require us to conduct post-approval studies (“PAS”) as a condition of approval.
Controlled Company
Immediately following the completion of this offering, we expect that VOT Holdings LLC (“VOT”) will control approximately 76.8% of our outstanding common stock. Accordingly, we will be considered a “controlled company” under Nasdaq Marketplace rules and the Company will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Capital Market. We do not currently intend to avail ourselves of these exemptions.
Summary Risk Factors
An investment in our securities involves a high degree of risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. You should carefully consider the risks summarized below. These risks include, but are not limited to, the following:
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raising additional capital would cause dilution to holders of our equity securities and may affect the rights of existing holders of equity securities;

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our recurring losses from operations, which consisted of $9,209 and $6,161 for the fiscal years ended December 31, 2021 and 2020, respectively, could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations;

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we may face future business disruption and related risks resulting from the outbreak of the novel coronavirus 2019 (“COVID-19”) or from another pandemic, epidemic or outbreak of an infectious disease, any of which could have a material adverse effect on our business and results of operations;

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we may not succeed in completing the development and commercialization of our products and generating significant revenues;

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our success depends upon market acceptance of our products, our ability to develop and commercialize new products and services and generate revenues and our ability to identify new markets for our technology;

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medical device development is costly and involves continual technological change, which may render our current or future products obsolete;

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we will be dependent upon success in our customer acquisition strategy;

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we are dependent upon third-party manufacturers and suppliers, making us vulnerable to supply shortages and problems and price fluctuations, which could harm our business;

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we have limited manufacturing history on which to assess the prospects for our business, and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally;

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we may not be able to replace our current manufacturing capabilities in a timely manner;

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we are dependent upon third-party service providers. If such third-party service providers fail to maintain a high quality of service, the utility of our products could be impaired, which could adversely affect the penetration of our products, business, operating results and reputation;

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we manage our business through a small number of employees and key consultants. We may need to expand our organization, and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations;

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if we are not able to attract and retain highly skilled managerial, scientific technical and marketing personnel, we may not be able to implement our business model successfully;

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we may need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations;

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international expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel;

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we face intense competition in the market, and as a result we may be unable to effectively compete in our industry;

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if third-party payors do not provide adequate coverage and reimbursement for the use of our products, our revenue will be negatively impacted;

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the regulatory clearance process which we must navigate is expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for the commercialization of our current products in additional jurisdictions, or any future product. We have not received FDA approval in the United States for our TSert delivery system and SING IMT,and we plan to submit a PMA application upon completion of our clinical trials. As with any FDA submission, there is inherent risk and variability in the overall regulatory process. Approval may not be granted or intended study criteria may be altered during the submission;

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if we or our suppliers fail to comply with the FDA’s Quality System Regulation, or any applicable state or foreign equivalent, our operations could be interrupted and our operating results could suffer;

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broad-based domestic and international government initiatives to reduce spending, particularly those related to healthcare costs, may reduce reimbursement rates for medical procedures, which will reduce the cost-effectiveness of our products and services;

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we may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations;

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audits or denials of our customers’ claims by government agencies and private payors could results in decreased demand for our products, which could reduce our revenue and have an adverse effect on our results of operations;

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if we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business;

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if we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could significantly harm our business;

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if we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us;

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intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms;

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third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts;

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we may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful. In addition, we may be subject to claims challenging the inventorship of our intellectual property, and we may not be able to protect our intellectual property rights throughout the world;

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potential political, economic and military instability in the State of Israel, where members of our management team and our research and development facilities are located, may adversely affect our results of operations;

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we may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us;

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our controlling stockholder currently owns approximately 99.9% of our shares of common stock, will own approximately 76.8% our shares of common stock upon the completion of this offering and will therefore be able to exert significant control over matters submitted to our stockholders for approval; and

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As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in the JOBS Act. For as long as we are an EGC, unlike public companies that are not EGCs under the JOBS Act, we will not be required to:
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provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”);

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provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

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comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

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provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or

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obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an EGC upon the earliest of the:
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last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues;

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date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed third fiscal quarter, which ends on September 30);

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date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

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last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and we have elected to take advantage of such extended transition period for complying with new or revised accounting standards.
We have elected to adopt certain of the reduced disclosure requirements available to EGCs. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.
Corporate Information
We were incorporated in the State of Delaware in 2015. Our principal executive offices are located at 27 Route 202, Suites 8 & 9, PO Box 705, Far Hills, NJ 07931, and our telephone number is (408) 872 9393. Our website address is www.samsaravision.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and is intended for informational purposes only. On September 16, 2020, we changed our name from VisionCare, Inc. to Samsara Vision, Inc.
This prospectus includes our trademarks and trade names, including but not limited to Samsara Vision Customer Experience ® and SING IMT®, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
The Offering
Shares of Common Stock offered by us
2,500,000 shares
Shares of Common Stock to be outstanding after this offering(1)

21,526,186 shares
Over-allotment option
We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 375,000 shares of common stock at the public offering price, less the underwriting discount and commissions.
Representative’s Warrants
We will issue to the representative of the underwriters warrants to purchase up to 125,000 shares of common stock (or 143,750 shares of common stock if the underwriters exercise their over-allotment option in full). The representative’s warrants will have an exercise price of 125% of the per share public offering price, will be exercisable six months from the date of issuance and will expire five years from the effective date of the registration statement of which this prospectus forms a part.
Use of proceeds
We estimate that we will receive gross proceeds of approximately $15 million, assuming a public offering price of $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds of this offering for product research and development, sales and marketing, working capital, capital expenditures and other general corporate purposes. These expectations are subject to change.
See “Use of Proceeds” for additional information.
Risk factors
See “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed Nasdaq Capital Market symbol
We have applied to list the common stock to be issued in this offering on the Nasdaq Capital Market under the symbol “SMSA”. No assurance can be given that a liquid trading market will develop for the common stock in the United States
The number of shares of Common Stock that will be outstanding after this offering as shown above is based on (i) 4,950 shares of Common Stock issued and outstanding as of February 28, 2022, (ii) the issuance and sale of 2,500,000 shares of Common Stock in this offering at a public offering price of $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, (iii) the issuance of 14,850,000 shares of Common stock upon automatic conversion of all outstanding shares of our preferred stock, and (iv) the issuance of 4,171,236 shares of Common Stock upon the automatic conversion of convertible notes, assuming a public offering price of $6.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus(1). This number excludes:
•
3,252,895 shares of Common Stock issuable upon the exercise of options to directors, employees and consultants under the Samsara Vision Inc. (formerly VisionCare Inc.) 2015 Equity Incentive Plan, as amended (our “Equity Incentive Plan”), at a weighted average exercise price of $0.55, of which 2,428,920 were vested; and

•
270,244 shares of Common Stock reserved for future issuance under our Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:
•
a 1.65-for-1 stock split effected in November 2021;

•
no exercise of the underwriters’ over-allotment option;

•
no exercise of representative’s warrants;

•
automatic conversion of our existing convertible notes into an aggregate of 4,171,236 shares of Common Stock, which will occur immediately prior to the closing of this offering; and

•
9,000,000 shares of Series A Preferred Stock which will automatically convert into an aggregate of 14,850,000 shares of Common Stock immediately prior to the closing of this offering.

Summary Consolidated Financial Data
The following table summarizes our consolidated financial data as of, and for the periods ended on, the dates indicated. We have derived the following consolidated statements of operations data for the years ended December 31, 2021 and 2020 from our audited consolidated financial statements included elsewhere in this prospectus. In our opinion, such unaudited interim condensed consolidated financial statements include all adjustments consisting of only normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. generally accepted accounting principles.
	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2021	2020
Consolidated Statement of Operations Data:
Revenues	$39	$—
Cost of revenues	(7)	—
Gross profit	32	—
Research and development expenses	4,227	2,652
Sales and marketing expenses	2,098	272
General and administrative expenses	2,916	3,237
Total operating expenses	9,241	6,161
Operating loss	9,209	6,161
Finance (income) expenses	(1,033)	38

	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2021	2020
Loss attributable to the Company’s stockholders(1)	$8,176	$6,199
Basic and diluted loss per share attributable to the Company’s stockholders	$(0.91)	$(0.69)
Weighted average stock outstanding(1)	9,004,950	9,004,950

(1)
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical diluted net loss per share of common stock and the weighted average number of shares used in the computation of the per share amounts.

U.S. dollars in thousands	As of December 31, 2021
	Actual	Pro forma(1)	Pro forma as Adjusted(2)(3)
Consolidated Balance Sheet Data:
Cash and cash equivalents and restricted cash	$2,877	$2,877	15,896
Working capital (deficit)(4)	1,865	1,865	15,257
Total assets	3,665	3,665	16,311
Convertible Series A preferred stock	3,216	—	—
Additional paid-in capital	131,897	145,612	158,631
Accumulated deficit	(143,480)	(143,480)	(143,480)
Total stockholders’ equity (deficit)	$(11,583)	$2,133	$15,152

(1)
The pro forma consolidated balance sheet data gives effect to the:

•
automatic conversion of all outstanding shares of our Series A Preferred Stock into an aggregate of 14,850,000 shares of common stock, which will occur immediately prior to the closing of this offering, assuming a public offering price of $6.00 per share;

•
automatic conversion of our existing convertible notes into an aggregate of shares of common stock, which will occur immediately prior to the closing of this offering; and

•
the filing of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering.

(2)
Reflects the pro forma adjustments described in footnote (1) and the issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

(3)
Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents and restricted cash, working capital, total assets, additional paid-in capital and total stockholders’ deficit by $2.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, each increase (decrease) of 1 million shares in the number of shares offered by us at the assumed initial public offering price would increase (decrease) each of cash and cash equivalents and short-term restricted bank deposits, working capital, total assets, additional paid-in capital and total stockholders’ deficit by $5.5 million. The pro forma information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

(4)
We define working capital (deficit) as current assets, less current liabilities. See our consolidated financial statements for further details regarding our current assets and current liabilities.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before deciding whether to purchase our securities. If any of the following risks are realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Financial Condition and Capital Requirements
Raising additional capital would cause dilution to holders of our equity securities and may affect the rights of existing holders of equity securities.
We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of the common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.
We have sustained losses since our inception, which as of December 31, 2021, accumulated to $143,480, including an operating loss of $9,209 and $6,161 for the years ended December 31, 2021 and 2020, respectively.
It is possible that we will never generate a profit. Accordingly, we have concluded that substantial doubt exists regarding our ability to continue as a going concern. Our audited financial statements appearing at the end of this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis. In its report on our financial statements for the years ended December 31, 2021 and 2020, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and negative cash flows since inception and our need to raise additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.
Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or a part of their investment. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

Risks Related to Our Business and Industry
We may face future business disruption and related risks resulting from the outbreak of COVID-19 or from another pandemic, epidemic or outbreak of an infectious disease, any of which could have a material adverse effect on our business and results of operations.
In December 2019, an outbreak of a novel strain of coronavirus originated in Wuhan, China and has since spread globally. The COVID-19 outbreak has resulted in hundreds of thousands of infections and tens of thousands of deaths worldwide, including in the United States and Europe, the major markets in which we operate. The spread of COVID-19 resulted in extended shutdowns of certain businesses around the world, quarantines and restrictions on travel and mass gatherings to slow the spread of the virus.
While COVID-19 is still spreading globally, and the final implications of the pandemic are difficult to estimate at this stage, it is clear that it has affected the lives of a large portion of the global population. At this time, the pandemic has caused states of emergency to be declared in various countries, travel restrictions to be imposed globally, quarantines to be established in certain jurisdictions and various institutions and companies to be closed. We are actively monitoring any developments regarding the pandemic, and we are taking any necessary measures to respond to the situation in cooperation with the various stakeholders.
As of the date of this prospectus, COVID-19 has not had a major impact on our operations and has not resulted in any delays in our clinical trials, and to the best of our knowledge the operations of our material third-party manufacturers and suppliers have not experienced significant disruption due to COVID-19. However, it is not possible at this time to estimate the full impact that the COVID-19 pandemic, the continued spread of COVID-19, and any additional measures taken by governments, health officials or us in response to such spread could have on our business results of operations and financial condition.
If the coronavirus worsens in the United States, Israel and Europe, or in other regions in which we have material operations or sales, our business activities originating from affected areas, including research and developments, sales, manufacturing and supply chain related activities, could be adversely affected. In addition, we cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, clinical trial sites regulators and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted.
The extent to which COVID-19 impacts our business, including the timing of our planned clinical trials and our ability to enroll patients and the ability of our suppliers to deliver components or raw materials on a timely basis, will depend on future developments, which are highly uncertain and cannot be predicted, including the actions to contain it or treat its impact, among others. We do not yet know the full extent of potential delays or impacts on our business, financing or clinical trial activities, or on healthcare systems or the global economy as a whole if the pandemic continues for an extended period of time or significantly worsens.
We may not succeed in completing the development and commercialization of our products and generating significant revenues.
Since commencing our operations, we have focused on the research and development and clinical trials of our products and technology. Some of our products are not approved for commercialization and have never generated any revenues. Our ability to generate revenues and achieve profitability depends on our ability to successfully complete the development of these products and services, obtain regulatory approvals and generate significant revenues. The future success of our business cannot be determined at this time, and we do not anticipate generating revenues from some of our products for the foreseeable future. In addition, we have limited experience in commercializing our products and services and we may face several challenges with respect to our commercialization efforts, including, among others, that:
•
we may not have adequate financial or other resources to complete the development of our products or services associated with a given product;

•
we may not be able to manufacture our products in commercial quantities, at an adequate quality or at an acceptable cost;

•
we may not be able to establish adequate sales, marketing and distribution channels;

•
healthcare professionals and patients may not accept our products or fully utilize our products’ services;

•
we may not be aware of possible complications from the continued use of our products or services since we have limited clinical experience with respect to the actual use of our products and services;

•
breakthroughs in the treatment of late-stage AMD may reduce the demand for our solution and products;

•
new alliances between existing market participants and the entrance of new market participants may interfere with our market penetration efforts;

•
third-party payors may not agree to reimburse patients for any or all of the purchase price of our products, which may adversely affect patients’ willingness to purchase our products;

•
uncertainty as to market demand may result in inefficient pricing of our products and services;

•
we may face third-party claims of intellectual property infringement; and

•
we may fail to obtain or maintain regulatory approvals for our products or services in our target markets or may face adverse regulatory or legal actions relating to our products or services even if regulatory approval is obtained.

If we are unable to meet any one or more of these challenges successfully, our ability to effectively commercialize our products and services could be limited, which in turn could have a material adverse effect on our business, financial condition and results of operations.
Our success depends upon market acceptance of our products, our ability to develop and commercialize new products and services and generate revenues and our ability to identify new markets for our technology.
We have developed, and are engaged in the development of, proprietary implantable ophthalmic devices and technologies. Our success will depend on the acceptance of our products and services in the healthcare market. We are faced with the risk that the marketplace will not be receptive to our products and services over competing products and that we will be unable to compete effectively. Factors that could affect our ability to successfully commercialize our current and any potential future products and services include:
•
the challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and

•
the dependence upon referrals from physicians for the sale of our products and provision of our services.

We cannot assure that our current products or any future products, and services, will gain broad market acceptance. If the market for our current products in development fails to develop or develops more slowly than expected, or if any of the services and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.
Medical device development is costly and involves continual technological change which may render our current or future products obsolete.
The market for medical device technologies and products is characterized by factors such as rapid technological change, medical advances, changing consumer requirements, short device lifecycles, changing regulatory requirements and evolving industry standards. Any one of these factors could reduce the demand for our devices or require substantial resources and expenditures for, among other things, research, design and development, clinical trials to avoid technological or market obsolescence.
Our success will depend on our ability to enhance our current technology and services and develop or acquire new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on our business, financial condition and results of operations.
We might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in our present services or devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect our business and results of operations.
We may encounter significant competition across our product line and in each market in which we will sell our products and services from various companies, some of which may have greater financial and marketing resources than we do. Our competitors may include any companies engaged in the research, development, manufacture, and marketing of ophthalmic devices and technologies, as well as a wide range of medical device companies that sell a single or limited number of competitive products and services or participate in only a specific market segment.
We will be dependent upon success in our customer acquisition strategy.
Our business will be dependent upon success in our customer acquisition strategy. If we fail to maintain a high quality of service or a high quality of device technology, we may fail to retain existing customers or add new customers. If we fail, our revenue, financial results and business may be significantly harmed. Our future success depends upon expanding our commercial operations in the United States, Israel, Europe, Canada, Australia and New Zealand, as well as entering additional markets to commercialize our products and services. We believe that our expanded growth will depend on the further development, regulatory approval and commercialization of our products, which we anticipate that can be used by nearly all targeted individuals. If we fail to expand the use of our product and services in a timely manner, we may not be able to expand our markets or to grow our revenue, and our business may be adversely impacted. If people do not perceive our products or services to be useful and reliable, we may not be able to attract or retain new customers. A decrease in costumer growth could render less attractive to developers, which may have a material and adverse impact on our revenue, business, financial condition and results of operations.
We are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems and price fluctuations, which could harm our business.
While we manufacture our products in our in-house facility, we rely on third parties to supply us with the raw materials that we use to manufacture our products. We rely on a limited number of suppliers who provide us with these raw materials and manufacture and assemble certain components of our products. Our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:
•
we are not currently a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•
third parties may threaten or enforce their intellectual property rights against our suppliers, which may cause disruptions or delays in shipment, or may force our suppliers to cease conducting business with us;

•
we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

•
our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause delays in shipment;

•
we may have difficulty locating and qualifying alternative suppliers;

•
switching components or suppliers may require product redesign and possibly submission to the FDA or other similar foreign regulatory agencies, which could significantly impede or delay our commercial activities;

•
one or more of our sole or single-source suppliers may be unwilling or unable to supply components of our products;

•
the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and

•
our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain single-source suppliers, we are especially susceptible to supply shortages because we do not have alternate suppliers currently available.
We have limited manufacturing history on which to assess the prospects for our business, and we anticipate that we will incur significant losses once we initiate our in-house manufacturing until we are able to successfully commercialize our products globally.
If our manufacturing operation or any contracted manufacturing operation is unreliable or unavailable, we may not be able to move forward with our intended business operations and our entire business plan could fail. There is no assurance that our manufacturing operation or any third-party manufacturers will be able to meet commercialized scale production requirements in a timely manner or in accordance with applicable standards.
We may not be able to replace our current manufacturing capabilities in a timely manner.
If our manufacturing facility suffers any type of prolonged interruption, whether caused by regulator action, equipment failure, critical facility services (such as water purification, clean steam generation or building management and monitoring system), fire, natural disaster or any other event that causes the cessation of manufacturing activities, we may be exposed to long-term loss of sales and profits. There are limited facilities which are capable of contract manufacturing some of our products and product candidates. Replacement of our current manufacturing capabilities may have a material adverse effect on our business and financial condition.
We are dependent upon third-party service providers. If such third-party service providers fail to maintain a high quality of service, the utility of our products could be impaired, which could adversely affect the penetration of our products, our business, operating results and reputation.
The success of certain services and products that we provide are dependent upon third-party service providers. Such service providers include Mediplast Medical Sterilization Services, a third-party vendor that provides us with sterilization services, Nelipak Healthcare Packaging, a supplier of blisters for sterile barrier system for our products and Flexan, a supplier of silicone components for our products. As we expand our commercial activities, an increased burden will be placed upon the quality of such third-party providers. If third-party providers fail to maintain a high quality of service, our products, business, reputation and operating results could be adversely affected. In addition, poor quality of service by third-party service providers could result in liability claims and litigation against us for damages or injuries.
We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.
We incur expenses in U.S. dollars, NIS, and Euros, but our financial statements are denominated in U.S. dollars. Accordingly, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. dollars upon consolidation. Specifically, the U.S. dollar cost of our operations in Israel is influenced by any movements in the currency exchange rate of the NIS. Such movements in the currency exchange rate may have a negative effect on our financial results. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.
Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.
We are subject to rules and regulations in the United States and non-U.S. jurisdictions relating to our products. In some countries, particularly countries of the EU, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental agencies can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.
We manage our business through a small number of employees and key consultants.
We have a total of 22 full-time employees, and 8 consultants. Our future performance depends to a large extent on the continued services of members of our current management including, in particular, Thomas Ruggia, our Chief Executive Officer. Any of our employees and consultants may leave our company at any time, subject to certain notice periods. The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results.
If we are not able to attract and retain highly skilled managerial, scientific technical and marketing personnel, we may not be able to implement our business model successfully.
Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management as well as other employees, consultants and scientific and medical collaborators. Our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we will rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than currently expected and such higher compensation payments may have a negative effect on our operating results. Competition for experienced, high-quality personnel in the biotechnology and pharmaceutical field is intense. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain quality personnel on acceptable terms could impair our ability to develop new products and services and manage our business effectively.
We may need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.
As our development and commercialization plans and strategies develop and because we are leanly staffed, we may need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.
Our management may need to divert its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional medical device products. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize medical device products and services and compete effectively will depend, in part, on our ability to effectively manage any future growth.
International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.
Other than our headquarters and other operations which are located in Israel (as further described below), our business strategy incorporates significant international expansion, particularly in anticipated expansion of regulatory approvals of our products. Doing business internationally involves a number of risks, including but not limited to:
•
multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•
failure by us to obtain regulatory approvals for the use of our products and services in various countries;

•
additional potentially relevant third-party patent rights;

•
complexities and difficulties in obtaining protection and enforcing our intellectual property;

•
difficulties in staffing and managing foreign operations;

•
complexities associated with managing multiple regulatory, governmental and reimbursement regimes;

•
limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•
natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•
certain expenses including, among others, expenses for travel, translation and insurance; and

•
regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act (“FCPA”), its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.
We may face intense competition in the market, and as a result we may be unable to effectively compete in our industry.
Our competitors may include any companies engaged in the research, development, manufacture, and marketing of ophthalmic devices and technologies, as well as a wide range of medical device companies that sell a single or limited number of competitive products and services or participate in only a specific market segment.
Many of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing testing devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment.
Competition in the medical devices and more specifically ophthalmic devices and solutions markets is extremely intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for our advanced ophthalmic solutions as compared to other solutions currently available in the market for the treatment of late-stage AMD and potential future medical devices incorporating our principal technology or offering other advanced ophthalmic solutions. If our competitors offer significant discounts on certain products and solutions, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues to decline. Moreover, if our competitors develop and commercialize products and solutions that are more effective or desirable than products and solutions that we may develop, we may not convince our customers to use our products and solutions. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.
It is possible that our global market potential could be reduced or eliminated if any of the competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products and possibly also more rapidly than we may obtain approval for ours.
In summary, the ophthalmic medical device market is highly competitive with a variety of small to large companies with small and large research and development departments. Thus, the whole industry is constantly subject to fast technical change and repeated new product introductions and our products will be exposed to intense competition. Some of our current and future potential competitors may also have significantly greater financial, technical, marketing and other resources than we do. They may also be able to devote greater resources to the development, regulatory approval, clinical trials, promotion, sale and support of their products. Our competitors may also have more a stronger, more extensive and easier access to customers and a much more global reach. Many of them also have greater brand recognition than we do. We cannot give assurances you that we will be able to compete effectively and successfully against our competitors in regard to any one or all of these or other factors.
If third-party payors do not provide adequate coverage and reimbursement for the use of our products, our revenue will be negatively impacted.
We will be highly dependent on reimbursement by third parties in relation to our revenue streams. Such reimbursement may vary based on the particular device used in providing services and is based on the identity of the third-party. Our ability to maintain a leading position in the medical device market, and specifically in the ophthalmic devices and solutions, depends on our relationships with private third parties.
We expect to engage with private third parties to allow our customers to receive reimbursement from insurance companies for our devices. The loss of a significant number of private third-party contracts may have an adverse effect on our revenues, which could have an adverse effect on our business, financial condition and results of operations.
Over the past few years, reimbursement rates from certain third parties have declined, in some cases significantly. There can be no assurance that this trend will not continue or apply on more third parties. In addition, there is no assurance that third parties’ reimbursement will continue to cover our devices and solutions at all, or, if covered, will reimburse us at commercially viable rates.
In addition, private third parties may not reimburse any new products offered by us or reimburse those new products at commercially viable rates. The failure to receive reimbursement at adequate levels for our existing or future products may adversely affect demand for those products, our revenues and expected growth. This could have an adverse effect on our business, financial condition and results of operations.
We do not have any influence over how and whether a patient and/or health care provider is reimbursed. In the United States, this is the responsibility of the CMS and the relevant Medicare Administrative

Contractor (“MAC”). A MAC is a private health care insurer that has been awarded a geographic jurisdiction to process Medicare Part A and Part B medical claims or Durable Medical Equipment claims for Medicare Fee-For-Service (“FFS”) beneficiaries. CMS relies on a network of MACs to serve as the primary operational contact between the Medicare FFS program and the health care providers enrolled in the program. MACs are multi-state, regional contractors responsible for administering both Medicare Part A and Medicare Part B claims. MACs perform many activities including:
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process Medicare FFS claims;

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make and account for Medicare FFS payments;

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enroll providers in the Medicare FFS program;

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handle provider reimbursement services and audit institutional provider cost reports;

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handle redetermination requests (1st stage appeals process);

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respond to provider inquiries;

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educate providers about Medicare FFS billing requirements;

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establish local coverage determinations;

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review medical records for selected claims; and

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coordinate with CMS and other FFS contractors.

To support commercialization, we plan to strategically review and, wherever appropriate and cost-effective, apply for reimbursement in other markets, including select European countries. No final decision has been made at this time as to whether and where this may occur, we may change our strategy overall at any time, nor can any guarantees be made that reimbursement will be granted by the various government or government-like authorities even when applied for.
We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.
We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows or both.
Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our results of operations.
A change in accounting standards or practices could harm our operating results. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Risks Related to Product Development and Regulatory Approval
The regulatory clearance process which we must navigate is expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for the commercialization of our current products in additional jurisdictions, or any future product.
We have received regulatory approval for some, but not all, of our products in different markets. We are not permitted to market our products and their associated services until we receive regulatory approval or clearance in each respective market. For example, we have received a CE Mark for our TSert delivery system and SING IMT in Europe in April 2020; however, we have not received FDA approval for our TSert delivery system and SING IMT in the United States. We plan to submit a PMA application in the United States, following our pre-submission meeting with FDA and upon completion of our clinical trials which we plan to commence, once we have approval to move forward from the FDA, but we may not commence marketing or sales activity until such time that we receive such FDA approval or clearance. As with any FDA submission, there is inherent risk and variability in the overall regulatory process. Approval may not be granted or intended study criteria may be altered during the submission. Ultimately, timing of the regulatory clearance process is uncertain.
The research, design, testing, manufacturing, labeling, selling, marketing and distribution of medical devices such as our products and product candidates, and services, are subject to extensive regulation by the FDA and similar foreign regulatory agencies, with regulations that differ from country to country. There can be no assurance that, even after such time and expenditures, we will be able to obtain necessary regulatory approvals for our products and product candidates, and services. In addition, during the regulatory process, other companies may develop other technologies with the same intended use as our products.
We are also subject to numerous post-marketing regulatory requirements, which include labeling regulations and medical device reporting regulations, which may require us to report to different regulatory agencies if our device causes or contributes to a death or serious injury, or malfunctions in a way that would likely cause or contribute to a death or serious injury. In addition, these regulatory requirements may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by regulatory agencies, which may include, among others, any of the following sanctions:
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warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

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customer notification, or orders for repair, replacement or refunds;

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voluntary or mandatory recall or seizure of our current or future products;

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imposition of operating restrictions and suspension or shutdown of production;

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refusing our requests for 510(k) and CE clearances or pre-market approval of new products, new intended uses or modifications to existing products or future products;

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delay in processing submissions or applications for new products of modification to existing products;

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rescinding 510(k) and CE clearances or suspension or withdrawal of pre-market approvals; and

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criminal prosecution.

The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.
Changes in the regulatory environment may constrain or require us to restructure our operations, which may delay or prevent us from marketing our products and services and as a result harming our revenue and operating results.
Healthcare laws and regulations and review procedures change frequently and may change significantly in the future. We may not be able to adapt our operations to address every new regulation, and new regulations may adversely affect our business. We cannot assure you that a review of our business by courts or regulatory agencies would not result in a determination that adversely affects our revenue and operating results, or that the healthcare regulatory environment review procedures of the FDA and EEA notified bodies, among other similar foreign regulatory agencies, will not change in a way delays or prevents us from marketing our products and services and as a result harming our revenue and operating results.
In addition, there is risk that the U.S. Congress may implement changes in laws and regulations governing healthcare service providers, including measures to control costs, or reductions in reimbursement levels, which may adversely affect our business and results of operations.
Insurers and government payors, such as CMS have increased their efforts to control the cost, utilization and delivery of healthcare services. From time to time, the U.S. Congress has considered and implemented changes in the CMS fee schedules in conjunction with budgetary legislation. Further reductions of reimbursement by CMS for items and services or changes in policy regarding coverage of tests or other requirements for payment, such as prior authorization or a physician or qualified practitioner’s signature on test requisitions, may be implemented from time to time. Reductions in the reimbursement rates and changes in payment policies of other third-party payors may occur as well. Similar changes in the past have resulted in reduced payments as well as added costs and have added more complex regulatory and administrative requirements. Further changes in federal, state, local and third-party payor regulations or policies in the United States or our primary foreign markets may have a material adverse impact on our business. Actions by both the FDA and similar foreign regulatory agencies regulating insurance or changes in other laws, regulations, or policies may also have a material adverse effect on our business.
If we or our suppliers fail to comply with the FDA’s Quality System Regulation, or any applicable state or foreign equivalent, our operations could be interrupted, and our operating results could suffer.
We and our suppliers must, unless specifically exempt by regulation, follow the FDA’s Quality System Regulation (“QSR”), and, to the extent required, the equivalent regulation enacted in other foreign jurisdictions, such as the EU (and if necessary, the regulations of its member states) and Israel, regarding the manufacturing process. If we, our affiliates, our manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, or to findings of similar foreign regulatory agencies, the FDA and these other similar foreign regulatory agencies could take enforcement actions against us, our affiliates, manufacturers and suppliers which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. Accordingly, our operating results could suffer.
Product and services liability suits, whether or not meritorious, could be brought against us. These suits could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.
If any of our current or future products and services that we make or sell are defectively designed or manufactured, contain defective components, are misused, have safety or quality issues, have inadequate operating guidelines, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our devices or their services or failing to adhere to the operating guidelines could cause significant harm to patients, including death. The foregoing events could lead to recalls or safety alerts, result in the removal of a product or service from the market and result in product liability or similar claims being brought against us.
Any product liability claims brought against us could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. While we maintain product liability insurance, we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product and services liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.
Broad-based domestic and international government initiatives to reduce spending, particularly those related to healthcare costs, may reduce reimbursement rates for medical procedures, which will reduce the cost-effectiveness of our products and services.
Healthcare reforms, changes in healthcare policies and changes to third-party coverage and reimbursements, including legislation enacted reforming the U.S. healthcare system, and any future changes to such legislation, may affect demand for our products and services and may have a material adverse effect on our financial condition and results of operations. There can be no assurance that current levels of reimbursement will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third-parties will not adversely affect the demand for our products and services or our ability to sell products and provide services on a profitable basis. The adoption of significant changes to the healthcare system in the United States, Europe, the EEA or other jurisdictions in which we may market our products and services, could limit the prices we are able to charge for our products and services or the amounts of reimbursement available for our products and services, could limit the acceptance and availability of our products and services, reduce medical procedure volumes and increase operational and other costs. President Trump has stated that he intends to “repeal and replace” the Affordable Care Act (“ACA”), and Congress has taken initial steps to repeal the law. In December 2017, Congress passed, and the President signed into law tax reform legislation that made significant changes to the ACA including the repeal of the “individual mandate” that was in place to strongly encourage broad participation in the health insurance markets. In December 2018, the U.S. District Court for the Northern District of Texas ruled that (i) that the individual mandate was unconstitutional as a result of the associated tax penalty being repealed as part of the Tax Act; and (ii) the individual mandate is not severable from the rest of the ACA and, as a result, the ACA in its entirety is invalid. In December 2019, the U.S. Court of Appeals for the Fifth Circuit affirmed the district court’s decision that the individual mandate is unconstitutional but remanded the case back to the district court to reconsider the severability question. It is unclear how the ultimate decision in this case, which is now pending before the U.S. Supreme Court, or other efforts to repeal, replace, or invalidate the ACA or its implementing regulations, or portions thereof, will affect the ACA. Given these changes and other statements of political leaders, we cannot predict the ultimate impact on the ACA and the subsequent effect on our business at this time. While we are unable to predict what changes may ultimately be enacted, to the extent that future changes affect how our products and services are paid for and reimbursed by government and private payers our business could be adversely impacted.
We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or internationally, or the effect that any future legislation or regulation will have on us. The expansion of government’s role in any country’s healthcare industry may result in decreased profits to us, lower reimbursements by third-parties for procedures in which our products and services are used, and reduced medical procedure volumes, all of which may adversely affect our business, financial condition and results of operations.
Audits or denials of our customers’ claims by government agencies and private payors could results in decreased demand for our products, which could reduce our revenue and have an adverse effect on our results of operations.
Our customers submit claims on behalf of patients to, and receive payments from entities such as Medicare, Medicaid and other third-party payors. They must submit reimbursement claims under appropriate codes and maintain certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct reviews and other audits of claims and are under increasing pressure to more closely scrutinize health care claims and supporting documentation. Such reviews and similar audits of our customers’ claims could result in material delays in payment, as well as material recoupments or denials, which could reduce demand for our products and our profitability. Our customers’ claims are also subject to similar review and audits from private payors, which may result in material delays in payment and material recoupments and denials. In addition, state agencies may conduct investigations or submit requests for information relating to claims data submitted to private payors. In non-U.S. markets similar processes and associated risks may apply as well.
If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.
As part of our clinical trials and the use of our products, we may have access to medical data of patients. There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. We may face difficulties in holding such information in compliance with applicable law. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Our Intellectual Property
If we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.
Our success and future revenue growth will depend, in part, on our ability to protect our patent rights. In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements with our employees, consultants, and contractors to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, agreements may be breached, trade secrets may be difficult to protect, and we may not receive adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors or other unauthorized third parties.
There is no guarantee that the patent registration applications that we submitted with regards to our technologies will result in patent registration. In the event of failure to complete patent registration, our developments will not be proprietary, which might allow other entities to manufacture our products or design our services and compete with them.
Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products or services, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our products or services and provide exclusivity for our new products or services or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
If we cannot obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively, and our business and results of operations would be harmed.
We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.
Intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.
It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or services or elements thereof, or our manufacturing or uses relevant to our development plans.

In such cases, we may not be in a position to develop or commercialize products or services or our product candidates (and any relevant services) unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products or services. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or services or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.
It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or services could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our services, our new products or the use of our new products. Third-party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products or services. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products or services that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.
Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.
Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new products and services. As our industries expand and more patents are issued, the risk increases that our products and services may be subject to claims of infringement of the patent rights of third parties.
Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our products or services. There may be currently pending patent applications or continued patent applications that may later result in issued patents that our products or services may infringe. In addition, third parties may obtain patents or services in the future and claim that use of our technologies infringes upon these patents.
If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.
Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products or services. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.
Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while generally outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.
We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.
Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third-party to enforce a patent covering one of our new products or services, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office (“USPTO”), or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.
Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products or services to market.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.
We may be subject to claims challenging the inventorship of our intellectual property.
We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products or services. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting, and defending patents on products and services, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.
Competitors may use our technologies develop their own products or services in jurisdictions where we have not obtained patent protection to and may export infringing products or services to territories where we have patent protection, but where patents are not enforced as strictly as they are in the United States. These products or services may compete with our products or services. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products or services in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly, put the issuance of our patent applications at risk, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and any damages or other remedies that we may be awarded, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Risks Related to Our Operations in Israel
Potential political, economic and military instability in the State of Israel, where members of our management team and our research and development facilities are located, may adversely affect our results of operations.
We have significant operations in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring Arab countries, the Hamas militant group and the Hezbollah. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. Ongoing and revived hostilities or other Israeli political or economic factors, such as, an interruption of operations at the Tel Aviv airport, could prevent or delay our regular operation, product development and delivery of products. If continued or resumed, these hostilities may negatively affect business conditions in Israel in general and our business in particular. If hostilities disrupt the ongoing operation of our facilities and our operations may be materially adversely affected.
In addition, since 2010 political uprisings and conflicts in various countries in the Middle East, including Egypt and Syria, have affected the political stability of those countries. It is not clear how this instability will develop and how it may affect the political and security situation in the Middle East. This instability has raised concerns regarding security in the region and the potential for armed conflict. In Syria, a country bordering Israel, a civil war is taking place. In addition, it is widely believed that Iran, which has previously threatened to attack Israel, has been stepping up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and

Hezbollah in Lebanon. Additionally, the Islamic State of Iraq and Levant (“ISIL”), a violent jihadist group, is involved in hostilities in Iraq and Syria. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent, which could affect the Israeli economy in general and us in particular. Any potential future conflict could also include missile strikes against parts of Israel, including our offices and facilities. Such instability may lead to deterioration in the political and trade relationships that exist between the State of Israel and certain other countries. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may sometimes decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies. Additional countries may impose similar restrictions if hostilities in Israel or political instability in the region continues or increases. Israeli companies are further limited in conducting business with entities from several countries. For instance, the Israeli legislature passed a law forbidding any investments in entities that transact business with Iran. In addition, the political and security situation in Israel may cause parties with whom we contract to invoke force majeure provisions in our agreements with them and fail to perform their contractual obligations.
Our employees and consultants in Israel, including members of our management, may be obligated to perform one month, and in some cases longer periods, of military reserve duty until they reach the age of 40 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) and, in the event of a military conflict or emergency circumstances, may be called to immediate and unlimited active duty. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be similar large-scale military reserve duty call-ups in the future. Our operations could be disrupted by the absence of a significant number of our officers, directors, employees and consultants related to military service. Such disruption could materially adversely affect our business and operations. Additionally, the absence of a significant number of the employees of our Israeli suppliers and contractors related to military service or the absence for extended periods of one or more of their key employees for military service may disrupt their operations.
Our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions generally and could harm our results of operations and product development.
Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial conditions or the expansion of our business. Similarly, Israeli corporations are limited in conducting business with entities from several countries.
We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.
We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by us or are assigned to us, depending on the jurisdiction, without the employee retaining any rights. A portion of our intellectual property has been developed by our Israeli employees during their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions. Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. The Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, litigation is pending in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although our Israeli employees have agreed that we exclusively own any rights related to their inventions, we may face claims demanding remuneration in consideration for employees’ service inventions. As a result, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.
Risks Related to this Offering and Ownership of Our Common Stock
If you purchase shares of our common stock in this offering You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.
The public offering price per share of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of 2,500,000 shares of our common stock at a public offering price of $6.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us, purchasers of our common stock in this offering will incur immediate dilution of 5.27 per share in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering will experience, see “Dilution.”
In addition, to the extent that outstanding stock options have been or may be exercised or other shares issued, you may experience further dilution.
Sales of a significant number of shares of our common stock in the public markets or significant short sales of our common stock, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital.
Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, could depress the market price of our common stock. If there are significant short sales of our common stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the common stock to sell their shares, thereby contributing to sales of common stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.
Future sales of our common stock could reduce the market price of our common stock.
Substantial sales of our common stock on the Nasdaq Capital Market, including in this offering, may cause the market price of our common stock to decline. Sales by us or our security holders of substantial amounts of our common stock, or the perception that these sales may occur in the future, could cause a reduction in the market price of our common stock.
The issuance of any additional shares of common stock, or any securities that are exercisable for or convertible into shares of common stock, may have an adverse effect on the market price of our common stock and will have a dilutive effect on our existing stockholders.
We do not know whether a market for our common stock will be sustained or what the trading price of our common stock will be and as a result it may be difficult for you to sell your shares of common stock.
Although we have applied to list our common stock on the Nasdaq Capital Market, an active trading market for our common stock may not be sustained. It may be difficult for you to sell your shares of common stock without depressing the market price for the common stock or at all. As a result of these and other factors, you may not be able to sell your shares of common stock at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.
We do not anticipate paying any cash dividends in the foreseeable future.
We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our stockholders.
We may need to raise additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity (such as this offering) or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Our controlling stockholder, VOT Holdings LLC, currently owns approximately 99.9% of our shares of common stock and will own approximately 76.8% of our shares of common stock upon the completion of this offering. It will therefore be able to exert significant control over matters submitted to our stockholders for approval.
After this offering, our controlling stockholder, VOT, will, in the aggregate, beneficially own approximately 76.8% of our shares of common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning shares in companies with controlling stockholders. As a result, VOT could significantly influence or even unilaterally approve matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of VOT may not always coincide with our interests or the interests of other stockholders.
As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders;
Our controlling stockholder, VOT, currently owns approximately 99.9% of our shares of common stock and will own approximately 76.8% of our shares of common stock upon the completion of this offering. Upon the closing of this offering, VOT will continue to own a controlling interest in us and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. We are a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). As a controlled company, we qualify for, and our board of directors, the composition of which is and will be controlled by these stockholders may rely upon, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:
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a majority of the board of directors consist of independent directors;

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compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

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director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

As long as VOT owns at least 50% of the voting power of our company, we are a “controlled company” as defined under Nasdaq Marketplace Rules. Accordingly, to the extent that we may choose to rely on one or more of these exemptions, our stockholders would not be afforded the same protections generally as stockholders of other Nasdaq-listed companies for so long as VOT is able to control the composition of our board and our board determines to rely upon one or more of such exemptions.
We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. However, we may elect to avail ourselves of these exemptions in the future.
Management will have broad discretion as to the use of the proceeds from this offering.
Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering and as described in the section titled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.
For so long as we remain an EGC as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not EGCs including:
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the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

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Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result of this adoption, our financial statements may not be comparable to other public companies;

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not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;

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any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements; and

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our ability to furnish two rather than three years of audited financial statements in various required filings and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our market prices may be more volatile and may decline.
We may be subject to securities litigation, which is expensive and could divert management attention.
In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our common stock, our share price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our common stock, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline.
Other General Risk Factors
We may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations.
Many federal, state and foreign healthcare laws and regulations apply to medical devices. We may be subject to certain federal and state regulations, including the federal healthcare programs’ Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, offering, receiving, or paying any remuneration, directly or indirectly, in cash or in kind, to induce or reward purchasing, ordering, arranging for, or recommending the purchase or order of any item or service for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid; the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of, or payment for, healthcare benefits, items or services; the federal Civil Monetary Penalties Law, which authorizes the imposition of substantial civil monetary penalties against an entity that engages in activities including, among others (1) knowingly presenting, or causing to be presented, a claim for services not provided as claimed or that is otherwise false or fraudulent in any way; (2) arranging for or contracting with an individual or entity that is excluded from participation in federal healthcare programs to provide items or services reimbursable by a federal healthcare program; (3) violations of the federal Anti-Kickback Statute; or (4) failing to report and return a known overpayment; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry, in connection with the delivery of or payment for healthcare benefits, items, or services; the federal civil False Claims Act (“FCA”), which prohibits, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government; and other federal and state false claims laws. The FCA prohibits anyone from knowingly presenting, conspiring to present, making a false statement in order to present, or causing to be presented, for payment to federal programs (including Medicare and Medicaid), claims for items or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. This law also prohibits anyone from knowingly underpaying an obligation owed to a federal program. Increasingly, U.S. federal agencies are requiring nonmonetary remedial measures, such as corporate integrity agreements in FCA settlements. The U.S. Department of Justice announced in 2016 its intent to follow the “Yates Memo,” taking a far more aggressive approach in pursuing individuals as FCA defendants in addition to corporations.
The majority of states also have statutes similar to the federal Anti-Kickback Statute and false claims laws that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, that apply regardless of whether the payer is a government entity or a private commercial entity. The Federal Open Payments, or Physician Payments Sunshine Act, program requires manufacturers of products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program to track and report annually to the federal government (for disclosure to the public) certain payments and other transfers of value made to physicians and teaching hospitals, as well as disclosure of payments and other transfers of value provided to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations. Our failure to appropriately track and report payments to the government could result in civil fines and penalties, which could adversely affect the results of our operations. In addition, several U.S. states and localities have enacted legislation requiring medical device companies to establish marketing compliance programs, file periodic reports with the state, and/or make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities. Other state laws prohibit certain marketing-related activities, including the provision of gifts, meals or other items to certain healthcare providers. Many of these laws and regulations contain ambiguous requirements that government officials have not yet clarified. Given the lack of clarity in the laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent federal and state laws and regulations.
The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could significantly harm our business.
We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
We intend to obtain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additionally, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts, which could adversely affect our business, financial condition, results of operations or prospects. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.
We will incur significant increased costs as a result of the listing of our securities for trading on the Nasdaq Capital Market. By becoming a public company in the United States, our management will be required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.
Upon the listing of securities on the Nasdaq Capital Market, we will become a publicly traded company in the United States. As a public company in the United States, we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and stockholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, or as executive officers.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements, including statements regarding the progress and timing of our product development, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected future revenues, operations and expenditures and projected cash needs. The forward-looking statements are contained principally in the sections of this prospectus entitled “Prospectus Summary” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in the documents incorporated by reference. These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, but are not limited to:
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our expectations regarding the impact of the COVID-19 pandemic, including on our operations and financial position;

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our ability to implement our business plan;

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our ability to manufacture, market and sell our products;

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our ability to raise additional capital to meet our liquidity needs;

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our ability to generate sufficient proceeds from this offering;

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our expected use of proceeds from this offering;

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our ability to generate product revenues;

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our ability to satisfy U.S. (including the FDA), and international regulatory requirements;

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the regulatory pathways that we may elect to utilize in seeking FDA and other regulatory approvals;

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our expectations regarding the timing of commencing further clinical trials;

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our ability to obtain market acceptance of our technology and products;

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our ability to compete in the market;

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our plans to continue to invest in research and development;

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our ability to advance our clinical trials;

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our ability to demonstrate that our product candidates are safe for human use and effective for indicated uses;

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our ability to gain acceptance of physicians and patients for use of our products;

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our dependency on third-party researchers and manufacturers and licensors;

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our ability to establish and maintain strategic partnerships, including for the distribution of products;

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our ability to attract and retain sufficient, qualified personnel;

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our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

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our ability to grow both domestically and internationally;

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our ability to adequately support future growth; and

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potential product liability or intellectual property infringement claims.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “aim,” “believe,” “contemplate,” “intend,” “seek,” “may,” “might,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. You should read this prospectus, the documents incorporated by reference in this prospectus, the documents referenced in this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of 2,500,000 shares of our common stock in this offering will be approximately $13.0 million (or approximately $15.1 million if the representative of the underwriters will exercise its over-allotment option in full), based upon an assumed public offering price of $6.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and offering expenses payable by us.
A $1.00 increase or decrease in the assumed public offering price of $6.00 per share would increase or decrease the net proceeds from this offering by approximately $2.3 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1 million in the number of shares of Commons Stock offered by us would increase or decrease our proceeds by approximately $5.5 million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently expect to use the net proceeds from this offering as follows:
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approximately $6 million to support commercialization and reimbursement of our SING IMT in the European market;

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approximately $1 million for research and development;

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approximately $4.0 million for obtaining regulatory approval for our SING IMT; and;

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the remainder for working capital and general corporate purposes.

We expect that the net proceeds from this offering, together with our cash and cash equivalents, will enable us to fund our operations for at least the next 12 months and will be sufficient to accelerate our commercialization in Europe and obtain regulatory approval in the U.S. We have based this estimate on assumptions that may prove to be wrong, and changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.
Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY
We have never declared or paid any dividends on our capital stock, and do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and restricted cash and capitalization as of December 31, 2021:
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on an actual basis as of December 31, 2021;

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on a pro forma basis to reflect:

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the automatic conversion of all 9,000,000 shares of our Series A preferred stock into 14,850,000 shares of Common Stock immediately prior to the closing of this offering;

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automatic conversion of our existing convertible notes into an aggregate of 3,480,321 shares of Common Stock, which will occur immediately prior to the closing of this offering; and

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the filing and effectiveness of our restated certificate of incorporation, which will occur upon, or immediately prior, the closing of this offering.

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on a pro forma as adjusted basis to give further effect to the issuance and sale of shares of our common stock in this offering at an assumed public offering price of $6.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale of the common stock had occurred on December 31, 2021.

The pro forma and pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
You should read this table in conjunction with the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.
	As of December 31, 2021 Unaudited
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted(1)
Cash and cash equivalents and restricted cash	$2,877	$2,877	$15,896
Convertible loan	10,500	—	—
Convertible preferred stock (Series A), par value $0.0001 per share; 9,000,000 shares authorized, 9,000,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	3,216	—	—
Stockholders’ equity:
Common stock, par value $0.0001 per share; 90,000,000 shares authorized, actual; 4,950 shares issued and outstanding, actual; 90,000,000 shares authorized, pro forma and pro forma as adjusted; 18,335,271 shares issued and outstanding, pro forma; 20,835,271 shares issued and shares outstanding, pro forma as adjusted	(*)	1	1
Additional paid-in capital	131,897	145,612	158,631
Accumulated deficit	(143,480)	(143,480)	(143,480)
Total stockholders’ equity (deficit)	(11,583)	2,133	15,152
Total capitalization	$(8,367)	$2,133	$15,152

(1)
A $1.00 increase or decrease in the assumed public offering price of $6.00 per share of common stock would increase or decrease the amount of each of cash and cash equivalents, restricted cash and total stockholders’ equity by approximately $2.3 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1 million in the number of shares of Common Stock offered by us would increase or decrease each of cash and cash equivalents, restricted cash and total stockholders’ equity by approximately $5.5 million, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us.
The number of shares presented in the table above does not include:
•
1,832,782 shares of common stock issuable upon exercise of stock options outstanding, under our Equity Incentive Plan, as of December 31, 2021; at an exercise price of $0.06 per share;

•
887,916 shares of common stock were issued in July 2020, pursuant to our Equity Incentive Plan; at an exercise price of $1.08 per share;

•
266,327 shares of common stock that were issued in January 2021 and 44,088 in April 2021, pursuant to our Equity Incentive Plan; at an exercise price of $1.08 per share;

•
177,693 shares of common stock that were issued in November 2021 and 44,088 in December 2021, pursuant to our Equity Incentive Plan; at an exercise price of $1.68 per share;

•
no conversion of our existing convertible notes; and

•
270,244 shares of our common stock reserved for future issuance under our Equity Incentive Plan.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables set forth our selected consolidated financial data for the dates and periods indicated. We have derived the consolidated balance sheet data as of December 31, 2021 and the consolidated statements of operations data for the years ended December 31, 2021 and 2020 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following selected consolidated financial data together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.
	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2021	2020

Consolidated Statement of Operations Data:
Revenues	$39	$—
Cost of revenues	(7)	—
Gross profit	32	—
Research and development expenses	4,277	2,652
Sales and marketing	2,098	272
General and administrative expenses	2,916	3,237
Total operating expenses	9,241	6,161
Operating loss	9,209	6,161
Finance (income) expenses	(1,033)	38
Loss attributable to the Company’s stockholders(1)	$8,176	$6,199
Basic and diluted loss per share attributable to the Company’s stockholders	$0.91	$0.69
Weighted average stock outstanding(1)	9,004,950	9,004,950

(1)
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical diluted net loss per share of common stock and the weighted average number of shares used in the computation of the per share amounts.

U.S. dollars in thousands	December 31, 2021

Consolidated Statements of Financial Position Data:
Cash and cash equivalents and restricted cash	$2,877
Total assets	3,665
Additional paid-in capital	131,897
Accumulated deficit	(143,480)
Total stockholders’ equity (deficit)	$(11,583)

DILUTION
If you invest in our common stock, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our common stock and the pro forma as adjusted net tangible book value per share of common stock immediately after the offering. At December 31, 2021, we had net tangible book value of $(8,367), representing a net tangible book value of $(1,690) per share of common stock. Net tangible book value per share of common stock represents the amount of our total tangible assets less our total liabilities, divided by 4,950, the total number of common stock outstanding on December 31, 2021.
Our pro forma net tangible book value as of December 31, 2021 was $2,133 or $0.12 per share of common stock. Pro forma net tangible book value per share of common stock represents the amount of our total tangible assets less our total liabilities, divided by 18,335,271, the total number of common stock outstanding on December 31, 2021, and gives effect to the automatic conversion of all outstanding shares of our Series A Preferred Stock into an aggregate of 14,850,000 shares of common stock, which will occur immediately prior to the closing of this offering.
After giving effect to the sale of the common stock offered by us in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming no exercise of the Underwriter’s over-allotment option, our pro forma as adjusted net tangible book value estimated at December 31, 2021, would have been approximately $15,152, representing $0.73 per share of common stock. At the assumed public offering price for this offering of $6.00 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, this represents an immediate increase in historical net tangible book value of $0.61 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $5.27 per share of common stock to purchasers of common stock in this offering. Dilution for this purpose represents the difference between the price per share of common stock paid by these purchasers and as adjusted net tangible book value per share of common stock immediately after the completion of this offering.
The following table illustrates this dilution on a per share basis to new investors:
Assumed public offering price per share, the midpoint of the estimated price range set forth on the cover page of this prospectus	$6.00
Historical adjusted net tangible book value per share as of December 31, 2021	$0.12
Increase in net tangible book value per share attributable to new investors in this offering	$0.61
As adjusted net tangible book value per share after offering	$0.73
Dilution in tangible book value per share to new investors	$5.27
The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering to be determined at pricing. A $1.00 increase or decrease in the assumed initial public offering price of $6.00 per share of common stock would increase or decrease our as adjusted net tangible book value per share of common stock after this offering by $0.11 and the dilution per share of common stock to new investors by $0.89, assuming the number of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering.
An increase or decrease of 1 million in the number of shares of Common Stock offered by us would increase or decrease our as adjusted net tangible book value after this offering by approximately $5.5 million and the as adjusted net tangible book value per share of common stock after this offering by $0.22 per share of common stock and would increase or decrease the dilution per share of common stock to new investors by $0.22, assuming the assumed public offering price remains the same, after deducting estimated underwriting discounts and estimated offering expenses payable by us.
The following table summarizes, on an as adjusted basis as of December 31, 2021, the differences between the number of common stock acquired from us, the total amount paid and the average price per share of common stock paid by the existing holders of our common stock and by investors in this offering and based upon an assumed public offering price of $6.00 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus.
	Shares		Total Consideration		Average Price Per Common Stock
	Number	Percent	Amount	Percent
Existing stockholders	18,335,271	88%	$130,000	89.7%	$7.09
New investors	2,500,000	12%	$15,000	10.3%	$6.00
Total	20,835,271	100.0%	$145,000	100.0%	$6.96
The total number of shares of common stock to be outstanding immediately after this offering is based on 4,950 shares of common stock outstanding as of December 31, 2021, and 9,000,000 shares of Series A Preferred Stock which will be automatically converted into an aggregate of 14,850,000 shares of common stock immediately prior to the closing of this Offering and excludes:
•
3,252,895 shares of common stock issuable upon the exercise of options to directors, employees and consultants under our Equity Incentive Plan, at a weighted average exercise price of $0.55, of which 2,304,559 were vested; and

•
270,244 shares of common stock reserved for future issuance under our Equity Incentive Plan.

To the extent that new options are granted under our equity benefit plans, there will be further dilution to investors purchasing common stock in this offering.
If all of such issued and outstanding options had been exercised as of December 31, 2021 the number of common stock held by existing stockholders would increase to 3,523,138, or 16.91% of the total number of shares of common stock outstanding after this offering, and the average price per share of common stock paid by the existing stockholders would be $7.09.
If the representative of the underwriters exercises its option to purchase additional shares of common stock in full in this offering, the number of shares of common stock held by new investors will increase to 2,875,000, or 13.55% of the total number of common stock outstanding after this offering and the percentage of common stock held by existing stockholders will decrease to 86.45% of the total common stock outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” elsewhere in this prospectus.
The following financial data in this narrative are expressed in thousands, except for share and per share data or as otherwise noted.
Overview
We are a specialty medical device company dedicated to bringing vision and freedom back to patients suffering from late-stage conditions of the retina. We are engaged in the research, development, manufacturing, and marketing of proprietary ophthalmic devices and technologies that are intended to significantly improve vision and quality of life for individuals with untreatable retinal disorders, particularly AMD.
Eye health markets are some of the most lucrative and growing markets in the health care sector today. In addition, we believe that within the eye health market, the retinal disease market is among the most valuable, as it features an area of great unmet need.
BrightFocus Foundation estimates that the number of individuals world-wide diagnosed with AMD is expected to grow to 288 million by the year 2040. While treatments focus on the neovascular nature of the “wet” form of the disease, there are no treatments for the vision loss experienced in the late stages of the “dry” form of the disease and the late stages of the disease for those who experienced neovascularization but are now faced with a life of blindness from the condition. Research focus and investments are abundant in the early part of the disease where preventing progress of the disease is the goal. However, there is significant unmet medical need for those who have progressed beyond the benefit of these proposed drug interventions. We feel strongly that, while other companies focus on therapeutic interventions for AMD, our products should be considered complimentary interventions that serve to assist those patients who are in the end stages of the disease’s progression.
Our team is passionately developing a solution for patients in this underserved group. There are more than 11 million people living today with blindness from AMD. This group not only suffers from loss of vision, but also a significant loss of social function and the depression that goes along with it. Furthermore, poor vision puts patients at a higher risk for personal accidents, which can lead to orthopedic concerns.
When determining reimbursement amounts, payers recognize the burden of the vision loss associated with AMD both in terms of patient risk and monetary impact on the health system. Earlier generations of our devices have already earned significant reimbursement values in the United States. With elegant solutions and more widespread reimbursement, the potential for this market to grow is evident. We believe that a device that penetrates even a small portion of the patient population has the potential to become a highly lucrative product.
Our current product line consists of our first-generation IMT, which we refer to as WA IMT, our Smaller-Incision, New Generation (SING) IMT, which we refer to as SING IMT, and our TSert delivery system. Our WA IMT is the first implantable medical device approved by the FDA that works similarly to the telephoto lens of a camera, which enables improvement in vision and quality of life for individuals with the most advanced form of AMD, commonly referred to as late-stage AMD. It is important to note that not every patient with late-stage AMD is a candidate for treatment using our WA IMT. The various, currently held regulatory approvals in different markets carry differing labels that list a number of conditions and contraindications and general exclusion criteria.

Our WA IMT was approved by the FDA in July 2010 and received a CE Mark, which was granted in August 2005 by mdc medical device certification GmbH, an EEA notified body, number 0483. The CE Mark is an international symbol that, once affixed, enables a product to be sold within the European Union (“EU”) and other countries that recognize the CE Mark, subject to compliance with applicable submission and approval requirements in such other countries. See “Business — Government Regulation and Product Approval — European Union.”
Our SING IMT, our next generation injectable device, is supported by flexible and foldable silicone haptics, requiring less manipulation by the surgeon. Our SING IMT will be shipped pre-loaded inside a sophisticated injector system and implanted through a smaller incision. Our SING IMT is projected to reduce the average surgery time by half, down from greater than sixty minutes for our WA IMT. This includes removal of a patient’s cataract. Our SING IMT’s advantages over our WA IMT include surgical outcomes that are much less dependent on surgeon skill and reduced recovery time for patients due to the smaller incision size. According to SING IMT instructions for use, the incision size during surgery is 6.5mm. Based on this wound size, we expect that the SING IMT procedure will only require 3 sutures. We believe that these improvements lead to a less traumatic experience illustrated by a reduction in the corneal endothelial cell density loss experienced by patients. During nine SING IMT clinical procedures conducted in Ireland, ECD loss was less than 8% which compares favorably to a loss of 23% – 25% with the WA IMT. We believe that this will be a key factor for safety and a primary endpoint in the clinical trial necessary for regulatory approval. SING IMT patients also reported faster recovery including recognition of visual effect in 1-3 days post-op, as compared to 7-21 days with the WA IMT. In addition to the potential patient benefits, we believe that this procedure will also allow us to introduce the SING IMT to a broader group of ophthalmic surgeons including cataract and retina surgeons.
We received a CE Mark by mdc medical device certification GmbH, an EEA notified body, number 0483, for our SING IMT and TSert delivery system in April 2020, and we began commercializing our SING IMT in Europe in 2021. In addition, we are in the process of establishing the regulatory pathway into the United States. Our SING IMT is classified as a Class III medical device and therefore cannot be marketed in the United States unless the FDA approves the device after submission of a PMA. The FDA has already indicated that a clinical trial will be required to obtain this approval. We plan to commence clinical trials for our SING IMT, once the FDA grants us approval to do so.
Our WA IMT has proven clinical benefit. However, the surgical difficulties and large incision size have made the device unable to gain wide-spread adoption. With the incision size reduced from 12mm down to 6.5mm and the need for sutures significantly reduced, we believe that our SING IMT addresses any outstanding safety concerns regarding the large loss of endothelial cell density caused by the WA IMT’s manual insertion and any time-on-task issues. We believe that the small incision required for insertion of our SING IMT using our TSert delivery system will result in a simpler, faster, and safer surgery, facilitating faster physician adoption and faster visual recovery for patients.
For the year ended December 31, 2021, our total revenues amounted to $39. This represents an increase of $39 when compared to total revenues of $0 for the year ended December 31, 2020, which consisted primarily of the sale of implantable ophthalmic devices.
Components of Results of Operation (U.S. dollars in thousands)
Revenues and Cost of Revenues
Our total revenue consists of products and our cost of revenues consists of cost of products.
The following table discloses the breakdown of revenues and costs of revenues:
	Year Ended December 31,
U.S. dollars in thousands, except share and per share data	2021	2020
Revenues	$39	$—
Cost of revenues	(7)	—
Gross profit	$32	$—

Operating Expenses
Our current operating expenses consist of three components — research and development expenses, selling expenses and general and administrative expenses.
Research and Development Expenses, net
Our research and development expenses consist primarily of salaries and related personnel expenses, subcontractor’s expenses and other related research and development expenses.
The following table discloses the breakdown of research and development expenses:
	Year Ended December 31,
U.S. dollars in thousands	2021	2020
Clinical trials	$1,141	$534
Salaries and related expenses	1,351	980
Materials	409	81
Rent and maintenance	325	344
Quality assurance expenses	772	561
Outsource services and other	229	152
Total	$4,227	$2,652
We expect that our research and development expenses will increase as we continue to develop our products and services, clinical trials and recruit additional research and development employees.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist primarily of salaries and related expenses, professional service fees for accounting, legal and bookkeeping, facilities, travel expenses and other general and administrative expenses.
The following table discloses the breakdown of sales and marketing expenses:
	Year Ended December 31,
U.S. dollars in thousands	2021	2020

Salaries and related expenses	$487	$150
Outside services expenses	1,532	101
Travel expenses	—	—
Rent and maintenance	3	15
Other	76	6
Total	$2,098	$272
The following table discloses the breakdown of general and administrative expenses:

	Year Ended December 31,
U.S. dollars in thousands	2021	2020
Salaries and related expenses	$1,845	$1,731
Office rental, maintenance and depreciation	276	179
Professional services	301	278
Patents	124	88
Travel expenses	5	34
Other	365	927
Total	$2,916	$3,237
Comparison of the Year Ended December 31, 2021 to the Year Ended December 31, 2020
Results of Operations
The following table summarizes our results of operations for the years ended December 31, 2021 and 2020, together with the changes in those items in dollars:
	Year Ended December 31,
U.S. dollars in thousands	2021	2020
Revenues	$39	$—
Cost of revenues	(7)	—
Gross profit	32	—
Operating expenses:
Research and development expenses	4,227	2,652
Selling, general and administrative expenses	5,014	3,509
Operating loss	9,209	6,161
Financial (income) expenses, net	(1,033)	38
Loss before taxes on income	8,176	6,199
Income tax expense (benefit)	—	—
Total comprehensive loss	$8,176	$6,199
Revenues and Cost of Revenues
Our total revenues for the year ended December 31, 2021 amounted to $39. This represents an increase of $39, or 100%, when compared to total revenues of $0 for the year ended December 31, 2020. The increase was mainly related to an increase in commercialization efforts of our Tsert delivery system and our SING IMT.
Our cost of revenues for the year ended December 31, 2021 amounted to $7. This represents an increase of $7, or 100%, when compared to total cost of revenues of $0 for the year ended December 31, 2020, which consisted primarily of cost of goods sold.
Research and Development Expenses
Our research and development expenses for the year ended December 31, 2021 amounted to $4,227, which represents an increase of $1,575, or 59%, when compared to $2,652 for the year ended December 31, 2020. The increase was primarily attributable to an increase of $607 in clinical trials, $372 in salaries, $327 in materials and $210 in quality assurance.
Sales and Marketing Expenses
Our sales and marketing expenses for the year ended December 31, 2021 amounted to $2,098. This represents an increase of $1,826, or 671%, compared to $272 for the year ended December 31, 2020. The increase was primarily attributable to an increase of $1,431 in outside services and $337 in salaries.

General and Administrative Expenses
Our general and administrative expenses for the year ended December 31, 2021 amounted to $2,916. This represents a decrease of $321, or 10%, compared to $3,237 for the year ended December 31, 2020. The decrease was primarily attributable to a decrease of $563 in outside services expenses, offset by an increase of $114 in salaries, $91 in facilities and $36 in patent expenses.
Operating loss
As a result of the foregoing, our operating loss for the year ended December 31, 2021 amounted to $9,209, compared to an operating loss of $6,161 for the year ended December 31, 2020, which represents an increase of $3,048, or 49%.
Financial Expense and Income
Financial expense and income consist of interest, bank fees, exchange rate differences and the revaluation of our existing convertible loans.
We recognized net financial income for the year ended December 31, 2021 of $1,033, compared to net financial expenses of $38 for the year ended December 31, 2020. The increase in net financial income was primarily attributable to the revaluation of our existing convertible loans.
Total Comprehensive Loss
As a result of the foregoing, our total comprehensive loss for the year ended December 31, 2021 was $8,176, compared to $6,199 for the year ended December 31, 2020, which represents an increase of $1,977, or 32%.
Impact of COVID-19
The global spread of COVID-19 led many countries, including the United States, those in Europe, and Israel (where we maintain material operations), to impose stringent limitations on movement, gatherings, and transit of passengers and goods and to close the borders between countries. The responses of governments have notably impacted many economies as well as capital markets worldwide.
As of the date of this prospectus, COVID-19 did not have a major impact on our U.S. operations and has not resulted in any delays in our U.S. clinical trials However, it has delayed our ability to recruit commercial patients particularly in Germany. In addition, we have not experienced any material impact on our financial condition and results of operations. However, it is not possible at this time to estimate the full impact that the COVID-19 pandemic, the continued spread of COVID-19, and any additional measures taken by governments, health officials or us in response to such spread, could have on our business results of operations and financial condition.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.
Stock-based Compensation
We measure stock options and other stock-based awards granted to employees, directors, consultants or advisors of the Company and its affiliates based on their fair value on the date of the grant and recognize compensation expense of those awards, over the requisite service period, which is generally the vesting period of the respective award. We apply the straight-line method of expense recognition to all awards with only service-based vesting conditions.
We estimate the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield.
Determination of Fair Value of Common Stock
As a private company with no active public market for our common stock, our board of directors has historically determined the fair value of our common stock on each date of grant, with input from management. Our board of directors periodically determined the estimated per share fair value of our common stock at various dates using valuations performed by third parties. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. Our determinations of the fair value of our common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Guide. Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for us to estimate the fair value of our common stock in connection with our accounting for stock options.
Our board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of our common stock, including:
•
the lack of an active public market for our common stock and convertible preferred stock;

•
the prices at which we sold shares of our convertible preferred stock in arm’s-length transactions and the superior rights, preferences and privileges of the convertible preferred stock relative to our common stock, including the liquidation preferences of our preferred stock;

•
our results of operations and financial condition, including cash on hand;

•
the material risks related to our business;

•
our stage of development and business strategy;

•
the composition of, and changes to, our management team and board of directors;

•
the market performance of publicly traded companies in the life sciences and medical device sectors, as well as recently completed initial public offerings, or IPOs, of companies in the life sciences and biotechnology sectors; and

•
the likelihood of achieving a liquidity event such as an IPO given prevailing market conditions.

Our valuations were prepared in accordance with the guidelines in the Practice Guide, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. We utilized the option pricing method (“OPM”) and a guideline transaction method, which we believed was the most appropriate for each of the valuations of our common stock performed by our independent third-party valuation specialist. The OPM treats our security classes as call options on total equity value and allocates our equity value across its security classes based on the rights and preferences of the securities within the capital structure under an assumed liquidation event. The OPM method is used when the range of possible future outcomes is difficult to predict, and forecasts would be highly speculative. We believed this method was the most appropriate given the expectation of various potential liquidity outcomes and the difficulty of selecting appropriate enterprise values given our early stage of development, while allowing us to accurately capture the potential downside risk of our clinical-stage assets. Beginning in July 2020, for options granted after March 31, 2020, we utilized a hybrid of the OPM and Probability-Weighted Expected Return Method, or PWERM. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class. Under this hybrid method, we considered both the initial public offering liquidity scenario and an alternative scenario in the event an initial public offering does not occur.
There are significant judgments and estimates inherent in the determination of the fair value of our common stock. These judgments and estimates are management’s best estimates and include assumptions regarding our future operating performance, the time to completing an initial public offering or other liquidity event, the related company valuations associated with such events and the determinations of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per common share could have been different.
Research and Development Costs
We charge research and development costs, including clinical trial costs, to expense when incurred. Our human clinical trials are, and will be, performed at clinical trial sites and are administered jointly by us with assistance from contract research organizations (“CRO”). Costs of setting up clinical trial sites are accrued upon execution of the study agreement. Expenses related to the performance of clinical trials generally are accrued based on contracted amounts and the achievement of agreed upon milestones, such as patient enrollment, patient follow-up, etc. We monitor levels of performance under each significant contract, including the extent of patient enrollment and other activities through communications with the clinical trial sites and CROs, and adjust the estimates, if required, on a quarterly basis so that clinical expenses reflect the actual effort expended at each clinical trial site and by each CRO.
Revenue Recognition
As discussed in Note 2 to our consolidated audited financial statements appearing elsewhere in this prospectus, we adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers as of January 1, 2018. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.
To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the contract(s) with the customer, (ii) identification of the promised goods or services in the contract and determination of whether the promised goods or services are performance obligations, (iii) measurement of the transaction price, (iv) allocation of the transaction price to the performance obligations, and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that the entity will collect consideration it is entitled to in exchange for the goods or services it transfers to the customer.
Promised goods or services are considered distinct when the customer can benefit from the goods or services on their own, or together with readily available resources, and the goods or services are separately identifiable from other promises in the contract. If a promise is not distinct, it is combined with other promises in the contract until the combined group of promises is capable of being distinct.
We estimate the transaction price based on the amount of consideration we expect to receive for transferring the promised goods or services in the contract. The consideration may include both fixed consideration and variable consideration. At the inception of each arrangement that includes variable consideration, we evaluate the amount of the potential payments and the likelihood that the payments will be received. If it is probable that a significant revenue reversal would not occur, the variable consideration is included in the transaction price. Finally, we determine whether the contract contains a significant financing component by analyzing the promised consideration relative to the standalone selling price of the promised goods and services and the timing of payment relative to the transfer of the promised goods and services.
Liquidity and Capital Resources
Overview
As of December 31, 2021, we had $2,877 in cash and cash equivalents and restricted cash. As of December 31, 2020, we had $2,402 in cash and cash equivalents and restricted cash.
The table below presents our cash flows for the periods indicated:
	Year Ended December 31,
U.S. dollars in thousands	2021	2020
Operating activities	$(9,270)	$(5,749)
Investing activities	$—	$—
Financing activities	$9,745	$7,625
Net increase in cash and cash equivalents	$475	$1,876
Operating Activities
Net cash used in operating activities of $9,270 for the year ended December 31, 2021 was primarily derived from a decrease of $1,054 in fair value of convertible loan and loss of $8,176.
Investing Activities
Net cash used in investing activities was $0 during the years ended December 31, 2021 and 2020.
Financing Activities
Net cash provided by financing activities in the year ended December 31, 2021 consisted of $10,000 of net proceeds from convertible notes from our controlling stockholder, offset by $255 from payments of deferred offering costs.
Financial Arrangements
On December 16, 2020, we entered into a note purchase agreement (the “Note Agreement”) with our controlling stockholder, VOT, in an aggregate principal amount of $3,000 (the “Principal Amount”). On March 16, 2021, we and VOT amended the Note Agreement to increase the Principal Amount by $10,000, of which $4,000 was received on March 16, 2021 and $6,000 was received on June 16, 2021.The Principal Amount bears interest of 6% per annum (the “Interest”). The Principal Amount and all accrued and unpaid Interest shall be due and payable by the Company on demand on or after January 1, 2022. On December 15, 2021, we entered into an amendment to the Note Agreement with VOT to extend the maturity date of our outstanding convertible notes to January 1, 2023.
The Note Agreement provides that the Principal Amount shall convert into shares of our common stock or be repaid as follows:
(i)
mandatory conversion — on the date of a Qualified Financing (as defined in the Note Agreement), all outstanding Principal Amount and all accrued and unpaid Interest shall be automatically converted into the class of the Company’s capital stock that is sold by the Company in a Qualified Financing at a price equal to 65% of the lowest price paid per share by the investors in the Qualified Financing;

(ii)
sale of Company — in any sale of all or substantially all of the assets of the Company to an unaffiliated third party, merger, consolidation or other transaction of the Company, the Company shall pay in preference an amount equal to 1.25 times the original Principal Amount.
During March and June 2021, the Company entered into an amendment to the Note Agreement with the Company's controlling shareholder, VOT, pursuant to which the Company issued to VOT an additional convertible loan with an aggregate principal amount of $10,000 (the "2021 Principal Amount"), which shall be convertible into shares of the Company’s capital stock. The 2021 Principal Amount bears interest of 6% per annum (the "2021 Interest"). The Principal Amount and all accrued and unpaid 2021 Interest shall be due and payable by the Company on demand on or after January 1, 2022.
On December 15, 2021, the Company and VOT entered into a second amendment to the Note Agreement, pursuant to which the Principal Amount and all accrued and unpaid Interest shall be due and payable by the Company on demand on or after January 1, 2023. The change in the convertible loan's fair value resulting from the change in terms under the second amendment noted above was accounted for as a capital contribution in the amount of $100.
On February 25, 2022, we entered into a third amendment to the Note Agreement with VOT, pursuant to which we agreed to issue to VOT an additional convertible loan with an aggregate principal amount of up to $5,200 (the “2022 Principal Amount”), which shall be convertible into shares of the Company’s capital stock. On February 28, 2022, we issued VOT a promissory note with an aggregate principal amount of $2,566,000 pursuant to the third amendment to the Note Agreement. The 2022 Principal Amount will bear interest at a rate of 6% per annum. The 2022 Principal Amount and all accrued and unpaid Interest shall be due and payable by us on demand on or after January 1, 2023.
Current Outlook
We have financed our operations to date primarily through capital contribution and convertible loan from our controlling stockholder. We have incurred losses and generated negative cash flows from operations since inception in 2015. Most of our revenues are currently generated in US dollars from the sale of our products.
As of December 31, 2021, our cash and cash equivalents and restricted cash were $2,877. We expect that our existing cash and cash equivalents will be sufficient to fund our current operations until June 30, 2022, without using the net proceeds from this offering. The Company has been funded by the controlling stockholder on a month-to-month basis without interruption since inception. We expect such funding to continue until the completion of this offering. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including:
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the progress and costs of our pre-clinical studies, clinical trials and other research and development activities;

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the costs of manufacturing our products and services;

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the costs and timing of obtaining regulatory approval for our products;

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the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

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the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally; and

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the magnitude of our general and administrative expenses.

In its report on our financial statements for the year ended December 31, 2021, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations since inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. See “Risk Factors — Risks Related to Our Financial Condition and Capital Requirements — Our recurring losses from operations could continue to raise substantial doubt regarding our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.”

Off-Balance Sheet Arrangements
We currently do not have any off-balance sheet arrangements.
Contractual Obligations
The following table summarizes our contractual obligations at December 31, 2021:
U.S. dollars in thousands	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Annual lease payments(1)	$538	$457	$81	$—	$—
Severance pay(2)	$119	$—	$—	$—	$119
	$657	$457	$81	$—	$119

(1)
Represents future minimum lease payments under our non-cancelable operating leases which expire in 2023. The minimum lease payments above do not include any related common area maintenance charges, operating expenses or real estate taxes.

(2)
Severance pay obligations to our Israeli employees, as required under Israeli labor law, are payable only upon termination, retirement or death of the respective employee and there is no obligation for benefits accrued prior to 2006, if the employee voluntarily resigns. These obligations are partially funded through accounts maintained with financial institutions and recognized as an asset on our balance sheet. Of this amount, $119 is unfunded.

We enter into agreements in the normal course of business with CROs for clinical trials, third-party manufacturers for clinical supply manufacturing, professional consultants for expert advice and other vendors for other services for operating purposes. We have not included these payments in the table of contractual obligations above since the contracts do not contain any minimum purchase commitments and are cancelable at any time by us, generally upon 30 days prior written notice and therefore we believe that our non-cancelable obligations under these agreements are not material.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our current investment policy is to invest available cash in bank deposits with banks that have a credit rating of at least A-minus. Accordingly, some of our cash and cash equivalents is held in deposits that bear interest. Given the current low rates of interest we receive, we will not be adversely affected if such rates are reduced. Our market risk exposure is primarily a result of foreign currency exchange rates, which is discussed in detail in the following paragraph.
Impact of Inflation and Currency Fluctuations
Our functional currency and reporting currency is the U.S. dollar. We incur some of our expenses in other currencies. As a result, we are exposed to the risk that the rate of inflation in countries in which we are active other than the United States will exceed the rate of devaluation of such countries’ currencies in relation to the dollar or that the timing of any such devaluation will lag behind inflation in such countries. To date, we have been affected by changes in the rate of inflation or the exchange rates of other countries’ currencies compared to the dollar, and we cannot assure you that we will not be adversely affected in the future.
The annual rate of inflation in Israel was 2.8% in 2021 and -0.7% in 2020. The NIS revaluated against the U.S. dollar by approximately 3.3% in 2021 and 7.0% in 2020.

BUSINESS
Company Overview
We are a specialty medical device company dedicated to bringing vision and freedom back to patients suffering from late-stage conditions of the retina. We are engaged in the research, development, manufacturing, and marketing of proprietary ophthalmic devices and technologies that are intended to significantly improve vision and quality of life for individuals with untreatable retinal disorders, particularly AMD.
Our current product line consists of our first-generation IMT, which we refer to as WA IMT, our Smaller-Incision, New Generation (SING) IMT, which we refer to as SING IMT, and our Tsert delivery system. Our WA IMT is the first implantable medical device approved by the FDA that works similarly to the telephoto lens of a camera, which enables improvement in vision and quality of life for individuals with the most advanced form of AMD, commonly referred to as late-stage AMD. It is important to note that not every patient with late-stage AMD is a candidate for treatment using our WA IMT. The various, currently held regulatory approvals in different markets carry differing labels that list a number of conditions and contraindications and general exclusion criteria.
Our WA IMT was approved by the FDA in July 2010 and received a CE Mark, which was granted in August 2005 by mdc medical device certification GmbH, an EEA notified body, number 0483. The CE Mark is an international symbol that, once affixed, enables a product to be sold within the EU and other countries that recognize the CE Mark, subject to compliance with applicable submission and approval requirements in such other countries. See “Business — Government Regulation and Product Approval — European Union.” In order to demonstrate compliance with the essential requirements necessary to receive a CE Mark, we must undergo a conformity assessment procedure which varies according to the type of medical device and its classification. Except for low risk medical devices, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The notified body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE Mark to its medical devices after having prepared and signed a related EC Declaration of Conformity. Finally, the CE Mark is contingent upon continued compliance with the applicable regulations and the quality system requirements of the ISO 13485 standard.
Product Line Background and Pipeline Overview
Our WA IMT underwent a significant full development cycle over a number of years, culminating in FDA approval after a clinical study with 217 patients. We then proceeded to establish reimbursement in the United States under Medicare for both hospitals and Ambulatory Surgery Centers and began an initial phase of commercialization in the United States to obtain market feedback as well as to prove reimbursement payment with most U.S. insurance payers.
While reimbursement payments were proven and visual outcomes were as expected for the pre-screened patients, market feedback, both from surgeons as well as potential commercial partners, also indicated that the first-generation product involved:
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a highly technical, skill-based procedure (limiting the number and type of surgeons);

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greater than one-hour surgery; and

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a large incision to place the WA IMT into the eye and many sutures to close the wound.

Based on this feedback and given the trajectory that general cataract surgery has taken over the years, we sought a less invasive and skill-based procedure to significantly reduce the incision-size and surgery time while increasing patient benefits.

The result of this is our SING IMT, which utilizes our TSert delivery system. Features of the SING IMT include:
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the same outstanding optical elements and performance as the WA IMT;

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foldable haptics utilizing a much smaller incision and allowing for the delivery through an inserter;

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reduced surgery time that broadens the available base of surgeons and simplifies the training process;

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significantly less trauma leading to faster healing; and

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a fully preloaded, uniquely designed delivery system.

The SING IMT system is a major improvement over our first-generation product, addressing market feedback. The SING IMT system is the product on which we intend to build our future.
Our Strengths
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Our WA IMT has clinically proven results under commercial conditions as well as peer-reviewed published long-term data. The WA IMT is the first implantable medical device approved by the FDA that works similarly to the telephoto lens of a camera, resulting in improvement in vision and quality of life in individuals with late-stage AMD.

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Our product line improves freedom for those patients suffering from late-stage AMD. This disease is one of the largest causes of non-preventable blindness in the world. Late-stage AMD patients are in need of products to improve the quality of their lives. There are currently no effective therapeutics for dry AMD.

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Our WA IMT and the implantation thereof are approved by the CMS for reimbursement in the United States. This coverage decision applies to both our WA IMT and the surgeon fee. Surgeon reimbursement for the surgery tends to be in the range of approximately $1,500 — $1,800. For the year 2021, the CMS-approved reimbursement amount for the currently approved non-injectable version of our product is approximately $20,800 for both hospitals and Ambulatory Surgery Centers. For 2022, CMS has approved a hospital outpatient reimbursement rate of $24,166.29 and an Ambulatory Surgical Center reimbursement rate of $22,857.10.

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Our gross margins, while fluctuating and dependent on various components and supplier prices, volume of production, and model, have been reasonably stable in the 85% to 90% range for the WA IMT device based on U.S. ASP. Our SING IMT, which is currently not approved in the United States, adds the injector as a component to the overall cost. While the final margins have not been set and volume production has not been started, we believe our margins for the SING IMT surgical system will be in this range based on current U.S. pricing.

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Our SING IMT and TSert delivery system received a CE Mark in April 2020, and we are in process of establishing the U.S. regulatory pathway.

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Our manufacturing facility complies with GMPs and the EU MDD and subsequent amendments. Our experienced workers and line productions can facilitate large scale production.

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We remain focused on continuing to improve our products and advancing our technologies. We maintain an active internal research and development team, which is responsible for clinical activities and regulatory affairs.

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Our intellectual property portfolio consists of 97 active patents and patent applications. Of these 97, 14 are issued U.S. patents, with another two pending U.S. patent applications. The remainder of the portfolio includes issued patents and pending applications in China, Hong Kong, Japan, Europe (including various national state validations) and Canada. The patent estate is directed to the core IMT implant, SING IMT and TSert delivery system. These patents and patent applications are directed to apparatuses, systems and methods for implantation of IMT devices. The issued patents first begin to expire in 2023, with the last of these patents, which broadly claims the components of the SING IMT System, expiring in 2038.

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Our management team has more than 200 years of collective successful experience in the ophthalmology and medical device industry. Our research and development and manufacturing teams in Tel Aviv, Israel have extensive experience in the development and manufacturing of ophthalmology related devices and technologies.

Our Strategy
We aim to further enhance and develop our technology, acquire world-wide regulatory approvals, garner appropriate reimbursement, and commercialize our product line. Development and execution of commercial strategies aims to ensure our breakthrough technologies are delivered to patients who desperately need improvement in quality of life.
Our strategic imperatives include, but are not limited to:
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Rebranding to inspire:   we have successfully rebranded the company from VisionCare to Samsara Vision. This effort has focused the industry on our future and the customer experience associated with our SING IMT. We have also successfully branded our SING IMT to focus on the outstanding nature of the product design and provide a simple nomenclature for KOLs and surgeons who are referencing the product and procedure.

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Garner reimbursement to facilitate care:   a critical success factor in our strategy is gaining and maintaining appropriate reimbursement from payers around the world. In the United States, CMS has provided significant reimbursement for our WA IMT procedure in 2021 and has published an increase in reimbursement rates for 2022. As the SING IMT has received a CE Mark in April 2020, we are now engaged in efforts to attain reimbursement in European markets. Appropriate reimbursement provides access for patients in need of care and a driver for surgeons to treat.

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Enter critical markets to bring innovation to patients:   we plan to apply for FDA approval of our SING IMT in the United States and commercialize our SING IMT in all global markets subject to approval by each regulatory agency. Currently, our SING IMT is being commercialized in the EU, Singapore, Australia, Korea, India, Taiwan, Hong Kong, Canada, and Latin/South American markets.

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Research and develop our pipeline to improve the customer experience:   we plan to further develop our pipeline with smaller incision models and other technical advances and to broaden market acceptance through label expansions and life-cycle management.

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Optimize distribution, sales, and marketing to broaden and deepen our reach:   We have engaged with business partners in the EU, UK, Canada, Asia Pacific, Australia, and Latin America. China and Japan will be a focus later in our lifecycle based on the nature of regulatory commitments. We are planning to deploy a “Centers of Excellence” model where we train and develop each surgeon and hospital on the nuances of our procedure and patient experience. We plan to spend the time to build each center with care.

These strategies could be delayed by further interactions with the FDA, either before or after starting our trials, or by a variety of other factors, including the final design of the study to be approved by the FDA, and are subject to the risks and uncertainties set forth under “Risk Factors — Risks Related to Our Business” and “Risks Related to Product Development and Regulatory Approval.” There can be no assurance that the FDA will approve our pre-market approval supplement or, if approved, that it will be granted in accordance with our anticipated time schedule. In addition, the FDA may require us to conduct PAS as a condition of approval.
Industry Overview and Market Opportunity
Industry Overview
Eye health markets are some of the most lucrative and growing markets in the health care sector today. In addition, we believe that within the eye health market, the retinal disease therapeutics market is among the most valuable, as it features an area of great unmet need.

According to data published by BrightFocus Foundation in 2019, there are approximately 196 million people world-wide diagnosed with AMD, and this number is estimated to grow to 288 million by the year 2040. While treatments focus on the neovascular nature of the “wet” form of the disease, there are no treatments for the vision loss experienced in the late stages of the “dry” form of the disease and the late stages of the disease for those who experienced neovascularization but are now faced with a life of blindness from the condition. Research focus and investments are abundant in the early part of the disease where preventing progress of the disease is the goal. However, there is significant unmet medical need for those who have progressed beyond the benefit of these proposed drug interventions. We feel strongly that, while other companies focus on therapeutic interventions for AMD, our products should be considered complementary interventions that serve to assist those patients who are in the end stages of the disease’s progression.
Our team is passionately developing a solution for patients in this underserved group. There are more than 11 million people living today with blindness from AMD. This group not only suffers from loss of vision, but a significant loss of social function and the depression that goes along with it. These patients are also at risk for injury related to poor vision, such as stumbles and falls leading to orthopedic concerns.
The market for implantable devices addressing the vision of AMD patients is robust. When determining reimbursement amounts, payers recognize the burden of the vision loss associated with AMD both in terms of patient risk and monetary impact on the health system. Earlier generations of our devices have already earned significant reimbursement values in the United States. With elegant solutions and more widespread reimbursement, the potential for this market to grow is evident. We believe that a device that penetrates even a small portion of the patient population has the potential to become a highly lucrative product
According to a report published by Transparency Market Research, the ophthalmic surgical devices and therapeutics market is anticipated to reach $68.9 billion by 2026 and expand at a compound annual growth rate (“CAGR”) of 5.8% from 2018 to 2026. A rise in the number of geriatric patients, increase in awareness regarding eye disorders, and high unmet medical needs are expected to augment the global market from 2018 to 2026. The ophthalmic surgical devices and therapeutics market is projected to expand largely as a result of an increase in the prevalence of eye-related disorders among the population, as well as a demand for better treatments, and developing healthcare infrastructure in various countries across the globe.
Increasing Geriatric Population and Rising Awareness Regarding Eye Diseases
According to data published by the United Nations Department of Economics and Social Affairs, the geriatric population is expected to double by the end of 2050 and is projected to reach nearly 2.1 billion. The increasing geriatric population is prone to significant risk of eye-related disorders, including blindness. Public awareness regarding common eye conditions is increasing in developing countries, leading to an early diagnosis and treatment of eye diseases. Furthermore, there is a large number of organizations dedicated to fight blindness, restore vision, and create awareness regarding eye health, including the National Eye Institute (“NEI”), the National Association for Visually Handicapped, the National Federation of the Blind, and Prevent Blindness.
Increase in Incidence Rates of Eye Related Disorders
According to the World Health Organization, there are approximately 285 million visually impaired people globally, approximately 90% of them reside in low to middle income countries. Approximately 95 million people suffer from cataracts, and 20 million suffer from various eye conditions, including glaucoma, macular degeneration, infections, and childhood-related conditions. Significant rise in incidence of eye-related diseases, especially in developed countries, is anticipated to drive the ophthalmic surgical devices and therapeutics market between 2018 and 2026. As of 2016, there were 11 million people in the United States living with AMD. This number is projected to increase to 22 million by 2050. Increasing patient pool in developing countries as well as developed countries is estimated to propel healthcare spending for eye treatments in these countries and drive the ophthalmic surgical devices and therapeutics market.
North America Dominates the Global Market Thanks to Significant Technological Advancements in the Region
The North American market is the largest global medical devices and therapeutics market due to a large patient pool, high cost of specialty branded drugs, high cost of ocular surgeries, and increase in the geriatric population in the region. The region is estimated to maintain its dominance during the forecast period from 2018 until 2026. According to statistics published by the American Academy of Ophthalmology, cataract, AMD, glaucoma, and diabetic retinopathy are the most common causes of visual impairment among the population in the United States. Additionally, approximately 7.32 million people in the United States are expected to suffer from primary open-angle glaucoma by 2050. Moreover, rising healthcare expenditure and increasing investments are key factors that are anticipated to boost the ophthalmic surgical devices and therapeutics market in the next few years. The ophthalmic surgical devices and therapeutics market in Asia Pacific is projected to expand at a notable CAGR due to increasing awareness regarding eye diseases in developing countries and government initiatives introduced in the region.
The AMD Market Opportunity
AMD is a disease of the retina that causes an oval-shaped pigmented area near the center of the retina — the macula — to deteriorate. The macula is the most important part of the retina. It is responsible for the sharp, detailed central vision needed for everyday tasks such as reading, driving, watching television, recognizing faces, facial expressions and colors, seeing objects in detail, and safely walking up stairs.
Due to AMD, light sensing cells in the macula can become damaged and stop sending images to the brain. Although individuals with AMD generally do not go completely blind, many people with less advanced AMD find it difficult to perform everyday functions that require central vision. In advanced or late-stage AMD, however, this can result in permanent loss of central vision and often leads to at least legal blindness or a much worse outcome.
There does not appear to be a single public source indicating the exact market size and estimates vary as different studies use diverse ways of measuring. However, numerous public sources cite the prevalence of AMD. For example, the NEI, the National Institute of Health (“NIH”) as well as the Centers for Disease Control and Prevention list various statistics and numerous published studies. These studies use a variety of age and race/ethnicity classifications differing across studies. Furthermore, some study populations included one race/ethnicity category, while others included two or three racial and ethnic subgroups. Similarly, age categories varied across the studies as did the included age groups: some studies included adults aged 18 years and older, while others included individuals aged 40 or 65 years or older.
A common theme across many of such published sources is that AMD appears to be most common in people 60 years of age and older and is a leading cause of vision loss in Americans aged 60 and older, with several sources saying AMD causes roughly 50% of such blindness.

According to statistics published by the NEI, AMD with associated vision loss in one or both eyes affected roughly 2 million people in the United States in 2010. This number is expected to grow to approximately 5.4 million by 2050. The NIH also reports that AMD affects 2% of all seniors above age 65, 3% of all people above age 75, and 12% of all people above age 80.
Some degeneration of the macula is normal during aging. In early, less advanced stages of AMD, visual symptoms are generally mild and may or may not impact vision-related activities. However, advanced stages of AMD can result in severe loss of sight in the central part of vision. This is often referred to as a central vision “blind spot.” This blind spot is different than the visual disturbances experienced with other eye diseases and is not correctable by cataract surgery or refractivity eyeglasses. While peripheral (side) vision is typically not directly affected by AMD, it cannot naturally make up for the loss of central vision.
Late-stage AMD, is the leading cause of irreversible vision loss and legal blindness in individuals over the age of 65. Legal blindness is defined by most government agencies and health care institutions as a visual acuity (central vision) of 20/200 or worse in the best-seeing eye or a visual field (peripheral vision) that is limited to only 20 degrees. Visual acuity of 20/200 is currently the definition for legal blindness in the United States. This means a legally blind person can see at 20 feet, while the average person can see clearly at 200 feet.

There are two main types of advanced, or late-stage AMD, which are commonly referred to as the “vision-threatening” stages of AMD: neovascular/exudative AMD, which is also known as wet AMD; and geographic atrophy, which is also known as the late-stages of dry AMD. Neovascular/exudative AMD is indicated by the development of choroidal neovascularization (“CNV”). CNV is the growth of new blood veins under the macula that could potentially leak. Dry AMD is the degeneration of the retinal pigment epithelium in the foveal center, causing scars in the foveal area and a loss of central vision. Various sources cite that the dry form of AMD comprises approximately 80% to 85% of the overall AMD market, while the wet form of the disease makes up about 15% to 20% of the overall AMD market. At this most advanced stage of the disease, the macula itself is generally beyond natural repair. It results in a loss of central vision, or blind spot(s). Depending on severity, the degeneration can make it difficult or impossible to perform everyday tasks. While there are treatments that slow down the progression of the disease (e.g., so-called Anti-VEGF injections for wet AMD), once the central loss of vision has occurred, it is uncorrectable and irreversible by glasses, drugs, or cataract surgery.
We plan to create value for the ophthalmic community by providing them the opportunity to offer late-stage AMD patients improved vision and quality of life through our treatment capabilities and surgically implanted devices. Our IMT is a first-of-its-kind medical device that has been developed to help patients in the specific age range (depending on the label and market) diagnosed with late-stage AMD who meet specific eye health and vision requirements, and for whom common treatments such as glasses, vitamins, drugs or cataract surgery will not lead to vision improvement, and who follow the necessary steps for proper diagnosis, surgical evaluation, and postoperative care.
Products and Services
Our SING IMT has been developed in order to improve the vision of patients with late-stage AMD. Our SING IMT builds on the innovative technology of our first-generation IMT, the WA IMT, using our preloaded TSert delivery system designed to improve the surgeon and patient experience.
The SING IMT is the key product for the future.
Implantable Miniature Telescope
The IMT, developed by Dr. Isaac Lipshitz, is a monocular device which is implanted in one eye to provide central vision, while the patient utilizes the non-operated eye for peripheral vision. The ophthalmic surgeon replaces the eye’s natural lens with Samsara Vision’s implantable telescope which is placed in the capsular bag after removal of the eye’s natural lens. During the implantation procedure, surgeons first remove cataracts from the eye and then insert the telescope, which — unless the surgeon chooses a different technique and depending on which device is being used — is held in place by the resident tissue. Implantation inside the eye allows the patient to see using natural eye movements in both stationary and dynamic environments.
Once inside the eye, the device works like a fixed telephoto lens, acting in conjunction with the optics of the cornea, and enlarges images in front of the eye approximately 2.2 or 2.7 times their normal size (depending on the IMT model used). The magnification allows central images to be projected onto the healthy peri-macular areas of the retina instead of the macula alone, where breakdown of photoreceptors and loss of vision has occurred. This helps improve central, or straight ahead, vision, reduce the blind spot, and allows the wearer to distinguish and discern images that may have been otherwise unrecognizable or difficult to see. The device is implanted in only one eye — patients use this eye for magnified vision while the non-operated eye provides peripheral vision for mobility and orientation.
Our current IMT technology comes with different models, different powers of magnification, both injectable and non-injectable and both preloaded and not preloaded, and different approval statuses in different markets.
WA IMT
In the first-generation version of the IMT, which we refer to as WA IMT, consisting of several sub-models, such as a device with 2.2x magnification and one with 2.7x magnification, the IMT is housed in a sealed glass capsule which contains unique wide-angle micro-optical element. The capsule is snap-fitted into a clear polymethylmethacrylate (“PMMA”) carrier integrated with a blue PMMA light restrictor. The sealed optical component is snap-fitted into the carrier plate. The telescope materials are biocompatible for long-term ocular implantation, e.g. per ISO 10993-1.
WA IMT
Our WA IMT is our lead product and is the first FDA-approved implantable medical device that works similarly to the telephoto lens of a camera. Our WA IMT has demonstrated in formal clinical studies improvement in vision and quality of life in individuals with late-stage AMD. The complete, life-long, patient experience includes proper diagnosis, lifestyle management, therapeutic interventions, surgical evaluation, device implantation, and postoperative care.
In addition to the approval granted by the FDA for our WA IMT in July 2010, in two versions — one with 2.2x magnification and one with 2.7x magnification — we also hold a CE Mark which we first received in August 2005, as well as approvals in Canada and Australia for distribution and sale of market-specific models of the WA IMT. The CE Mark is an international symbol that, once affixed, enables a product to be sold within the EU and other countries that recognize the CE Mark, subject to compliance with applicable submission and approval requirements in such other countries. See “Business — Government Regulation and Product Approval — European Union.”
Our WA IMT is generally indicated for monocular implantation to improve vision in patients who meet certain age requirements with a certain degree of visual acuity and with stable severe to profound vision impairment caused by bilateral central scotomas (blind areas) associated with late-stage AMD.
It is important to note that not every patient with late-stage AMD is a candidate for treatment using our WA IMT. The various, currently held regulatory approvals in different markets carry differing labels that list a number of conditions and contraindications and general exclusion criteria.

When a patient is found to be a candidate for the WA IMT under the respective labels (as determined by healthcare professionals), the patient needs to undergo pre-surgical testing and a variety of medical pre-checks by medical professionals, such as low-vision specialists and eye surgeons. The patient also needs to undergo post-surgical training with the intent to use the patients’ new vision (for example, a requirement of approximately 6 to 10 vision training sessions with a low vision specialist, in order to help the patient get the maximum benefit from the telescope implant).
In the United States and the EU, our WA IMT is part of the Samsara Vision Customer Experience treatment program. In the United States, the Samsara Vision Customer Experience program is currently available for people 65 years and older and diagnosed with late-stage AMD with best-corrected distance visual acuity 20/160 to 20/800, and in the EU the program is available for people 55 years and older diagnosed with late-stage AMD with best-corrected distance visual acuity 20/80 to 20/800 who meet other specific eye health and vision requirements and for whom common treatments such as glasses, vitamins, drugs or cataract surgery will not lead to vision improvement.
The Samsara Vision Customer Experience treatment program is generally coordinated by retina specialists who treat macular degeneration and other back-of-the-eye disorders. The treatment program focuses on comprehensive patient care, requiring prospective patients to undergo medical and vision evaluation to determine whether the patient may be a good candidate. A unique aspect of the evaluation is the ability to simulate, prior to surgery, what a person may expect to see once our WA IMT is implanted to determine if the improvement possible will meet the patient’s expectations. After our WA IMT has been implanted by an eye surgeon in an outpatient procedure, the patient will need to work with vision specialists to learn how to use their new vision in their everyday activities. Leading eye care centers across the country participate in the Samsara Vision Customer Experience program. To date, there are approximately 150 provider teams, and our WA IMT has been implanted in more than 600 patients who participated in the program.
We began domestic commercialization of our WA IMT in 2012. Up until January 2018, substantial resources were devoted to introducing our WA IMT to surgeons in a nation-wide launch. In October 2014, responding to an application for approval by the Company, the FDA expanded our WA IMT label from patients 75 years and older to patients 65 years and older, allowing us to expand early sales of our WA IMT. Shortly after first receiving FDA approval, we applied to CMS and after lengthy reviews received a full Medicare reimbursement for our WA IMT. It wasn’t until January 2014 that CMS assigned a permanent Hospital Outpatient Prospective Payment (“CPT”) code 0308T and a new Ambulatory Payment Classification code APC 0351 to our WA IMT, covering both hospitals and Ambulatory Surgery Centers, providing equal reimbursement levels to both hospitals and Ambulatory Surgery Centers, which is critical to addressing the full market potential.
During the period between 2012 to 2018, our WA IMT has achieved patient outcomes in both improvement of visual acuity and quality of life for individuals with late-stage AMD. However, the large incision size of the WA IMT has been a barrier to uptake by physicians, resulting in failure to achieve sales traction in the marketplace. The surgical challenges limited the number and type of surgeons to only those qualified in highly technical skill-based procedure. Further negatively impacting sales was the duration of surgery. Our WA IMT implant surgery required one hour of surgery, compared to a cataract surgery of approximately 20 minutes for implantation. The large incision also required many sutures to close, which is not common with cataract surgery. Another major obstacle to sustained adoption was the increased the risk of loss of endothelial cell density (“ECD”), an important safety concern to both practitioners and regulators. In 2019, we decided to focus our efforts and resources on developing our SING IMT and Tsert delivery system, which will allow us to simplify the process of implantation, reduce the length of surgery, shorten the patient’s recovery time and significantly reduce the risk of ECD loss.
In the EU, commercialization of the WA IMT was largely in the United Kingdom. In the EU, reimbursements of all health benefits are paid for by each county’s government. Without government reimbursement, the prospect of sales through private insurance coverage of medical expenses for surgical devices such as the WA IMT are severely limited. In addition to the surgical difficulties with the first-generation technology experienced in the United States, the Company’s efforts to obtain reimbursement by the NIH in the United Kingdom for our WA IMT were not successful. In September 2018, the Company ceased its operations in the United Kingdom.

Samsara Vision’s SING IMT™
The SING IMT is our smaller-incision new generation IMT developed with our Tsert delivery system and designed to allow a sterile, controlled, and convenient method for delivery.
Our SING IMT™, when utilized through our Tsert delivery system, is very similar to cataract surgery with a single injection requiring a 6.5 mm incision, reducing the incision size by nearly half as compared to the WA IMT. With a smaller incision size, the surgery is intended to be simpler, faster, and less skill-based, and patients are expected to have a faster visual recovery.
Our SING IMT consists of one single-use, sterile, disposable cartridge preloaded with the SING IMT in a ready-for-loading position and an injector. Our SING IMT is similar in shape to our WA IMT. The Tsert cartridge is supplied as a single unit which stores the SING IMT and injector tip in the predefined position. The injector tip is secured by a safety pin in the Tsert cartridge providing reliable tip locking for safe device lubrication and loading. The telescope prosthesis and injector tip are lubricated using a standard ophthalmic viscosurgical device (“OVD”) syringe prior to loading. The OVD reaches the implant directly through the injector tip, making the lubrication process simple and straightforward. In order to load the SING IMT into the injector tip, the plunger lock, which prevents unintended device loading, is removed. The lubricated telescope prosthesis is then transferred into the lubricated tip by controlled motion of the ratchet plunger providing smooth transition of the device into the injector tip. An observation window provides visual confirmation of the successful loading of the device. The injector tip is secured by the safety pin in the cartridge. After the injector is connected to the loaded tip standard lure lock interface, the safety pin should be removed to release the ready-for-use injector.
A. Sketch of preloaded SING IMT and injector
B. Single-Use Cartridge preloaded with SI IMT
C. SI IMT
D. Injector Tip

E. Injector Syringe
The injector design includes an indication of the device orientation and the safety lock prevents unintended injection. The rotating finger grip provides flexible adjustment and allows the surgeon to hold the injector syringe comfortably. The syringe plunger is designed to ensure smooth insertion of the SING IMT with a controlled motion and minimal interaction with the eye tissue.
We believe our SING IMT and TSert delivery system will allow surgeons to more quickly and easily insert the telescope implant. During the development of our SING IMT, providers found that outpatient surgery procedural time for normal cases using our SING IMT was expected to drop from greater than 60 minutes using our non-injectable device to approximately half of the time using the TSert delivery system (which includes removal of a patient’s cataract and implantation of our SING IMT only in one eye). In addition, while the patient needs to undergo post-surgical training with the intent to use his new vision, he is only required to undergo approximately 2 to 3 vision training sessions with a vison specialist in order to help him get the maximum benefit from the implant.
We have completed the development, and we are in the process of obtaining regulatory approvals to market and commercialize our SING IMT. In April 2020 we received a CE Mark for our SING IMT, which will allow us to commercialize our brand in the EU, CE reference markets, and the United Kingdom. We are in the process of establishing the regulatory pathway into the United States for our SING IMT. Our SING IMT is classified as a Class III medical device and therefore cannot be marketed in the United States unless the FDA approves the device after submission of a premarket approval (“PMA-S”). We have contracted with ORA, a Clinical Research Organizations in the ophthalmic industry, to assist us with our PMA-S. During our discussions with the FDA, a trial of 100 patients over 20 clinical sites has been proposed, with these patients being followed for 12 months post operatively. Improvements in ECD Loss from the 23‑25% in the WA IMT along with confirmation of visual performance are the proposed primary endpoints. The PMA-S trial will recruit cataract and retina surgeons and be geographically diverse covering the major cities around the United States. We intend to recruit centers and begin clinical procedures immediately following the FDA’s approval of our Investigational Device Exemption (“IDE”), if received. We intend to submit our IDE to the FDA in the first half of 2022. Based on patient recruitment rates seen during our WA IMT PMA trial, we believe that the 100 patient surgeries could be completed in 6-9 months, and the intended last patient and patient follow up visit is intended to be 12 months from the date of final surgery. There is no guarantee as to the success of any trial. In addition, there is inherent risk and variability in the overall regulatory process. Approval by the FDA may not be granted, or the FDA may require different study parameters from those that are intended to be included in the submission.
See “Risk Factors — Risks Related to Our Business” and “— Risks Related to Product Development and Regulatory Approval.”
Clinical Data and Results
The safety and efficacy of the WA IMT 2.2X and 2.7X were previously evaluated under two prospective, multi-center clinical trials: IMT-002, a pivotal study, and IMT-002-LTM, a long-term safety study in which patients implanted under the IMT-002 study were followed for 5 years. The objective of the 2-year, prospective, 28-center IMT-002 study (n=217) was to evaluate the safety and effectiveness of the intraocular telescope for the improvement of visual acuity and vision-related quality of life in patients with bilateral moderate to profound central vision impairment (best corrected distant visual acuity (“BCDVA”) between 20/80 and 20/ 800) due to untreatable, late-stage AMD.
Efficacy Results
The WA IMT improved visual acuity and quality of life in patients with late-stage AMD.

Visual Acuity Primary Endpoint
90% of eyes implemented with our WA IMT achieved at least a 2-line or greater gain in either distance or near BCDVA at 12 months, thus exceeding the 50% criterion specified for the primary endpoint. This improvement was maintained at 24 months.
Change in BCDVA at 12 and 24 Months
Mean change in BCDVA was more than a 3-line improvement from baseline at both one and two years. At 12 months, 66% of patients had a gain of 3 or more lines of BCDVA, and 45% had a gain of 4 or more lines.
3- & 4-line vision gain with 2.7X device
IMT-002-217 enrolled, 206 eyes implanted with WA IMT
Quality of Life
Quality of life, a secondary outcome measure, was assessed by the NEI Visual Function Questionnaire-25 (“VFQ-25”). A 5-point difference in subscale and/or composite scores is clinically significant. Implantation with the telescope prosthesis improved quality of life in this study population. At 12 months, the mean VFQ-25 composite score increased by 6 points. Overall, seven of the VFQ-25 subscales improved by clinically significant levels (general vision, near activities, distance activities, social functioning, mental health, role difficulties, and dependency). In subscales where no improvement or a decline in performance was expected (color vision, driving, and peripheral vision), performance was stable or declined. Also, the mean score of the general health subscale declined by 5 points, likely reflecting the impact of other health-related events on the non-vision related general health of the elderly study population. Implantation with the intraocular telescope improved quality of life in this study population.
We conducted two studies intended specifically to monitor the longer-term outcomes of the WA IMT:
I.
A post-approval long-term monitoring extension study was carried out in the United States. The purpose of the IMT-002 Long-Term Monitoring Extension (“LTME”) study was to provide additional long-term safety information for patients who participated in the IMT-002 study, the pivotal study of the intraocular telescope to eight years post-surgery. LTME study participants included 19 of 28 IMT-002 investigation sites and 51 of 217 patients that participated in study IMT-002.
II.
A post-approval monitoring study is in progress in the United States. The purpose of the IMT-PAS-01 is to evaluate the safety of the intraocular telescope for the treatment of bilateral late-stage AMD under commercial conditions following U.S. market approval.

Final Effectiveness Findings
The objective of the LTME study was to calculate the incidence of ocular adverse events associated with the intraocular telescope implant surgery in a cohort of patients who participated in the IMT-002 study eight years post-surgery. Eight years after intraocular telescope implantation, approximately 50% of the cohort of IMT-002 subjects participating in study LTME, individuals with moderate to profound permanent vision loss due to bilateral late-stage macular degeneration, continued to experience a clinically significant 2-line improvement in BCDVA as compared to IMT-002 baseline. Thirty-seven percent (37%) of telescope-implanted subjects had a 3-line or greater improvement in BCDVA, a doubling of visual acuity and 20% had a 4-line or greater improvement.
A post-authorization safety study (“PASS”) is an interventional, prospective, multicenter, open label, single group assignment, safety study. The study objective is to assess the safety of the intraocular telescope as measured by the proportion of patients who within five years after implantation experience persistent vision-impairing corneal edema (corneal edema leading to a persistent loss of BCDVA > 2-lines from pre-surgery baseline level).
The annual PMA study report submitted to FDA in June 2020 reported 36 subjects were implanted with the WA IMT as part of the PAS-01 study. There have been no safety issues that would indicate a change in the risk-benefit profile of the device, when used as intended. No reported episodes of > 2-line loss of BCDVA are attributed to persistent corneal edema or the device.
We have European clinical data on our SI IMT and SING IMT. In addition to PASS in the United States, and following receipt of CE Mark for our SING IMT, a post-market clinical follow-up study is planned in Europe for our SING IMT.
Third-Party Reimbursement
We currently hold a reimbursement approval from CMS in the United States, which covers both our WA IMT in the United States and the surgeon fee.
For the year 2021, the approved reimbursement under CMS is approximately $20,800 in both hospitals and Ambulatory Surgery Centers. For 2022, CMS has approved a hospital outpatient reimbursement rate of $24,166.29 and an Ambulatory Surgical Center reimbursement rate of $22,857.10.
This being an average, the actual reimbursement can be smaller or larger depending on the location of the surgery. In general, and only for illustration purposes, the reimbursement tends to be more than the average in higher cost-of-living areas of the country (which generally, but not necessarily, tend to be urban) and less than the average in lower-cost areas (which tend to be rural). In 2020, in some of the very high-cost areas of the country the reimbursement may be as high as $30,000.
The surgeon reimbursement for the surgery ranges from approximately $1,500 to $1,800. The post-operative care and therapy are also reimbursed services, bringing the value of a patient journey to roughly $30,000.
It is important to note that CMS performs an annual review and adjusts the rate of reimbursement for both hospitals and Ambulatory Surgery Centers for future years, and there is no guarantee that the current reimbursement will exist in future nor that the reimbursement level would be the same.

We do not have any influence over how and whether a patient or surgeon is reimbursed. This is the responsibility of CMS and the relevant Medicare Administrative Contractor (“MAC”). A MAC is a private health care insurer that has been awarded a geographic jurisdiction to process Medicare Part A and Part B (A/B) medical claims or Durable Medical Equipment claims for Medicare Fee-For-Service (FFS) beneficiaries. CMS relies on a network of MACs to serve as the primary operational contact between the Medicare FFS program and the health care providers enrolled in the program. MACs are multi-state, regional contractors responsible for administering both Medicare Part A and Medicare Part B claims. MACs perform many activities including:
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process Medicare FFS claims;

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make and account for Medicare FFS payments;

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enroll providers in the Medicare FFS program;

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handle provider reimbursement services and audit institutional provider cost reports;

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handle redetermination requests (first stage appeals process);

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respond to provider inquiries;

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educate providers about Medicare FFS billing requirements;

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establish local coverage determinations (“LCD”s);

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review medical records for selected claims; and

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coordinate with CMS and other FFS contractors.

Reimbursement in Global Markets
To support commercialization, we plan to apply for reimbursement where appropriate, feasible, and cost-effective, in other markets, including in select European countries, and have recently initiated this process. We are working with market experts to ensure optimal reimbursement in Germany, France, and the Netherlands, as well as other key markets for early commercial efforts. We are also working with partners in Asia Pacific, Canada, and Latin America to ensure that global reimbursement is harmonized optimally.
Research and Development
We believe that it is essential for us to remain focused on advancing our technology and continuing to improve our products. We maintain an active internal research and development process, which also includes clinical activities and regulatory affairs. Our research and development efforts strive to expand our pipeline and improve the customer experience. As a result, we plan to further develop our pipeline with smaller incision models and other technical advances to broaden market acceptance through label expansions and life-cycle management. In order to achieve our business objectives, we plan to continue our investment in research and development. Our research and development team consists of four persons as of December 31, 2021.
We expended $4.2 million and $2.7 million for research and development and related expenses during the year ended December 31, 2021 and the year ended December 31, 2020, respectively.
Our goal is to continue our focus on research and development, particularly with respect to developing advanced visual prosthetic devices for the treatment of late-stage conditions of the retina. Our R&D efforts will include both traditional analogue solutions and smart-digital solutions. We are committed to the vision and freedom of patients who are blind from late-stage retina disease. We will innovate for this underserved patient group.
Production and Manufacturing
We perform manufacturing functions in-house. VisionCare Ophthalmic Technologies Ltd., our wholly-owned subsidiary located in Petah Tikva, Israel, is the site used for research and development, design, manufacture, and control of our products.
VisionCare Ophthalmic Technologies Ltd. complies with GMPs related facilities to comply with the USA Quality System Regulation, 21 CFR part 820 and with the EU MDD and subsequent amendments for terminally sterilized device products. This facility has been inspected by investigators from the FDA and other certified bodies several times without any significant observations, findings or follow-up actions required.
The manufacturing area is 720 sqm, and the CEA Clean Room area is 170sqm. Equipment in GMP compliant areas includes a heating-, ventilation- and air conditioning-controlled room which maintains an ISO 7 compliant environment (10,000 particles = or >0.5 micrometers in diameter/ft3 of air) under dynamic (operational) conditions and is built to comply with class 10,000 internal envelope architecture.
The facility is adequately designed to provide for maximum flexibility of operations and easily maintainable material flow pattern and provides a spacious and comfortable environment for the workers. The facility is intended for manufacturing a few platforms of implantable ophthalmic products that are subject to a similar process concept.
The personnel and the facility currently manufacture 2,000 to 3,000 units of our products per year with one shift. Our current manufacturing facility has the capability of manufacturing up to 40,000 units of our products per year, primarily by adding equipment, headcount and shifts without major capital expenses.
Most of the components used in the production process are manufactured by third party manufacturers which have special abilities and technologies to provide the parts as required by our specifications. There are no supply and distribution agreements with these manufacturers, rather, the commercial relationship with these suppliers is based on purchase orders. There is a mutual understanding between these manufacturers and VisionCare Ophthalmic Technologies Ltd. regarding their quality of production and environment and their commitment for the production of our components. Manufacturer’s facilities are audited by our auditors every year to verify their compliance to ISO 9001/ISO 13485 requirements and that their production of our components is under full control. Critical suppliers sign a Quality Agreement.
Once received, the components are cleaned, inspected and assembled in our facility. The inspection of these parts and the assembly of our devices is performed inside the 200 square meter Class 7 of Clean Room. We have developed and built a unique production facility and technologies that support our line production, assembling and testing processes. Some of them were developed for capsulation of the telescope, using a laser welding technology, testing of welding, and leak test. All the implantable telescope assembly technology and its performances validation is performed in accordance with GMPs requirements.
Currently, many of the manufacturing processes conducted in our facility, including 100% inspection, are very complicated and require high competence of the workers. Automation of additional processes and scale up possibilities and improvements are under consideration.
Our focuses of attention are:
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WA IMT production following sales and marketing annual demand;

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maintaining quality environment and GMPs;

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poduction technologies development and improvement;

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no backorders;

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yield improvement;

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development of alternative vendors;

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maintaining staff professional competence; and

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manufacturing facility maintenance.

Our vision for adapting manufacturing for future commercialization includes:
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development of IT systems to support production, such as enterprise resource planning and manufacturing execution systems, inked with a product lifecycle management system;

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introduction of automatic system to improve production quality and mass production; and

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adaptation of the number of the employees as per production demand to support our future product development and future line production where and when adequate.

Environmental Matters
Our activities currently require the controlled use of potentially harmful hazardous materials and chemicals. We are subject to U.S. federal, state, and local and non-U.S. (Israel) environmental and pollution control laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. We believe that our operations comply in all material respects with applicable environmental laws and regulations in each country where we conduct business or have operations. We do not expect compliance with these laws to materially affect our capital expenditures, earnings, or competitive position. We have no plans to invest in material capital expenditures for environmental control facilities for the remainder of our current fiscal year or for the next fiscal year. We are not aware of any pending actions, litigation or significant financial obligations arising from current or past environmental practices that are likely to have a material adverse impact on our financial position. However, environmental problems relating to our properties could develop in the future, and such problems could require significant expenditures. In addition, we cannot predict changes in environmental legislation or regulations that may be adopted or enacted in the future and that may adversely affect us.
Sales and Marketing
We intend to pursue a diversified commercialization approach that is based on market-opportunity, market-based criteria and resource needs. These criteria may include:
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model approved by market;

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opportunities to go with a direct-sales model, a license-based approach, a distributor model or any other form of partnership model;

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market-size and overall commercial opportunity;

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reimbursement-focus (and status of reimbursement) or private sale;

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resource needs;

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label restrictions in each market and associated market-opportunity;

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potential for expanding the existing approvals and associated labels;

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development and availability of new models beyond the product-line up today; and

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manufacturing needs, restrictions and capacity.

While we may change our commercialization approach, we plan to focus on the initial commercialization of our SING IMT in those countries where regulatory approval has been achieved.
Pricing and Margins
While we may at any time review and change our pricing, for the year 2020, our published ASP in the United States is $15,750 per WA IMT device.
Our gross margins, while fluctuating and dependent on various components such as component and supplier prices, volume of production, the model of IMT (e.g., injectable or not), have been reasonably stable in the 85% to 90% range for the WA IMT device and is based on U.S. ASP.
Our SING IMT, which is currently not approved in the United States, adds the injector as a component to the overall cost. While the final margins have not been set and volume production has not been started, and while the margins will also depend on various components, we believe our margins will be approximately in the 80% to 85% range for the SING IMT based on current U.S. pricing.
Market-based pricing has not been established in markets outside the United States Pricing will depend on a variety of factors, including, but not limited to, market conditions (e.g., industrial world versus developing world), exchange-rates, reimbursement-supported (and, associated rate-setting) or private sale, volume-based pricing (e.g., in very populous countries) versus exclusivity approach etc.

We do not make any guarantee of pricing of our products. Prices may be entirely different from the current financial models, fluctuate over time and be dependent on availability and level of reimbursement. For illustrative purposes only, we plan to target:
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approximately $15,000 for the United States and its territories;

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approximately €10,000 for European countries;

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approximately $5,000 for Asia Pacific; and

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to-be-determined in other markets, such as Canada, Australia, New Zealand, India, Japan and Korea.

Competition
While the ophthalmic community is highly competitive, to our knowledge, there are currently no known reversing treatments for late-stage AMD after the disease has caused severe to profound vision loss. Nor are there, to our knowledge, currently any established treatments that delay or potentially reverse the progression of dry AMD other than supplements. For likely the same reasons, the American Macular Degeneration Foundation currently describes dry AMD as a progressive “non-curable” disease. Naturally, this does not mean that cures may not be developed sometime in the future as the treatment of legally-defined or otherwise blindness is a significant clinically unmet need and there is constant progress in this field.
Patients suffering from end- stage and associated disabilities can today be assisted in several ways. Current approaches to help patients with late-stage AMD include:
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telescope implant technology delivered surgically;

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nutritional therapy, vitamins, and other supplements used in an effort to slow or stop the progression of the disease, normally in the early stages;

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visual rehabilitation for patients with AMD has been attempted with low vision aids in the form of stronger bifocals (≥3.50 D), handheld or stand magnifiers, wearable head-up displays monocular telescopes, binocular spectacle telescope, and electronic visual display units. These devices are mostly used by dry AMD patients for indoor use and aim to improve certain aspects of socials functioning, such as reading;

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several types of intraocular lens (“IOL”) approaches;

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pharmaceutical drug therapies exist for wet AMD that attempt to slow or delay the progression of the visual impairment or to slightly improve the vision, rather than to completely cure or reverse its course. These drug therapies are widely approved throughout the world;

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gene therapy, optogenics, retinal implants, stem cell approaches and others to overcome any scarring that may have occurred;

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for patients with a visual acuity of generally 20/800 or worse, numerous attempts have been made to provide solution in the form of artificial retina device (e.g., Second Sight’s Argus II and others). We believe that to-date, these efforts have not resulted in market-ready solutions and appear to have limited applicability for the dry AMD patients; and

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for patients with a visual acuity of generally 20/800 or worse, numerous attempts have been made to provide an artificial retina device (e.g., Second Sight’s Argus II). These efforts have not resulted in market-ready solutions and appear to have limited applicability for dry AMD patients.

While our IMT products fall into the surgical implant category with a specific focus on late-stage AMD, which is considered the most severe version of the disease, in principle, each of the potential solutions in each category can be considered as competitive and each of these offer pros and cons to providing help or even a cure.
Patients suffering from late-stage AMD need significant optical magnification to see better and to improve social functioning inside and outside the home. We believe there are very few surgical implant type solutions of this type available on the market in the surgical implant category and, to our knowledge, currently our WA IMT is the only one in the telescope category. Furthermore, because of the design and mode of optical functioning of our IMT products , we believe that they can provide a solution for the duration of the patient’s progressive late-stage AMD and possesses many advantages compared to its competitors. We believe many of the other surgical implants do not serve patients suffering from late-stage AMD due to limitations in magnification, contrast sensitivities, and light restriction methods.
To our knowledge, there are currently four categories of surgical implants for late-stage AMD:
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Dual-IOLs Approaches:   Dual-IOLs refers to separately implanting two single IOLs. Because of their physical limitation, to our knowledge, they have a maximum possible magnification of 1.3x. While they may provide a solution for early-stage AMD patients, we believe that they generally cannot achieve the same magnification and, thus, the type of clinical and optical outcomes for late-stage AMD patients as our WA IMT;

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Mirror-Implant Type:   Mirror Implants are IOL implants consisting of two Cassegrain reflectors. While only limited clinical data is available, a known issue is that Mirror Implants do not provide for light restriction, as does the patented blue ring on our WA IMT. Due to Mirror Implants’ optical design, the magnified image illumination at the center of the macula is significantly reduced, allowing too much light to enter the periphery of the retina compared to a normal image. This results in dramatically reduced intensity of the desired image. It is suggested that in these implants, the desired image is being “washed out” by too much light, which causes undesired images to appear on the retina;

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Single-IOL “Bulb-Type Lenses”:   Single-IOL “bulb lenses” (e.g. the Scharioth Macula Lens)are single-piece hydrophilic IOLs designed for implantation in the ciliary sulcus as an add-on or piggyback IOL in previously pseudophakic eyes. These lenses are essentially an attempt to replace the need for external devices for the purpose of near reading at approximately 15 cm. While this gives patients a reading capability at this specific distance, we believe that our WA IMT provides far broader functionality; and

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Telescopes:   Telescope products, such as our WA IMT, appear to be the only ones in this category.

Several of the above-mentioned IOL-type devices have CE Mark but, to our knowledge, none have received FDA. Furthermore, for several of these solutions, published clinical data is limited and only allows a limited comprehensive analysis and comparison. Our WA IMT, on the other hand, has fully disclosed clinical data from a large FDA study and published and peer-reviewed long-term follow up data (up to 5 years).
It is possible that our global market potential could be reduced or eliminated if any of our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products and possibly also faster than we may obtain approval for ours.
Furthermore, the ophthalmic medical device market is highly competitive with a variety of small to large companies with small and large research and development departments. The whole industry is constantly subject to fast technical change and repeated new product introductions and our products will be exposed to intense competition. Some of our current and future potential competitors may also have significantly greater financial, technical, marketing and other resources than we do. They may also be able to devote greater resources to the development, regulatory approval, clinical trials, promotion, sale and support of their products. Our competitors may also have a stronger, more extensive and easier access to customers and a much more global reach. Many of them also have greater brand recognition than we do. We cannot give you assurances that we will be able to compete effectively and successfully against our competitors regarding any one or all of these or other factors.
Intellectual Property
We strive to protect our investment in the research, development, manufacturing and marketing of our products through patents, trademarks, copyrights and trade secrets, as well as customary confidentiality and other contractual protections. We are seeking patent protection as well as other effective intellectual property rights for our products and technologies in the United States and, selectively, internationally. Our policy is to pursue, maintain and defend intellectual property rights developed internally and to protect the technology, inventions and improvements that are commercially important to the development of our business.
Our intellectual property portfolio consists of 97 active patents and patent applications. Of these 97, 14 are issued U.S. patents, with another two pending U.S. patent applications. The remainder of the portfolio includes issued patents and pending applications in China, Hong Kong, Japan, Europe (including various national state validations) and Canada. The patent estate is directed to the core IMT implant, SING IMT and TSert delivery system.
Our patent portfolio is directed to the core IMT implant and our TSert delivery system. These patents and patent applications are directed to apparatus, systems and methods for implantation of IMT devices. Our TSert delivery system is covered by at least 3 of our patents, including one which provides a wide umbrella to cover our intellectual property related to the TSert delivery system and another covering the uniquely designed tip device, which enables our TSert self-lubrication delivery system and injection tip to be combined into a single preloaded cartridge. The issued patents first begin to expire in 2023, with the last of these patents, which broadly claims the components of our SING IMT, expiring in 2038.
U.S. Patent No: 8088161
U.S. Patent No. 8088161 (‘161 Patent) is titled “Compressed haptics” and was filed on 2005-07-28. The claims of the ‘161 Patent are directed to an interocular implant. The expiration date of the ‘161 Patent is November 2, 2030. The claims of the ‘161 Patent relate to the NG Si IMT 3X telescope prosthesis product. The ‘161 Patent has counterpart patents granted in Canada and Europe.
Product	‘161 Patent
NG Si IMT 3X
U.S. Patent No: 10,925,722
U.S. Patent No. 10,925,722 (‘722 Patent) is titled “Apparatus for use in implanting intraocular lenses and method of preparing apparatus for use” and was filed on 2018-04-26. The claims of the ‘722 Patent are directed to apparatus and methods for implanting intraocular lenses. The expected expiration date of the ‘722 Patent is June 22, 2038. The disclosure of the ‘722 Patent relates generally to the components of the SING IMT System. The claims of the ‘510 Publication relate to the SING IMT Injector tip (Tip Assembly,

PN-RM00985-01). The disclosure of ‘722 Patent is also relevant to the SING IMT cartridge (PN-RM00979-01), as well as the Tsert Injector. There are counterpart patent applications to the ‘722 Patent filed in Canada, China, Hong Kong, the European Union and Japan, as well a child patent application pending in the U.S.
Product	Disclosure of the ‘161 Patent
SING IMT Injector tip (Tip Assembly, PN-RM00985-01)
Ss
Tsert Injector
U.S. Patent No. 7,001,427
U.S. Patent No. 7001427, titled “Intraocular Implants,” was filed on 2002-12-17. The claims of the ‘427 Patent are directed to an artificial vision system. The ‘427 Patent is directed to new technology combinations of IMT technology and imaging devices. This technology is not incorporated into existing products. The ‘427 patent expires on February 27, 2023. The ‘427 Patent has counterpart patents granted in the European Union and Canada.
U.S. Patent No. 8,133,273
U.S. Patent No. 8133273, titled “Injectable Intraocular Implants,” was filed on 2006-07-27. The claims of the ‘273 Patent are directed to an intraocular implant apparatus and system. The ‘273 Patent is directed to new technology combinations of IMT technology and imaging devices. The claims of the ‘273 Patent are relevant to the Tsert delivery system and associated technology. The ‘273 patent expires on August 30, 2027. The ‘273 Patent has counterpart patents granted in the European Union, Japan and Canada.
We also rely on trade secrets, know-how, and continuing innovation to develop and maintain our competitive position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications to be filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology.
Our success depends, in part, on an intellectual property portfolio that supports future revenue streams and creates barriers to our competitors. We are maintaining and building our patent portfolio through filing new patent applications, prosecuting existing applications, and licensing and acquiring new patents and patent applications.
Despite these measures, any of our intellectual property and proprietary rights could be challenged, invalidated, circumvented, infringed or misappropriated. Intellectual property and proprietary rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive one. See “Risk Factors — Risks Related to our Intellectual Property.”
Trademarks
Worldwide, we have registered trademarks that we consider to be important to our business. The scope and duration of trademark protection varies widely throughout the world. In some countries, trademark protection continues only so long as the mark is used. Other countries require registration of trademarks and the payment of registration fees. Trademark registrations are generally for fixed but renewable terms.
Government Regulation and Product Approval
The principal markets that we have targeted for our medical devices are the United States, the EU, Australia, New Zealand and Canada. Federal, state and local governmental authorities in the United States and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. The following is an overview of the regulatory approvals in these jurisdictions.
United States
Our products are medical devices subject to extensive and ongoing regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and its implementing regulations, as well as other federal and state regulatory bodies in the United States and comparable authorities in other countries under other statutes and regulations. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, recordkeeping and reporting, clearance or approval, marketing, distribution, promotion, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of compliance and enforcement issues, such as issuance of warning letters, import detentions, civil monetary penalties and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.
FDA’s Pre-market Clearance and Approval Requirements
Each medical device we may seek to commercially distribute in the United States will require a pre-market approval (PMA), or other type of approval or clearance from the FDA. Generally, if a new device has a predicate that is already on the market under a 510(k) clearance, of if this new device is a modification of an existing cleared device, the FDA will allow that new device to be marketed under a 510(k) clearance; otherwise, a PMA is required. Medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the general controls of the FD&C Act, such as provisions that relate to: adulteration; misbranding; registration and listing; notification, including repair, replacement, or refund; records and reports; and good manufacturing practices. Most Class I devices are classified as exempt from pre-market notification under section 510(k) of the FD&C Act, and therefore may be commercially distributed without obtaining 510(k) clearance from the FDA. Class II devices are subject to both general controls and special controls to provide reasonable assurance of safety and effectiveness. Special controls include performance standards, post market surveillance, patient registries and guidance documents. A manufacturer may be required to submit to the FDA a pre-market notification requesting permission to commercially distribute some Class II devices. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are classified as Class III devices. A Class III device cannot be marketed in the United States unless the FDA approves the device after submission of a PMA. However, there are some Class III devices for which FDA has not yet called for a PMA. For these devices, the manufacturer must submit a pre-market notification and obtain 510(k) clearance in orders to commercially distribute these devices. The FDA can also impose sales, marketing or other restrictions on devices in order to assure that they are used in a safe and effective manner.
Pre-market Approval Pathway
A pre-market approval application must be submitted to the FDA for Class III devices for which the FDA has required a PMA. The pre-market approval application process is much more demanding than the 510(k) pre-market notification process. A pre-market approval application must be supported by extensive data from technical, preclinical, and clinical trials, and comply with manufacturing controls and labeling requirements to demonstrate to the FDA’s satisfaction reasonable evidence of safety and effectiveness of the device.
After a pre-market approval application is submitted, the FDA has 45 days to determine whether the application is sufficiently complete to permit a substantive review and thus whether the FDA will file the application for review. The FDA has 180 days to review a filed pre-market approval application, although the review of an application may occur over a significantly longer period of time and can take up to several years. During this review period, the FDA may request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device.
Although the FDA is not bound by the advisory panel decision, the panel’s recommendations are important to the FDA’s overall decision-making process. In addition, the FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with GMPs, also known as QSRs. The Agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.
Upon completion of the PMA review, the FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, including an indication that is more limited than those originally sought; (ii) issue an approvable letter, which reflect FDA’s position that the PMA is approvable, and states what additional information the FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter, which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application outright. If the FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which the FDA’s review clock is reset.
510(k) Clearance Pathway
When a 510(k) clearance is required, we must submit a pre-market notification to the FDA demonstrating that our proposed device is substantially equivalent to a predicate device, which is a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976. By regulation, a pre-market notification must be submitted to the FDA at least 90 days before we intend to distribute a device. As a practical matter, clearance often takes longer than 90 days. To demonstrate substantial equivalence, the manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or different technological characteristics and the information in the pre-market notification demonstrates that the device is equally safe and effective and does not raise different questions of safety and effectiveness. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, the FDA will place the device into Class III.
There are three types of 510(k)s: traditional; special; and abbreviated. Special 510(k)s are for those devices that have been modified in such a way to require a new 510(k), but whose modification does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. The special and abbreviated 510(k)s are intended to streamline review, and the FDA intends to process special 510(k)s within 30 days of receipt.
De Novo Classification
Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure.
This procedure allows a manufacturer whose novel device is automatically classified into Class III to request a lesser classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA Application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012 (“FDASIA”), a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.
Clinical Trials
Clinical trials are almost always required to support pre-market approval and are sometimes required for 510(k) clearance. In the United States, for significant risk devices, these trials require submission of an application for an IDE to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients at specified study sites. During the trial, the sponsor must comply with the FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by the FDA and the appropriate institutional review boards (“IRBs”) at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations and be approved by an IRB at the clinical trials sites. The FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval or clearance of the product.
Sponsors of clinical trials of devices are required to register with clinicaltrials.gov, a public database of clinical trial information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration.

Ongoing Regulation by the FDA
Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:
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establishment registration and device listing;

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labeling regulations and the FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

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medical device reporting regulations, which require that manufactures report to the FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

•
corrections and removal reporting regulations, which require that manufactures report to the FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FD&C Act that may present a risk to health; and

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post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Certain changes to an approved PMA device, including changes in indications, labeling or manufacturing processes or facilities, require submission and FDA approval of a new PMA or PMA supplement, as appropriate, before the change can be implemented. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the device covered by the original PMA. The FDA uses the same procedures and actions in reviewing PMA supplements as it does in reviewing original PMAs.
For a device subject to a 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or possibly a pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with our determination not to seek a new 510(k) clearance, the FDA may retroactively require us to seek 510(k) clearance or possibly a pre-market approval. The FDA could also require us to cease marketing and distribution and/or recall the modified device until 510(k) clearance or pre-market approval is obtained. Also, in these circumstances, we may be subject to significant regulatory fines and penalties.
FDA regulations require us to register as a medical device manufacturer with the FDA. Even though we have a facility in Saratoga, CA, there are no applicable state regulations, including by the California Department of Health Services, because there are no medical device manufacturing operations within the state, only sales and marketing.
The FDA and other regulatory authorities inspect us on a routine basis for compliance with good manufacturing practices at our Israeli facility only. These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our products at our facilities. Further, the FDA requires us to comply with various FDA regulations regarding labeling. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other governmental authorities, which may include any of the following sanctions:
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Warning or Untitled letters, fines, injunctions, consent decrees and civil penalties;

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customer notifications, voluntary or mandatory recall or seizure of our products;

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operating restrictions, partial suspension or total shutdown of production;

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delay in processing submissions or applications for new products or modifications to existing products;

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withdrawing approvals that have already been granted; and

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criminal prosecution.

The Medical Device Reporting laws and regulations require us to provide information to the FDA when we receive or otherwise become aware of information that reasonably suggests our device may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.
Newly discovered or developed safety or effectiveness data may require changes to a product’s labeling, including the addition of new warnings and contraindications, and may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory clearance or approval of our products under development.
We are also subject to other federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices.
Israel
Our manufacturing facility is located in Israel. Our products are registered with the Israeli Ministry of Health. The Medical Device Division deals with registration of medical devices in Israel, including import and export permits, and the registration, supervision and control over the manufacturing, marketing and sale of medical devices.
European Union
In the EU, we are required under the EU MDD to affix the CE Mark to our products in order to sell the products in member countries of the EU. The CE Mark is an international symbol that represents adherence to certain essential principles of safety and effectiveness mandated in the EU MDD, or the Active Implantable Medical Device Directive, or the In Vitro Diagnostic Medical Device Directive, as audited by an EEA notified body and certified by a recognized European Competent Authority. Once affixed, the CE Mark enables a product to be sold within the EEA, as well as other countries that accept the CE Mark.
To demonstrate compliance with the essential requirements, we must undergo a conformity assessment procedure which varies according to the type of medical device and its classification. Except for low risk medical devices (classified as Class I per the EU MDD with no measuring function and which are not sterile) where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU MDD, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The notified body issues a CE certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE Mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.
The CE Mark is contingent upon continued compliance to the applicable regulations and the quality system requirements of the ISO 13485 standard. In addition, if we modify our device, we may need to apply for permission to affix the CE Mark to the modified product. Additionally, we may need to apply for a CE Mark for any new products that we may develop in the future. Certain products regulated as medical devices according to EC-Directives are subject to vigilance requirements for reporting of adverse events.
Other Regions
Most major markets have different levels of regulatory requirements for medical devices. Modifications to the cleared or approved products may require a new regulatory submission in all major markets. The regulatory requirements, and the review time, vary significantly from country to country. Products can also be marketed in other countries that have minimal requirements for medical devices. There are few, if any, countries with regulatory requirements that are more stringent than the U.S.
We intend to pursue market authorizations for our SING IMT system and other product candidates in additional jurisdictions and undergo additional audits. For us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. The approval procedure varies among countries and jurisdictions and can involve additional testing, and the time and costs required to obtain approval may differ from that required to obtain an approval by the FDA. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. Violations of foreign laws governing use of medical devices may lead to actions against us by the FDA as well as by foreign authorities. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain all the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain our ISO 13485:2016 certification and CE Mark certification, which is an international symbol of quality and compliance with applicable European medical device directives.
WA IMT products hold the following marketing approvals, as applicable:
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PMA granted by the FDA;

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CE Mark granted by mdc medical device certification GmbH, EEA notified body 0483;

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Medical Device License granted by Health Canada;

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Australian Register of Therapeutic Goods Certificate granted by Australian Therapeutic Goods Administration; and

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Notification in New Zealand Web Assisted Notification of Devices database granted by — the New Zealand Medicines and Medical Devices Safety Authority.

We received a CE Mark for our SING IMT by mdc medical device certification GmbH, EEA notified body 0483.
Gaining approval to market our products in the United States is a critical element in our strategy. In order to obtain such approval, we must obtain a PMA from the FDA. We cannot assure you when or whether we will obtain such an approval, or what expenditures we will incur, whether or not we obtain such approval, given the many significant risks associated with seeking such an approval from the FDA. See “Risk Factors — Risks Related to Our Business” and “— Risks Related to Product Development and Regulatory Approval.”
Organizational Structure
We currently have one wholly-owned subsidiary: VisionCare Ophthalmic Technologies Ltd., which is incorporated in the State of Israel.
Property and Facilities
Our operations are currently conducted at a leased facility. We lease 2,320 square feet at 27 US HWY 202, Suite 8/9 Far Hills, New Jersey 07931, our corporate headquarters. Our current monthly rent is $6,747 and our current lease ends September 1, 2023. In addition, we lease approximately 12,600 square feet of office, laboratory and manufacturing space at 21 Yegia Kapayim St. in Petah Tiqwa, Israel. Our current monthly rent payment is NIS 97,559 (approximately $31,000). Our current lease ends on December 31, 2022.

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable to conduct our business.
Employees
As of February 28, 2022, we had a total of 22 employees, all of which are full time employees. Of our total workforce, 3 employees are engaged in research and development and 12 in manufacturing, quality assurance, clinical and finance at our research and development and manufacturing facility in Israel. At our U.S. facilities in California and New Jersey, there are 6 employees in marketing, general administrative and finance-related functions. In addition, we have 1 part-time employee and 8 consultants that we engage on a continual basis. We have no collective bargaining agreements with our employees, and we have not experienced any work stoppages. We believe that our relations with our employees are good.
Confidentiality Agreements
We protect our proprietary technology, in part, through confidentiality and nondisclosure agreements with employees, consultants and other parties. Our confidentiality agreements with employees and consultants generally contain standard provisions requiring those individuals to assign to Samsara Vision, Inc., without additional consideration, inventions conceived or reduced to practice by them while employed or retained by Samsara Vision, Inc., subject to customary exceptions.
Legal Proceedings
We are not aware of any pending or threatened legal proceeding against us that could have a material adverse effect on our business, operating results or financial condition. However, the medical device industry is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result, we may be involved in various legal proceedings from time to time.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers, key employees and directors as of the date of this prospectus:
Name	Age	Position
Thomas Ruggia	44	President and Chief Executive Officer and Director
Joshua Fox	51	Chief Financial Officer
Steve DeNelsky	53	Director
David Schiff	49	Director
Thierry Clidiere(2)(4)	70	Director
Jonathan Talamo(1)(3) (4)	60	Director
Tracy Valorie(1)(2) (3) (4)	52	Director
Judy Smythe(1)(2) (3) (4)	66	Director

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

(3)
Member of the Nominating and Corporate Governance Committee.

(4)
Independent Director

Thomas Ruggia, President and Chief Executive Officer and Director
Mr. Ruggia joined us as our Chief Executive Officer and a member of our board of directors in July 2020. With nearly 20 years of ophthalmology business experience, he has a comprehensive and nuanced understanding of the health care environment in the United States and abroad, as well as significant experience in the development and commercialization of vision products with differing regulatory and pricing structures.
Before joining Samsara Vision, Mr. Ruggia spent five years at Johnson & Johnson (NYSE: JNJ), working at Johnson & Johnson Vision and The Janssen Pharma Co. Most recently at Johnson & Johnson Vision, he was the vice president of world-wide customer experience and ocular surface disease from April 2017 to July 2020, responsible for two global commercial teams working in customer strategy, customer service, and field technical service. At Janssen, he was the commercial strategy leader in ophthalmology assigned to an asset in development for AMD from April 2015 to April 2017. Previously, Mr. Ruggia spent fourteen years at Alcon, a division of Novartis, working in a variety of ophthalmology sales and marketing roles with escalating responsibility. He graduated with a Bachelor of Science from The College of New Jersey in 1998. We believe that Mr. Ruggia is qualified to serve on our board of directors because of his leadership in conceptualizing and developing our brand and business and his experience in the ophthalmology business.
Joshua Fox, Chief Financial Officer
Mr. Fox has served as our Chief Financial Officer since January 2021. Mr. Fox has more than 25 years of diversified investment banking and legal experience. He has advised public and privately held companies on a wide range of topics, including mergers and acquisitions, capital raising, financial restructuring, and strategic alternatives. Prior to joining the company, he served as the managing director of Montminy & Co. from September 2019 to December 2020. Mr. Fox was a managing director in the investment banking group at Stout Risius Ross Advisors LLC from May 2015 to May 2019, where he also served as the head of the Real Estate, Lodging, and Leisure investment banking division. Previously, he co-founded Underwood, Fox & McClintock, a boutique investment bank and strategic advisory firm specialized in Real Estate advisory. Prior to that, Mr. Fox was a managing director at Houlihan Lokey’s Real Estate Strategic Advisory Group, a vice president of investment banking at Merrill Lynch, and the president of Burlington Capital

Markets Inc., where he created and executed new business initiatives that grew revenue from approximately $30 million to $40 million. Mr. Fox began his career as an associate at the New York law firm Skadden, Arps, Slate, Meagher & Flom LLP. He received his Bachelor’s in Business Administration from the University of Michigan and holds a Juris Doctor from Columbia University School of Law.
Steve DeNelsky, Director
Mr. DeNelsky has served as a member of our board of directors since October 2015. Mr. DeNelsky has over 20 years of healthcare investment experience across all sectors, including medical devices and diagnostics. Mr. DeNelsky is the founder of Life Science Alternative Funding (LSAF), an investment company. Prior to founding LSAF in 2013, Mr. DeNelsky worked for 12 years at various hedge funds as a healthcare analyst and portfolio manager. Mr. DeNelsky managed Sapphire Capital, a healthcare only hedge fund that returned mid-high teens returns from 2005 to 2007 and attracted over $230 million in capital. Mr. DeNelsky served as lead director of Amicas (Nasdaq: AMCS), a healthcare technology company, from 2001 to 2010. Prior to his direct investment experience, Mr. DeNelsky was a Senior Equity Analyst at CS First Boston, Deutsche Bank and Furman Selz, covering a variety of healthcare services companies. Before coming to Wall Street, Mr. DeNelsky worked in the healthcare industry for a healthcare consulting, mergers and acquisitions and valuation firm based in Washington D.C. We believe that Mr. DeNelsky is qualified to serve on our board of directors due to his extensive business and investment experience in the healthcare industry.
David Schiff, Director
Mr. Schiff has served as a member of our board of directors since January 2021. Mr. Schiff is the co-founder and chief executive officer of Innovatus Capital Partners, LLC, a boutique specialty finance asset management firm focused on private credit and asset-based investments, and has served on the firm’s investment committee since its inception in January 2016. He participates on the boards of several portfolio companies across healthcare, consumer and equipment businesses and has managed capital for limited partners across institutions, pension funds and endowments over the last 25 years. Prior to founding Innovatus Capital Partners, LLC, Mr. Schiff was a partner at Perella Weinberg Partners and the portfolio manager of the Asset Based Value Funds from 2008 to 2016, which had over $2 billion of equity under his management. We believe that Mr. Schiff is qualified to serve on our board of directors due to his strategic leadership skills and experience in helping life science companies with their corporate strategy and corporate finance.
Thierry Clidiere, Director
Mr. Clidiere has served as a member of our board of directors since February 2016. Mr. Clidiere brings more than 40 years of executive experience in marketing, sales and acquisition management within the pharmaceutical and medical device industry. Launching his career at Pfizer, Inc., Mr. Clidiere held various roles in the areas of sales, marketing, operations and business development in several of their international offices. In 1983, he joined Alcon Laboratories, where he spent the next 28 years in executive management positions, including general manager and president of Alcon Spain, president of Alcon France, area president of Alcon Latin America, area president of Alcon Europe, Middle East & Africa and, until 2011, vice president strategic and commercial integration Alcon/Novartis. Mr. Clidiere is a member of the board of ORA Clinicals since June 2018 and Hellen Keller International since September 2007. Mr. Clidiere was selected to serve as a member of our board of directors due to his extensive executive experience within the pharmaceutical and medical device industry.
Jonathan Talamo, Director
Dr. Talamo has served as a member of our board of directors since January 2021. He has also been the principal at Jonathan H. Talamo, M.D., P.C. since January 2001 and JHT Strategic Consulting since December 2019. Dr. Talamo brings more than 30 years of experience as a practicing ophthalmologist and thought leader in the field, serving on the faculty of Harvard Medical School for over 20 years. Additionally, he has significant experience as a consultant and senior executive for medical device and biopharmaceuticals companies. Dr. Talamo was previously chief medical officer of Ocular Therapeutix, Inc. from January 2016 to June 2017 and subsequently chief medical officer and worldwide vice president of clinical and medical affairs at Johnson & Johnson Vision (NYSE: JNJ) from July 2017 to December 2019. He is a member of the board of CXL Ophthalmics since March 2020, OcuDyne Inc. since September 2020, Ripple Therapeutics since April 2021 and the Wilmer Eye Institute of the Johns Hopkins Hospital since November 2017. Dr. Talamo received B.A. and MD degrees from the Johns Hopkins University. Dr. Talamo was selected to serve as a member of our board of directors because of his extensive consulting and executive experience for medical device and biopharmaceuticals companies, as well as his experience as a practicing ophthalmologist.
Tracy Valorie, Director
Ms. Valorie has served as a member of our board of directors since January 2021. Ms. Valorie is a strategic business consultant and has been the owner of TMV Associates LLC since July 2019. Ms. Valorie has 30 years of experience in the pharmaceutical and biotech industry. Ms. Valorie served as the senior vice president and general manager of the U.S. pharmaceutical and surgical businesses at Bausch + Lomb from July 2012 to May 2019. Prior to joining B+L in 2012, Ms. Valorie served as commercial lead of ophthalmology at Pfizer Inc. (NYSE: PFE), where she had global responsibility for the ophthalmology brands as well as responsibility for commercial development of the mid-stage portfolio and long-range strategic planning. Ms. Valorie currently sits on the boards of PolyActiva Pty Ltd. and LayerBio Inc. and has done so since September 2020 and November 2020, respectively. From November 2014 to October 2018, Ms. Valorie served as a member of the board of Ophthalmic World Leaders, and since 2019, she has sat on their recently formed advisory board. In addition, Ms. Valorie has previously held board membership seats at The Glaucoma Foundation, from November 2009 to September 2011, and the ARVO Foundation for Eye Research, from November 2009 to September 2011. Ms. Valorie holds a Master’s in Business Administration from Rensselaer Polytechnic Institute and a Bachelor of Science in Molecular Biology from the University of Connecticut at Storrs, CT. We selected Ms. Valorie to serve on our board of directors due to her experience in clinical development, early commercial assessment, marketing and strategic planning in the pharmaceutical and biotech industry.
Judy Smythe, Director
Ms. Smythe has executive experience across leading organizations and early-stage companies, including nearly two decades of healthcare services and technology experience with an emphasis on clinical trials, care management, wellness, and consumer engagement. Since early 2021, Ms. Smythe has led business and clinical operations at Aural Analytics, a company that harnesses the clinical utility of speech to enable early detection, screening, diagnosis, and tracking of human health. In 2020, she served as interim CFO for Evidation Health, which powers a delivery platform for behavior-focused studies. Prior to joining Evidation Health, Ms. Smyth served as CEO and COO of Science 37, the industry leader in virtual clinical trials. From 2016-1018, she was COO and CRO of Centauri Health Solutions, a health care business providing software and services to enable risk adjustment, quality, and eligibility programs for health plans and providers. Before Centauri, Ms. Smyth was President and COO of WebMD Health Services software and services business, which integrates health coaching across software, mobile, telephonic and on-site. She served as General Manager of the McKesson Care Management business unit, providing care coordination across physical, behavioral and community care in commercial, Medicare, and Medicaid domains. Prior to her care management role, she acted as General Manager of the McKesson Financial Center, the largest financial shared service in North America. She also serves as a Board director and member of the Audit Committee for Mathematica, Inc. Ms. Smythe graduated with a Master of International Management degree from Thunderbird School of Global Management, a Bachelor of Arts degree from Xavier University, and attended Executive Education coursework at the Stanford Graduate School of Business. We selected Ms. Smythe to serve on our board of directors due to her experience in healthcare services and technology experience with an emphasis on clinical trials, as well as financial and accounting background.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Composition of Board of Directors
After this offering, our board of directors will consist of 6 directors. Our directors are appointed by the board of directors at the annual general meeting. Each director’s term will continue until the annual meeting of the stockholders next held after his or her election and the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal.
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Arrangements for Election of Directors and Members of Management
With the exception of our directors Steve DeNelsky and David Schiff, who were appointed by VOT, our controlling stockholder, there are no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of our executive management or our directors were selected.
Director Independence
Our board of directors has determined that Thierry Clidiere, Jonathan Talamo and Tracy Valorie do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under                 .
Committees of the Board of Directors
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee will be responsible for, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•
discussing with our independent registered public accounting firm their independence from management;

•
reviewing with our independent registered public accounting firm the scope and results of their audit;

•
approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual consolidated financial statements that we file with the SEC;

•
overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing our policies on risk assessment and risk management;

•
reviewing related person transactions; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the consummation of this offering, our audit committee will consist of Judy Smythe, Thierry Clidiere and Tracey Valorie, with Ms. Smythe serving as chair. Rule 10A-3 of the Exchange Act requires that our audit committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that each member of our audit committee meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act. Each member of our audit committee also meets the financial literacy requirements of Nasdaq. In addition, our board of directors has determined that Ms. Smythe will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.samsaravision.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
overseeing our succession plan for the CEO and other executive officers;

•
overseeing the evaluation of the effectiveness of our board of directors and its committees; and

•
developing and recommending to our board of directors a set of corporate governance guidelines.

Upon the consummation of this offering, our nominating and corporate governance committee will consist of Jonathan Talamo, Tracey Valorie and Judy Smythe, with Tracy Valorie serving as chair. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our principal corporate website at www.samsaravision.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•
reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•
reviewing and making recommendations to the board of directors regarding director compensation; and

•
appointing and overseeing any compensation consultants.

Upon the consummation of this offering, our compensation committee will consist of Jonathan Talamo, Tracy Valorie and Judy Smythe, with Jonathan Talamo serving as chair. Our board has determined that each member of our compensation committee meets the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our principal corporate website at www.samsaravision.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.samsaravision.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and 2020.
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in Pension Value and Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Thomas Ruggia	2020	$175,909	—	—	$608,798	—	—	$100,000	$884,707
President and Chief Executive Officer(1)	2021	$360,000	$75,000	—	—	—	—	—	$435,000
Richard Powers	2020	$216,000	—	—	—	—	—	$141,000	$357,000
Executive Vice President and Former Chief Financial Officer(2)	2021	$54,000	—	—	—	—	—	$47,743	$101,743
Joshua Fox	2020	$—	—	—	—	—	—	—	$—

Chief Financial Officer(3)	2021	$300,000	—	$299,150	—	—	—	—	$599,150

(1)
Mr. Ruggia was appointed as the Company’s President and Chief Executive Officer on July 6, 2020.

(2)
Mr. Powers resigned from his position as Chief Financial Officer on March 31, 2021.

(3)
Mr. Fox was appointed as the Company’s Chief Financial Officer on January 1, 2021.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the number of outstanding equity awards held by each of our named executive officers as of December 31, 2021:
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Thomas Ruggia	438,715	443,065	1.08	07/30/2030	0
President and Chief Executive Officer
Richard Powers	129,380	0	0.06	12/08/2025	0
Executive Vice President and Former Chief Financial Officer
Joshua Fox	5,304	306,452	2.21	01/04/2031	0
Chief Financial Officer

Employment Agreements with Executive Officers
We, and through certain of our subsidiaries, have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance. See “Related Party Transactions” for additional information.
Employment Agreement with Thomas Ruggia, our President and Chief Executive Officer
On June 19, 2020, we entered into an agreement (the “CEO Employment Agreement”) with Mr. Thomas Ruggia, pursuant to which, effective July 6, 2020, Mr. Ruggia provides us with services as our President and Chief Executive Officer. Pursuant to the terms of the CEO Employment Agreement, Mr. Ruggia is entitled to a monthly salary in the amount of $30,000 (which is equivalent to $360,000 on an annualized basis), which will be adjusted to a monthly amount of $33,333.33 (which is equivalent to $400,000 on an annualized basis) upon the completion of this offering. The CEO Employment Agreement also provides for other employee benefits such as reimbursement of expenses and certain bonus payments, including a yearly incentive bonus for up to 50% of the yearly salary, a sign-up bonus in the amount of $100,000 and a bonus in the amount of $250,000 to be paid upon the achievement of certain milestones. In addition, and under the CEO Employment Agreement, Mr. Ruggia was granted options to purchase up to 881,780 shares of common stock under our Equity Incentive Plan. Both parties may terminate the CEO Employment Agreement at any time for any reason.
Employment Agreement with Joshua Fox, our Chief Financial Officer
On December 17, 2020, we entered into an agreement (the “CFO Employment Agreement”) with Mr. Joshua Fox, pursuant to which, effective January 1, 2021, Mr. Fox provides us with services as our Chief Financial Officer. Pursuant to the terms of the CFO Employment Agreement, Mr. Fox is entitled to a monthly salary in the amount of $25,000 (which is equivalent to $300,000 on an annualized basis). The CFO Employment Agreement also provides for other employee benefits such as reimbursement of expenses and certain bonus payments, including a yearly incentive bonus for up to 30% to 40% of the yearly salary and a bonus in the amount of $100,000 to be paid upon the achievement of certain milestones. In addition, and under the CFO Employment Agreement, Mr. Fox was granted options to purchase up to 311,756 shares of common stock under our Equity Incentive Plan. Both parties may terminate the CEO Employment Agreement at any time for any reason.
Director Compensation
Summary Compensation Table
The following table sets forth the compensation we paid our non-executive directors during the fiscal year ended December 31, 2021.
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Steve DeNelsky	—	—	—	—	—	—	—
Thierry Clidiere	—	—	—	—	—	—	—
David Schiff	—	—	—	—	—	—	—
Judy Smythe	—	60,177	—	—	—	—	60,177
Jonathan Talamo	—	28,829	—	—	—	—	28,829
Tracy Valorie	—	28,829	—	—	—	—	28,829

Service Contracts with Non-Executive Directors
The terms of the appointment of our executive and non-executive directors are agreed upon and set out in writing at the time of their respective appointment in our template letter of appointment. The letter of appointment sets out the key terms and conditions of the directors’ appointment, including their duties, rights and responsibilities, time commitment and the board of directors’ expectations regarding involvement with committees of the board of directors. The letter of appointment does not provide for benefits upon the conclusion of the respective service. Directors are not compensated for serving as such.
Consulting Agreement with Dr. Jonathan Talamo
On October 30, 2020, we entered into a consulting agreement with Dr. Jonathan Talamo, a member of our board of directors. Pursuant to the consulting agreement, Dr. Talamo has agreed to provide consultant services relating to U.S. and international surgeon engagements, advisory services related to EU commercialization efforts and U.S. clinical trials. The consulting agreement may be terminated by either party by providing ten days written notice. We have agreed to pay Dr. Talamo a monthly retainer of $2,550, as well as an hourly rate of $850 per hour, plus expenses, for services performed in excess of three hours in any month.
Equity Incentive Plan
We maintain one equity incentive plan — the Samsara Vision Inc. 2015 Equity Incentive Plan. As of December 31, 2021, the number of shares of common stock reserved for the exercise of options granted under our Equity Incentive Plan was 3,528,088.
Our Equity Incentive Plan was adopted by our board of directors in December 2015 and became effective immediately thereafter. In January 2021, our board of directors approved and, subsequently, our stockholders approved an amendment to our Equity Incentive Plan to increase the total number of shares of common stock authorized for issuance under our Equity Incentive Plan from 2,785,588 to 3,115,588. In November 2021, our board of directors approved an increase to the total number of shares of common stock authorized for issuance under our Equity Incentive Plan from 3,115,588 to 3,528,088. Our and our subsidiaries’ employees, directors, officers, and service providers, including our controlling stockholder, are eligible to participate in this plan and receive awards of options or restricted stock (individually or collectively, the “Awards”).
Our Equity Incentive Plan is administered by our board of directors and the terms of grants, including exercise price, method of payment, vesting schedule, acceleration of vesting and the other matters necessary in the administration of our Equity Incentive Plan.
As a default, our Equity Incentive Plan provides that upon termination of employment for any reason, other than in the event of death, disability or cause, all unvested options will expire and all vested options will generally be exercisable for 3 years following such termination, or within such shorter time period, not less than thirty (30) days, or within such shorter time period, not exceeding five (5) years, subject to the terms of our Equity Incentive Plan.
Upon termination of employment due to death or disability, all the vested options at the time of termination of employment, will generally be exercisable for three (3) years, or longer period, not exceeding five (5) years after the termination date, as determined by the plan administrator, our board of directors, subject to the terms of our Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2017 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Employment Agreements
We have entered into written employment and service agreements with each of our executive officers and have executed letters of appointment with each member of our board of directors. All employment agreements with our executive officers contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. Members of our senior management are eligible for bonuses each year. The bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and approved annually by our board of directors that also set the bonus targets for our Chief Executive Officer. Our directors’ letters of appointment contain confidentiality clauses. See “Management — Employment Agreements with Executive Officers” and “— Service Contracts with Non-Executive Directors.”
Indemnification Agreements
We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see “Executive and Director Compensation — Limitations of Liability and Indemnification.”
Stock Options
Since our inception, we have granted options to purchase shares of our common stock to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions. We describe our option plans under “Executive and Director Compensation — Equity Incentive Plan.” If the relationship between us and an executive officer or a director is terminated, except for cause (as defined in the various option plan agreements), options that are vested will generally remain exercisable for three years after such termination.
Policies and Procedures for Related Person Transactions
Prior to the effectiveness of this registration statement, we intend to adopt a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of “related person transactions.” For purposes of this policy, a “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000 including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy. A “related person” is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.
Under this policy, when a transaction is identified as a related person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. In reviewing and approving any such transactions, our audit committee or other independent body of our board of directors, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. All of the transactions described in this section occurred prior to the adoption of this policy.
Note Purchase Agreement with VOT Holdings LLC
On December 16, 2020, we entered into the Note Agreement with our controlling stockholder, VOT, in an aggregate principal amount of $3,000,000. On March 16, 2021, we and VOT amended the Note Agreement to increase the Principal Amount by $10,000,000, of which $4,000,000 was received on March 16, 2021 and $6,000,000 was received on June 16, 2021. The Principal Amount bears interest of 6% per annum. The Principal Amount and all accrued and unpaid Interest shall be due and payable by the Company on demand on or after January 1, 2022. On December 14, 2021, we entered into an amendment to the Note Agreement with VOT to extend the maturity date of our outstanding convertible notes to January 1, 2023. On February 25, 2022, we amended the Note Agreement with VOT to increase the Principal Amount by $5,200,000, of which $2,566,122 was received on February 28, 2022.
The Note Agreement provides that the Principal Amount shall convert into shares of our common stock or be repaid as follows:
(iii)
mandatory conversion — on the date of a Qualified Financing (as defined in the Note Agreement), all outstanding Principal Amount and all accrued and unpaid Interest shall be automatically converted into the class of the Company’s capital stock that is sold by the Company in a Qualified Financing at a price equal to 65% of the lowest price paid per share by the investors in the Qualified Financing;

(iv)
sale of Company — in any sale of all or substantially all of the assets of the Company to an unaffiliated third party, merger, consolidation or other transaction of the Company, the Company shall pay in preference an amount equal to 1.25 times the original Principal Amount.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of shares of our common stock as of March 23, 2022 by:
•
each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our issued and outstanding share of common stock;

•
each of our directors and executive officers; and

•
all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of common stock. Shares of common stock issuable under share options that are exercisable within 60 days after March 23, 2022 are deemed issued and outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed issued and outstanding for the purpose of computing the percentage ownership of any other person. Percentage of shares beneficially owned before this offering is based on 4,950 shares of common stock issued and outstanding on March 23, 2022. The number of shares of common stock deemed outstanding after this offering includes the shares of common stock being offered for sale in this offering but assumes no exercise by the representative of the underwriters of the over-allotment option.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise noted below, each beneficial owner’s address is: c/o Samsara Vision, Inc., 27 Route 202, Suites 8 & 9, PO Box 705, Far Hills, NJ 07931.
	No. of Shares Beneficially Owned Prior to this Offering	Percentage Owned Before this Offering(1)	Percentage Owned After this Offering
Holders of more than 5% of our voting securities:
VOT Holdings LLC(2)	14,850,000	99.97%	76.8%
Directors and executive officers who are not 5% holders:
Thomas Ruggia	495,729(3)	2.74%	2.00%
Joshua Fox	94,019(4)	**%	**%
Steve DeNelsky	0	0%
David Schiff	0	0%
Thierry Clidiere	58,177(5)	**%	**%
Jonathan Talamo	14,464(6)	**%	**%
Tracy Valorie	14,464(7)	**%	**%
Judy Smythe	4,952(8)	**%	**%
All directors and executive officers as a group (8 persons)	681,807	3.77%	2.75%

*
Indicates director of the Company.

**
Less than 1%.

(1)
The percentages shown are based on 4,950 shares of common stock and 9,000,000 shares of Series A Convertible Stock, convertible into 14,850,000 shares of Common Stock, issued and outstanding as of March 23, 2022.

(2)
VOT Holdings LLC is owned by three private investments funds (Perella Weinberg Partners Asset Based Value Fund LP, Perella Weinberg Partners Asset Based Value Cayman Intermediate Fund II Ltd. and Perella Weinberg Partners ABV Opportunity Master Fund III F L.P.), which are managed and controlled by Perella Weinberg Partners Capital Management LP (“PWPCM”). Vladimir Shendelman,

Yunqi (Frances) Ni, Mark Polemeni, Christopher Bittman and Peter Weinberg may be deemed to have voting and dispositive power over the shares held by VOT Holdings LLC.
(3)
Includes 495,729 vested options to purchase common stock.

(4)
Includes 94,019 vested options to purchase common stock.

(5)
Includes 58,177 vested options to purchase common stock.

(6)
Includes 14,464 vested options to purchase common stock.

(7)
Includes 14,464 vested options to purchase common stock.

(8)
Includes 4,952 vested options to purchase common stock.

DESCRIPTION OF OUR SECURITIES
The following description summarizes important terms of our capital stock, our certificate of incorporation, our bylaws and Delaware law. Prior to this offering, we intend to adopt amended and restated certificate of incorporation. When we refer to our certificate of incorporation in this prospectus, unless the context provides otherwise, we refer to our amended and restated certificate of incorporation as we expect to adopt it during the course of this offering. The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws which are filed as exhibits to our registration statement of which this prospectus forms a part.
General
Upon the closing of this offering, our authorized capital stock will consist of 90,000,000 shares of common stock, par value $0.0001 per share, of which 21,526,186 shares will be issued and outstanding. All of our issued and outstanding shares have been validly issued, fully paid and non-assessable.
Our bylaws permit the board of directors to issue the whole or any part of any unissued balance of the authorized capital stock. Our certificate of incorporation permits us to increase or decrease the number of authorized shares of common stock by the affirmative vote of the holders of a majority of the stock of the company entitled to vote.
DESCRIPTION OF SECURITIES
Common Stock
In the last three years, we have issued an aggregate of 4,950 shares of common stock pursuant to the exercise of employee options for aggregate net proceeds of $300.
Voting Rights.   Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the common stock entitled to vote in any election of directors will be able elect all of the directors standing for election.
Dividends.   Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock will be entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. The right of holders of our common stock to receive dividends is subject to the rights of holders of Series A Preferred Stock to received dividend pursuant to the certificate of incorporation.
Liquidation.   In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding preferred stock, including, without limitation, the liquidation preference granted to holders of our Series A Preferred Stock pursuant to the certificate of incorporation.
Rights and Preferences.   Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate in the future, including, without limitation, the rights granted to holders of our Series A Preferred Stock pursuant to the certificate of incorporation.
Preferred Stock
In 2015, we have issued 9,000,000 shares of our Series A Preferred Stock. The Series A Preferred Stock will automatically convert into 14,850,000 shares of Common Stock immediately prior to the closing of this Offering.

We have no present plans to issue any additional shares of preferred stock. However, in the event that we issue additional shares of preferred stock after the date of the offering, the investors in this offering will be diluted.
Dividends.   Holders of the Series A Preferred Stock are entitled to receive a non-cumulative cash dividend payable, when and if declared by the board of directors out of funds legally available therefore and in preference to any dividend payable on the common stock or any class or series of security that is convertible into common stock.
Liquidation.   In the event of our liquidation, dissolution or winding up, holders of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets legally available for distribution to stockholders before any payment shall be made to the holders of common stock, an amount equal to the greater of (i) $15,000,000 in the aggregate, distributed pro rata based on the number of shares of Series A Preferred Stock held by each such holder, and (ii) such amount per share as would have been payable had all shares of Series A preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. In the event that the assets available for distribution to stockholders will be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they entitled, the holders of shares of Series A Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
Conversion and Anti-Dilution Protections.   Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time, into shares of common stock, subject to the occurrence of certain events as more fully described in our certificate of incorporation. Each share of Series A Preferred Stock shall be convertible into one share of common stock. Each share of Series A Preferred Stock will be automatically converted into shares of our common stock based on the then effective conversion rate, upon either: (i) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding Series A Preferred Stock.
Voting Rights.   Each holder of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.
Options
Since July 2020 through December 2021, we have granted options to purchase an aggregate of 1,420,112 shares of common stock to directors, officers, employees and service providers at an exercise price of $1.18 per share, of which 0 options were exercised.
Anti-Takeover Provisions
Some provisions of Delaware law, our certificate of incorporation and our bylaws, summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent the following: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for the shares held by stockholders.
These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals.

Section 203 of the General Corporation Law statute of the State of Delaware
We are subject to Section 203 of the General Corporation Law statute of the State of Delaware (the “DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:
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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws provide that:
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only the board of directors (and not the stockholders) may fill vacancies and newly created directorships and vacancies may only be filled by a majority vote of the directors then in office;

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our bylaws may be amended or repealed by our board of directors or by stockholders holding a majority of the shares entitled to vote thereon;

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the authorized number of directors can be changed by resolution of our board of directors or by stockholders holding a majority of the shares entitled to vote thereon;

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our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

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our bylaws provide that only the board of directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President, may call a special meeting of stockholders and that only the board of directors may postpone, reschedule or cancel any special meeting of stockholders that was previously scheduled.

The combination of these provisions makes it more difficult for our existing stockholders to replace the board of directors as well as for another party to obtain control of us by replacing the board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be VStock Transfer LLC.
Listing
We have applied to list our common stock on the Nasdaq Capital Market under the symbol “SMSA.” No assurance can be given that a liquid trading market will develop for the common stock.
SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, no public market existed for our common stock. Sales of substantial amounts of our common stock following this offering, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. Assuming that the underwriters do not exercise their over-allotment option with respect to this offering and assuming no exercise of options outstanding following the offering, we will have an aggregate of 21,526,186 shares of common stock outstanding upon completion of this offering. Of these shares, the common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” (as that term is defined under Rule 144 of the Securities Act), who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.
The remaining 19,026,186 shares of common stock will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements.
Lock-up Agreements
We and all of our directors and executive officers signed lock-up agreements pursuant to which, subject to certain exceptions, they agreed not to sell or otherwise dispose of their shares of common stock or any securities convertible into or exchangeable for common stock for a period of at least 240 days after the date of the pricing of our initial public offering without the prior written consent of the representative of the underwriters. The holders of over 5% of our Common Stock have also signed lock up agreements pursuant to which, subject to certain exceptions, they agreed not to sell or otherwise dispose of their shares of common stock or any securities convertible into or exchangeable for common stock for a period of at least 180 days after the date of the pricing of our initial public offering without the prior written consent of the representative of the underwriters.
Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
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1% of the number of shares of our common stock then outstanding; and

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the average weekly trading volume in our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement. Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Form S-8 Registration Statement
Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up the common stock issued or reserved for issuance under our Equity Incentive Plan. The registration statement on Form S-8 will become effective automatically upon filing. Common stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to a lock-up, in which case, immediately after the term of the lock-up expires.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE COMMON STOCK INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their direct or indirect beneficial ownership and disposition of shares of our common stock issued pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.
We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or former long-term residents.
In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions
As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our common stock in the foreseeable future. If we make distributions on our common stock or on any warrants (“Warrants”) we may issue in the future (as described below under “Constructive Dividends on Warrants”), those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock or Warrants, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of common stock.” Any such distributions would be subject to the discussions below regarding withholding taxes applicable to non-U.S. Holders, including any withholding taxes imposed under the Foreign Account Tax Compliance Act (“FACTA”).
Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with a properly completed and fully executed IRS Form W-8BEN, IRS Form W-8 BEN-E or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with a properly completed and fully executed IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a U.S. withholding tax, but would be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If you are eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.
Constructive Dividends on Warrants
Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of Warrants, or an adjustment to the exercise price of Warrants, may be treated as a constructive distribution to a U.S. Holder of Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of Warrants should generally not result in a constructive distribution. Any constructive distributions would generally be subject to the tax treatment described above under “Distributions”.
Exercise or Expiration of Warrants
In general, a Non-U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Warrant by payment of the exercise price, except possibly to the extent of cash paid in lieu of a fractional share. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Warrant on a cashless basis, and Non-U.S. Holders are urged to consult their tax advisors as to the exercise of a Warrant on a cashless basis.

If a Warrant expires without being exercised, a Non-U.S. Holder that is engaged in a U.S. trade or business to which any income from the Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non-U.S. Holder’s tax basis in a Warrant. The amount paid to purchase our common stock and Warrants will be apportioned between them in proportion to the respective fair market values of the common stock and Warrants, and the apportioned amount will be the tax basis of the common stock and Warrants respectively. The fair market value of our common stock for this purpose will generally be its trading value immediately after issuance.
Gain on Sale, Exchange or Other Disposition of Our Common Stock or Warrants
Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or Warrants unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

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we are a “U.S. real property holding corporation” for U.S. federal income tax purposes (“USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock or Warrants. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if (A) in the case of our common stock, (a) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the Nasdaq Capital Market, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange; and (B) in the case of Warrants, either (a)(i) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the Nasdaq Capital Market, (ii) Warrants are not considered regularly traded on an established securities market and (iii) the Non-U.S. Holder does not own, actually or constructively, Warrants with a fair market value greater than the fair market value of 5% of the shares of our common stock, determined as of the date that such Non-U.S. Holder acquired its Warrants, or (b)(i) Warrants are considered regularly traded on an established securities market, and (ii) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of Warrants throughout the five-year period ending on the date of the sale or exchange. Warrants are may not be regularly traded on an established securities market. If the foregoing exception does not apply, and we are a USRPHC, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

Backup Withholding and Information Reporting
Information returns may be filed with the IRS in connection with distributions on our common stock or constructive dividends on Warrants, and the proceeds of a sale or other disposition of the common stock or Warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.
A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. Person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock or constructive dividends on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.
Payment of the proceeds of the sale or other disposition of the common stock or Warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of the common stock or Warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
FATCA imposes withholding tax on certain types of payments made to foreign financial institutions and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds from the sale or other disposition of, our common stock or Warrants paid to a “foreign financial institution” or to certain “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Department of the Treasury. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock or Warrants. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock or Warrants, and the possible impact of these rules on the entities through which they hold our common stock or Warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.
THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK AND WARRANTS, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING
ThinkEquity is acting as representative of the underwriters (the “Representative”). On           , we entered into an underwriting agreement with the Representative (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell, and each underwriter named below has severally agreed to purchase, the number of shares of common stock listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus.
Underwriters	Number of Shares
ThinkEquity LLC

Total
The underwriters have committed to purchase all of the shares offered by us in this offering (the “Shares”), other than those covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.
The underwriters are offering the Shares subject to prior sale when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.
The underwriters propose to offer the Shares to the public at the public offering price set forth on the cover of the prospectus. After the Shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.
Over-Allotment Option
We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 375,000 additional shares of our common stock (15% of the shares sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our common stock in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering. If this option is exercised in full, the total offering price to the public will be $17.25 million and the total net proceeds to us, will be $15.1 million.
Discounts and Commissions
The Representative has advised that the underwriters propose to offer the Shares to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer the Shares to securities dealers at that price less a concession of not more than      per share, of which up to      may be re-allowed to other dealers.
The following table summarizes the public offering price, underwriting discounts and commissions, and proceeds to us before expenses, assuming both no exercise and full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$
Underwriting discount ( %)(1)	$
Proceeds, before expenses, to us	$

(1)
We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option) which is not included in the underwriting discounts and commission.

We have paid an expense deposit of           to the Representative, which will be applied against the Representative’s accountable out-of-pocket expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering. We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $75,000, the fees and expenses related to the use of book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, out of pocket fees and expenses of the Representative for marketing and roadshows for the offering not to exceed $20,000, and the costs associated with preparing bound volumes of the public offering materials and any commemorative mementos or lucite tombstones for the offering in an amount not to exceed $3,000
We expect that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately                 .
Representatives’ Warrants
We have agreed to issue to the Representative, upon the closing of this offering, warrants to purchase up to an aggregate of           shares of our common stock (5% of the shares of common stock sold in this offering, but excluding any shares sold upon exercise of the underwriters’ over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at a per share price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on the six-month anniversary of the effective date of the registration statement of which this prospectus is a part and expiring on the date that is five years following the date that such warrants become exercisable.
The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.
Discretionary Accounts
The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements
Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, for a period of 240 days from the date of this prospectus, and with respect to the majority of our stockholders, for a period of 180 days from the date of this prospectus, not to engage in any of the following, whether directly or indirectly, without the Representative’s consent: offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, our common stock or any securities convertible into or exercisable or exchangeable for our common stock (the “Lock-Up Securities”); enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities; make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities; enter into any transaction, swap, hedge, or other arrangement relating to any Lock-Up Securities, subject to customary exceptions; or publicly disclose the intention to do any of the foregoing.
Right of First Refusal
For 12 months from the closing date of this offering, the Representative will have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12-month period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.
Pricing of the Offering
Prior to this offering, there was no established public market for our common stock. The public offering price was negotiated between us and the underwriters. In determining the price, we considered our history and prospects, our business potential and earnings prospects, an assessment of our management, general securities market conditions at the time of the offering, and such other factors that we deemed relevant.
An active trading market for the shares of our common stock may not develop. It is also possible that the Shares will not trade in the public market or above the initial public offering price following the closing of this offering.
Indemnification
We have agreed to indemnify the underwriters against liabilities relating to this offering that may arise under the Securities Exchange Act of 1934 and from any breach of the representations and warranties contained in the Underwriting Agreement. We have further agreed to contribute to payments that the underwriters may be required to make for these liabilities.
Electronic Offer, Sale and Distribution of Shares
This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Offer Restrictions Outside of the United States
Other than in the United States, no action has been taken that would permit a public offering of our common stock in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

•
Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Stabilization
In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares that the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that the underwriters purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that the underwriters purchase in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Other Relationships
The underwriters and their affiliates may in the future provide various advisory, investment and commercial banking and other services for us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have not yet had, and have no present arrangements with any of the underwriters for any further services.

LEGAL MATTERS
Sullivan & Worcester LLP of New York, New York will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Alston & Bird LLP, New York, New York.
EXPERTS
The consolidated financial statements of Samsara Vision, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, included in this prospectus and in the Registration Statement have been so included in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.
We also maintain a website at www.samsaravision.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

SAMSARA VISION, INC.
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
SAMSARA VISION, INC.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Samsara Vision, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the financial statements, the Company has suffered recurring losses from operations, has a negative cash-flow from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Haifa, Israel March 10, 2022	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global
We have served as the Company’s auditor since 2003

SAMSARA VISION, INC.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)
		December 31,
	Note	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$2,706	$2,236
Restricted cash		171	166
Other receivables and prepaid expenses	3	122	77
Inventories		20	27
Total current assets		3,019	2,506
LONG-TERM ASSETS:
Deferred offering costs		373	—
Property and equipment, net	4	14	50
Severance pay fund		259	256
Total long-term assets		646	306
Total assets		$3,665	$2,812
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) CURRENT LIABILITIES:
Trade payables		$483	$655
Other accounts payable and accrued expenses	5	671	612
Total current liabilities		1,154	1,267
NON-CURRENT LIABILITIES:
Convertible loan	6	10,500	3,000
Accrued severance pay		378	361
Total long-term liabilities		10,878	3,361
COMMITMENTS AND CONTINGENT LIABILITIES	7
CONVERTIBLE PREFERRED STOCK, $0.0001 par value: series A Preferred Stock 9,000,000 shares authorized at December 31, 2021 and 2020; 9,000,000 issued and outstanding shares at December 31, 2021 and 2020	8	3,216	3,216
STOCKHOLDERS’ EQUITY (DEFICIT):	9
Common stock of $0.0001 par value per share – 90,000,000 (**) shares authorized at December 31, 2021 and 2020; 4,950 (**) shares issued and outstanding at December 31, 2021 and 2020		(*)	(*)
Additional paid-in capital		131,897	130,272
Accumulated deficit		(143,480)	(135,304)
Total stockholders’ equity (deficit)		(11,583)	(5,032)
Total liabilities and stockholders’ equity (deficit)		$3,665	$2,812

(*)
Represents an amount lower than $1.

(**)
Adjusted to reflect stock split, see Note 2.

The accompanying notes are an integral part of the consolidated financial statements.

SAMSARA VISION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)
	Year ended December 31
	2021	2020
Revenues	$39	$—
Cost of revenues	(7)	—
Gross profit	32	—
Operating expenses:
Research and development	4,227	2,652
Sales and marketing	2,098	272
General and administrative	2,916	3,237
Total operating expenses	9,241	6,161
Operating loss	9,209	6,161
Financial (income) expenses, net	(1,033)	38
Loss attributable to the Company’s stockholders	$8,176	$6,199
Basic and diluted loss per share attributable to the Company’s stockholders (**)	$(0.91)	$(0.69)
Weighted average stock outstanding (**)	9,004,950	9,004,950

(**)
Adjusted to reflect stock split, see Note 2.

The accompanying notes are an integral part of the consolidated financial statements.

SAMSARA VISION, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
U.S. dollars in thousands (except share and per share data)
	Series A Preferred stock		Common stock			Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount	Shares**	Amount
Balance as of January 1, 2020	9,000,000	$3,216	4,950	$	(*)	$125,462	$(129,105)	$(3,643)
Capital contribution from controlling shareholder	—	—	—		—	4,625	—	4,625
Stock-based compensation	—	—	—		—	185	—	185
Loss	—	—	—		—	—	(6,199)	(6,199)
Balance as of December 31, 2020	9,000,000	3,216	4,950		(*)	130,272	(135,304)	(5,032)
Capital contribution from controlling shareholder	—	—	—		—	1,446	—	1,446
Stock-based compensation	—	—	—		—	179	—	179
Loss	—	—	—		—	—	(8,176)	(8,176)
Balance as of December 31, 2021	9,000,000	$3,216	4,950	$	(*)	$131,897	$(143,480)	$(11,583)

(*)
Represents an amount lower than $1.

(**)
Adjusted to reflect stock split, see Note 2.

The accompanying notes are an integral part of the consolidated financial statements.

SAMSARA VISION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	Year ended December 31,
	2021	2020
Cash flows used in operating activities:
Loss	$(8,176)	$(6,199)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	36	6
Stock-based compensation	179	185
Decrease in fair value of convertible loan	(1,054)	—
Increase in accrued severance pay, net	14	19
Decrease in trade receivables	—	16
Increase in other receivables and prepaid expenses	(45)	(38)
Decrease in inventory	7	—
Increase (decrease) in trade payables	(255)	342
Increase (decrease) in other accounts payable and accrued expenses	24	(80)
Net cash used in operating activities	(9,270)	(5,749)
Cash flows used in investing activities:	—	—
Cash flows from financing activities:
Payments of deferred offering costs	(255)	—
Capital contribution from controlling shareholder	—	4,625
Receipt of proceeds from convertible loan	10,000	3,000
Net cash provided by financing activities	9,745	7,625
Increase in cash and cash equivalents and restricted cash	475	1,876
Cash and cash equivalents and restricted cash at beginning of year	2,402	526
Cash and cash equivalents and restricted cash at end of year	$2,877	$2,402
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	1	1
Supplemental disclosures of noncash investing and financing activities:
Deferred offering costs in accrued expenses	$118	$—
The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1:   GENERAL
a.
Samsara Vision, Inc. (“Samsara Vision” or “Company”) was incorporated on September 29, 2015, under the laws of the state of Delaware, United States, under the name “VisionCare, Inc”. On September 16, 2020, The Company changed its name from VisionCare, Inc. to Samsara Vision, Inc. The Company’s controlling shareholder is VOT Holdings, LLC (“VOT”). The Company specializes in the field of medical device. The Company is engaged in research, development, manufacturing and marketing of proprietary implantable ophthalmic devices and technologies that are intended to significantly improve vision and quality of life for individuals with untreatable retinal disorders.

The Company holds pre-market approval (“PMA”) granted by the U.S. Food and Drug Administration (“FDA”), Conformité Européene (“CE”) mark for the European Market and approval in Canada and Australia for the Company’s first-generation version of the Implantable Miniature Telescope IMT product family which we refer to as WA IMT. In April 2020, the Company obtained CE mark for its new TSert SiTM model.
b.
On October 1, 2015, Samsara Vision received ownership of all the activity and business of VisionCare Ophthalmic Technologies Inc. (“VCOT”) and the outstanding shares of VisionCare Ophthalmic Technologies Ltd., a company incorporated under the laws of Israel (“VCOT Ltd.” or the “Israeli Subsidiary”) from VCOT. The transaction between VCOT and Samsara Vision was accounted under common control transactions method in accordance with Accounting Standard Codification (“ASC”) 805-50, Business Combination — Related issues — Common Control Transactions. Common control transactions include a transfer of net assets or an exchange of equity interests between entities under common control at carrying amounts and the equity amounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company).

c.
Since inception, the Company (and its predecessor, VCOT) has incurred a loss from operations and as of December 31, 2021, the Company has an accumulated deficit of $143,480. During the year ended December 31, 2021, the Company incurred losses of $8,176 and its negative cash flow from operating activities was $9,270. The Company will be required to obtain additional financing in the near term in order to support its operation requirements in the coming 12 months. The Company’s ability to successfully carry out its business plan is primarily dependent upon the continued financial support from its stockholders and its ability to raise sufficient additional capital. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed to support its operation.

During February 2022, the Company obtained convertible debt financing for up to $5,200, of which the Company had received $2,566 as of the approval date of the consolidated financial statements (see also Note 12).
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The audited consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies followed in the preparation of the consolidated financial statements, are as follows:
Stock split:
In November 2021, the company’s board of directors approved and declared a 1.65-for 1 stock split of common shares with a par value of $0.0001. In addition, the Company increased the number of authorized common shares from 19,000,000 to 90,000,000.

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of estimates:
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.
The novel coronavirus (“COVID-19”) pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s markets and customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
Principles of consolidation:
The consolidated financial statements include the accounts of the Company and its wholly-owned Israeli Subsidiary. Intercompany balances and transactions have been eliminated upon consolidation.
Functional currency:
A substantial portion of the Company’s financing activities, including equity transactions and cash investments, are incurred in U.S. dollar. In addition, most of the Company’s revenues are generated in U.S. dollar. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.
A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, it is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the Israeli Subsidiary’s relationship with the parent company. For subsidiaries that are primarily a direct and integral component or extension of the parent entity’s operations, the U.S. dollar is the functional currency.
The Company has determined that the functional currency of its Israeli Subsidiary is the U.S. dollar. The foreign operation is considered a direct and integral part or extension of the Company’s operations. The day-to-day operations of the foreign subsidiary are dependent on the economic environment of the U.S. dollar.
Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollar in accordance with ASC No. 830 Foreign Currency Matters. All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.
Cash and cash equivalents and restricted cash:
The Company considers all highly liquid certificates of deposits with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested money market accounts and are stated at fair value. Restricted cash consists of a money market account that serves as collateral for lease agreement at one of the Company’s financial institutions.

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
Inventories:
Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Inventory write-offs are provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories, discontinued products, and for market prices lower than cost.
Cost is determined as follows:
Raw materials, work in process and finished goods — using the first in, first out (“FIFO”) cost method.
Property and equipment:
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of assets, at the following annual rates:
%
Computers and peripheral equipment	15 – 33
Office furniture and equipment	7
Laboratory and manufacturing equipment	7 – 15
Leasehold improvements(*)	17 – 33

(*)
Leasehold improvements are amortized on a straight-line basis over the shorter of the assets’ estimated useful life or the remaining term of the lease. Maintenance and repair costs are expensed as incurred.

Impairment of long-lived assets:
The Company’s and its Israeli Subsidiary’s long-lived assets are reviewed for impairment in accordance with ASC 360, Property, Plant and Equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
For the years ended December 31, 2021 and 2020, no impairment losses have been identified.
Revenue recognition:
The Company generates revenues from sales of ophthalmic medical devices. The revenue is recognized when performance obligations under the terms of a contract with the customer are satisfied. This typically occurs when the Company transfers control of products to the customers, generally upon shipment. The products are generally consigned directly to the hospital or clinical centers, and revenue is recognized when the products are shipped to the hospital or clinical centers for surgeries on a case-by-case basis.
Revenue is measured as the amount of consideration to which the Company expects to be entitled in exchange for transferring products or providing services. To achieve this core principle, the Company applies the following five steps:
1.   Identify the contract with a customer:
A contract with a customer exists when (i) the Company enters into a written agreement with a customer that defines each party’s rights regarding the products or services to be transferred and identifies

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
the payment terms related to these products or services, (ii) both parties to the contract are committed to perform their respective obligations, (iii) the contract has commercial substance, and (iv) the Company determines that collection of substantially all consideration for products or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s payment history (in the case of an existing customer), published credit quality/risk and financial information pertaining to the customer.
2.   Identify the performance obligations in the contract:
Performance obligations promised in a contract are identified based on the products or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from the Company, and are distinct in the context of the contract, whereby the transfer of the products or services is separately identifiable from other promises in the contract.
3.   Determine the transaction price:
The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. To the extent the transaction price is variable, revenue is recognized at an amount equal to the consideration to which the Company expects to be entitled.
Shipping and handling costs charged to customers are included in net sales.
4.   Allocate the transaction price to performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless a portion of the variable consideration related to the contract is allocated entirely to a performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately.
5.   Recognize revenue when or as the Company satisfies a performance obligation
The Company generally satisfies performance obligations on the transaction price at a point in time, once the customer has obtained the legal title to the items purchased (obligation is usually satisfied by transferring a promised product or service to a customer).
The Company generally does not grant a right of return for its products.
Please refer to Note 11, Geographic Information and Major Customers, for further information, including presentation of disaggregated revenue by geography.
Research and development expenses:
Research and development costs are charged to statement of operations as incurred. Research and development costs include payroll and personnel expenses, consulting costs, external contract research and development expenses, raw materials, allocated overhead including depreciation and amortization, rent, and utilities. Research and development costs that are paid in advance of performance are capitalized as a prepaid expense and amortized over the service period as the services are provided.
Severance pay:
Majority of the Israeli Subsidiary’s employees are subject to Section 14 of the Israeli Severance Pay Law and the General Approval of the Labor Minister, dated June 30, 1998 (“Section 14”), mandating that,

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
upon termination of such employees’ employment, the Israeli Subsidiary shall release to them all amounts accrued in their insurance policies. The severance pay liabilities and deposits covered by these plans are not reflected in the balance sheet, as the severance pay risks have been irrevocably transferred to the severance funds.
In addition, for those employees of the Israeli Subsidiary not covered under Section 14, the Israeli Subsidiary’s liability for severance pay is calculated pursuant to the Israeli Severance Pay Law, based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Israeli Subsidiary’s liability for all of its employees is fully provided by monthly deposits with insurance policies or pension funds and by an accrual. The value of these policies is recorded as an asset in the Company’s consolidated balance sheet.
The deposited funds include profits or losses accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to the Israeli’s Severance Pay Law or individual labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes accumulated profits or losses, up to the balance sheet date.
Severance expenses for the years ended December 31, 2021 and 2020, amounted to approximately $138 and $373, respectively.
Employees 401(k) plan:
Samsara Vision offers a defined contribution 401(k) plan (the “Plan”) covering all eligible employees. Participants are permitted to make contributions up to the maximum amount allowed under the Internal Revenue Code.
Samsara Vision did not make any employer contributions to the Plan for the years ended December 31, 2021 and December 31, 2020.
Income taxes:
The Company accounts for income taxes under the liability method of accounting in accordance with the provisions of ASC 740, Income Taxes. ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are more likely than not to be realized.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740-10, Income Taxes. Accounting guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements, under which a Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.
As of December 31, 2021, the Company did not identify any significant uncertain tax positions.
Fair value of financial instruments:
The Company measures its financial instruments at fair value. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.
Level 1 —
Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 —
Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3 —
Unobservable inputs for the asset or liability.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company categorized each of its fair value measurements in one of these three levels of hierarchy.
The carrying amounts of cash equivalents, restricted cash, trade receivables, prepaid expenses, accounts payable, accrued expenses and other current liabilities approximate fair value due to the short-term maturity of these instruments.
The fair value of the convertible loan (see Note 6) is measured using unobservable inputs that require a high level of judgment to determine fair value, and thus is classified as Level 3 financial instrument. The Company estimates the fair value of the convertible loan using the Probability Weighted Expected Return Method.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
The following table summarizes the Company’s liabilities measured at fair value as of December 31, 2021 and 2020, by level within the fair value hierarchy:
	Level 1	Level 2	Level 3
December 31, 2020:
Convertible loan	$—	$—	$10,500
December 31, 2020:
Convertible loan	$—	$—	$3,000
The key inputs used in the valuation of the convertible loan as of December 31, 2021 and 2020 are probabilities for IPO event and liquidation event and value in each of the events and expected time to IPO or liquidity event of 0.25 and 1 year, respectively. In order to estimate the IPO value, the Company used the discounted cash flows method assuming weighted average of cost of capital of 35%.
The following table presents the summary of the changes in the fair value of our Level 3 financial instruments:
Convertible loan
Balance as of December 31, 2019	—
Issuance of convertible loan	3,000
Balance as of December 31, 2020	3,000
Issuance of convertible loan	8,654
Capital contribution	(100)
Changes in fair value	(1,054)
Balance as of December 31, 2021	$10,500

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
Concentrations of credit risks:
Financial instruments that potentially subject the Company and its Israeli Subsidiary to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and trade receivables.
Cash and cash equivalents are invested in major banks in the United States and in Israel. Such cash and cash equivalents in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institution that holds the Company investments have high credit ratings.
The Company’s receivables are primarily derived from sales to customers located mainly in the United States. Concentration of credit risk with respect to trade receivables is limited by credit limits, ongoing credit evaluation and account monitoring procedures. The Company has not experienced any credit losses during 2021 and 2020.
The Company has no off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company did not recognize an allowance for doubtful accounts.
Accounting for stock-based compensation:
The Company applies ASC 718, Compensation — Stock Compensation, which requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the award is recognized as an expense over the requisite service periods in the Company’s consolidated statement of operations.
The Company estimated the fair value of stock-based awards using the Black-Scholes option pricing model.
The Company recognizes compensation expenses for the value of awards granted, based on the straight-line method for service-based awards. The Company accounts for forfeitures as they occur.
These assumptions and estimates were determined as follows:
Fair value of Ordinary shares — as the Company’s Ordinary shares are not publicly traded, the fair value was determined by management, with input from valuation reports prepared by third-party valuation specialists.
Risk-free interest rate — the risk-free rate for the expected term of the options is based on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.
Expected term — the expected term of options granted is based on historical experience and represents the period of time that options granted are expected to be outstanding. The Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.
Expected volatility — since the Company has no trading history of its Common Stock, the expected volatility is derived from the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business over a period equivalent to the option’s expected term.
The Company estimated the fair value of share options granted during the year ended December 31, 2021 at the date of grant using the following assumptions:

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
	Year ended December 31, 2021	Year ended December 31, 2020
Dividend yield	0%	0%
Expected volatility	82.29% – 104.99%	72.65% – 73.64%
Risk-free interest	0.5% – 1.34%	0.32%
Expected life (in years)	6.02 – 6.08	6 – 6.25
Basic and diluted net loss per share:
Basic loss per share is computed by dividing the net loss by the weighted average number of shares of Series A Preferred Stock and Common Stock outstanding during the period. Diluted loss per share is computed by dividing the net loss by the weighted average number of shares of Series A Preferred Stock and Common Stock outstanding together with the number of additional shares of Common Stock that would have been outstanding if all potentially dilutive shares of Common Stock had been issued. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of Common Stock are anti-dilutive. Basic and diluted net loss per share computation includes 9,000,000 issued and outstanding shares of Series A Preferred Stock for all periods presented given the Company’s sole controlling shareholder.
The weighted-average number of shares related to outstanding options and convertible loan that were excluded from the calculation of diluted loss per share, since their effect was anti-dilutive, were 8,135,359 and 3,450,205 shares for the years ended December 31, 2021, and 2020, respectively.
Recently adopted accounting standards:
ASU No. 2020-06: In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Among other changes, ASU 2020-06 removes from U.S. GAAP the liability and equity separation model for convertible instruments with a cash conversion feature and a beneficial conversion feature, and as a result, after adoption, entities will no longer separately present in equity an embedded conversion feature for such debt. Similarly, the embedded conversion feature will no longer be amortized into income as interest expense over the life of the instrument. Instead, entities will account for a convertible debt instrument wholly as debt unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC Topic 815, Derivatives and Hedging, or (2) a convertible debt instrument was issued at a substantial premium. The Company elected to early adapt ASU 2020-06 effective January 1, 2021. The adoption of this standard did not result in a material impact to the Company’s financial statements.
Recently issued accounting pronouncements not yet adopted:
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
Accounting Standards Update (“ASU”) 2016-02 — Leases (Topic 842):
In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases, requiring the recognition of lease assets and liabilities on the balance sheet. The standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (continued)
corresponding right-of-use asset for leases with a lease-term of more than 12 months. The standard is effective for public entities for fiscal years beginning after December 15, 2018 and for the Company for fiscal years beginning after December 15, 2021.
The Company will adopt this standard as of January 1, 2022 using the modified retrospective approach. The Company will elect a package of practical expedients permitted under the transition guidance within the new standard, which among other things, allows the Company to carryforward the historical lease classification. The adoption of this new standard will affect the Company’s consolidated balance sheets by recognizing new right-of-use (“ROU”) assets and lease liabilities for operating leases of approximately $125-$136 as of January 1, 2022. The impact on the Company’s results of operations and cash flows is not expected to be material.
ASU No. 2016-13 (Topic 326):   In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company for fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact that ASU 2016-13 will have on its consolidated financial statements and related disclosures.
NOTE 3:   OTHER RECEIVABLES AND PREPAID EXPENSES
	December 31,
	2021	2020
Other accounts receivable	$23	$26
Prepaid expenses	99	51
	$122	$77
NOTE 4:   PROPERTY AND EQUIPMENT, NET
	December 31,
	2021	2020
Cost:
Computers and peripheral equipment	$311	$311
Office furniture and equipment	253	253
Laboratory and manufacturing equipment	1,260	1,260
Leasehold improvements	668	668
	2,492	2,492
Less – accumulated depreciation	(2,478)	(2,442)
Property and equipment, net	$14	$50
NOTE 5:   OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES
	December 31,
	2021	2020
Payroll and related expenses	$496	$409
Accrued expenses	175	203
	$671	$612

NOTE 6:   CONVERTIBLE LOAN
On December 16, 2020, the Company entered into a Note Purchase Agreement (the “Note Agreement”) with the Company’s controlling shareholder, VOT, pursuant to which the Company issued to VOT a convertible loan with an aggregate principal amount of $3,000 (the “Principal Amount”), which shall be convertible into shares of the Company’s capital stock. The Principal Amount bears interest of 6% per annum (the “Interest”). The Principal Amount and all accrued and unpaid Interest shall be due and payable by the Company on demand on or after January 1, 2022 (the “Maturity Date”).
The Principal Amount shall convert into capital stock of the Company or repaid prior to maturity in the following scenarios:
(i)
Mandatory Conversion — on the date of a Qualified Financing (as defined in the Note Agreement), all outstanding Principal Amount and all accrued and unpaid Interest shall be automatically converted into the class of the Company’s capital stock that is sold by the Company in the Qualified Financing at the price equal to 65% of the lowest price paid per share by the investors in the Qualified Financing.

(ii)
Sale of Company — in any sale of all or substantially all of the assets of the Company to an unaffiliated third party, merger, consolidation or other transaction of the Company, the Company shall pay in preference an amount equal to 1.25 times the original Principal Amount.

During March and June 2021, the Company entered into an amendment to the Note Agreement with the Company’s controlling shareholder, VOT, pursuant to which the Company issued to VOT an additional convertible loan with an aggregate principal amount of $10,000 (the “2021 Principal Amount”), which shall be convertible into shares of the Company’s capital stock. The 2021 Principal Amount bears interest of 6% per annum (the “2021 Interest”). The Principal Amount and all accrued and unpaid 2021 Interest shall be due and payable by the Company on demand on or after January 1, 2022.
The Company elected to account for the convertible loans under the fair value option in accordance with ASC 825, “Financial Instruments”. Under the fair value option, changes in fair value are recorded in earnings. Since the loans were provided to the Company by a related party, the Company initially measured the fair value of loans (see Note 2) in the amounts of $3,000, $4,000 and $4,654, as a liability. The Company accounted for the excess amounts of proceeds received over the loans fair value as a capital contribution in the amount of $1,346.
On December 15, 2021, the Company and VOT amended the convertible loans terms. The amendment delayed the due on demand date of the convertible loans from January 1, 2022 to January 1, 2023. Since the amendment was entered into with a related party, the change in fair value of the convertible loans resulting from the amendment was accounted for as a capital contribution in the amount of $100.
The Company did not assess the convertible loans for embedded derivatives since any recognized derivatives would not be separated from the convertible loan pursuant to ASC 815 “Derivatives and Hedging”, as the convertible loan is measured at fair value through earnings.
NOTE 7:   COMMITMENTS AND CONTINGENT LIABILITIES
a.
In September 2020, the Company entered into an operating lease agreement in Gladstone, NJ, starting in October 2020 and ending in October 2023.

In addition, the research and development facilities of the Israeli Subsidiary are leased under an operating lease agreement ending in December 2022.
Approximate future minimum annual lease payments under all non-cancelable operating leases as of December 31, 2021 are as follows:
Year ending December 31,
2022	$457
2023	81
$538

NOTE 7:   COMMITMENTS AND CONTINGENT LIABILITIES (continued)
Total rent expenses for the years ended December 31, 2021 and 2020, were $456 and $430, respectively.
b.
To secure the payments of the Israeli Subsidiary’s leased facilities, the subsidiary granted the lessor a bank guarantee in the amount of $162, which expires on February 28, 2022. Floating charges have been recorded on all of the bank accounts and deposits up to NIS 505 thousand (approximately $162) in respect of the Israeli Subsidiary’s liabilities to its banks and other creditors.

NOTE 8:   CONVERTIBLE PREFERRED STOCK
In October 2015, the Company issued 9,000,000 shares of Series A Preferred Stock, par value $0.0001 each, which will automatically be converted into 14,850,000 shares of common stock immediately prior to the initial offering.
Conversion Rights
Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without assessable share of Common Stock.
In the event of liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.
Voting Rights
Each holder of the Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such Series A Preferred Stock could be converted.
Dividend Rights
The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consent required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.
Liquidation Right
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Certificate of Incorporation), the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to the greater of (i) $ 15,000 in the aggregate, distributed pro rata based on the number of shares of Series A Preferred Stock held by each such holder, and (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the

NOTE 8:   CONVERTIBLE PREFERRED STOCK (continued)
holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive is hereinafter referred to as the “Series A Liquidation Amount.” In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.
Although the convertible preferred Stock are not redeemable, in the event of certain “deemed liquidation events” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets), the holders of the convertible preferred Stock would be entitled to preference amounts paid before distribution to other shareholders (as explained in the previous paragraph) and hence effectively redeeming the preference amount.
NOTE 9:   STOCKHOLDERS’’ EQUITY
Redemption
The Company’s Certificate of Incorporation does not provide redemption rights to the holders of the Series A Preferred Stock. The deemed liquidation preference provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the Series A Preferred Stock have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheet.
As of December 31, 2021, and 2020, the Company did not adjust the carrying values of the convertible preferred Stock to the deemed liquidation values of such shares since a liquidation event was not a probable occurring.
a.
Stock capital:

Common Stock:
The Common Stock confers upon their holder’s certain liquidation rights, dividend rights and voting rights, where the liquidation and dividend rights are subordinate to the liquidation rights and dividend rights of the Preferred Stock (see Note 8).
Equity transactions:
During the year ended December 31, 2020 , amount of $4,625 was transferred to the Company as capital contribution by its controlling shareholder.
b.
Stock option plan:

On December 8, 2015, the Board of Directors of the Company adopted a stock option plan (the “2015 Plan”).
The Company initially reserved 2,620,588 shares of Common Stock for issuance to employees, consultants, officers or directors of the Company.
On July 30, 2020, the Company increased the number of shares of Common Stock available for issuance under the Company’s 2015 Plan by 165,000 shares from 2,620,588 shares to 2,785,588 shares.

NOTE 9:   STOCKHOLDERS’’ EQUITY (continued)
During 2021, the Company increased the number of shares of Common Stock available for issuance under the Company’s 2015 Plan. by another 742,500 shares from 2,785,588 shares to 3,528,088 shares.
As of December 31, 2021, 270,244, options are available for future grants.
The following table presents the Company’s stock option activity for employees, officers and directors under the 2015 Plan and related information:
	Year ended December 31,
	2021		2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding at the beginning of the year	576,284	$0.43	1,563,915	$0.06
Granted	576,284	$1.26	893,767	$1.08
Forfeited	94,027	$1.65	—	—
Outstanding at the end of the year	2,939,939	$0.66	2,457,682	$0.43
Number of options exercisable	2,035,691	$0.30	1,832,469	$0.21
The following table sets forth the total share-based compensation expenses resulting from stock options granted to employees and non-employees included in the Company’s statement of operations:
	Year ended December 31,
	2021	2020
Research and development expenses	$1	$4
Sales and marketing expenses	$8	—
General and administrative expenses	170	181
	$179	$185

*
Represents an amount lower than $1.

b.
Stock option plan: (Cont.)

Unamortized compensation expenses related to stock options granted to employees and directors to be recognized over a weighted average period of approximately 2.3 years are approximately $877.
The aggregate intrinsic value for each of the outstanding and exercisable stock options is approximately $1,469 as of December 31, 2021.
Stock options issued to non-employees:
The following table presents the Company’s stock option activity for non-employees under the 2015 Plan and related information as of December 31, 2021:
Issuance date	Outstanding options	Weighted average Exercise price	Exercisable options	Exercisable through
December 2015	268,868	$0.06	268,868	December 2025
November 2021	44,088	$1.68	-	October 2025
	312,956	$0.29	268,868

NOTE 9:   STOCKHOLDERS’’ EQUITY (continued)
In connection with research and development and other services provided to the Company by certain of its consultants, the Company issued stock options with exercise prices that are deemed to be equal to the fair market value of the stock at the date of grant. The options generally vest over 28-36 months and expire after 10 years from the grant date.
Total stock-based compensation expense resulting from stock options granted to non-employees in the consolidated statement of operations were $2 and $0 for each of the years ended December 31, 2021 and 2020, respectively.
NOTE 10:   INCOME TAXES
The Company is subject to U.S. Federal and state income tax laws. There are no provisions for U.S. federal, state or other taxes for any period, since no taxable income was generated in all periods since inception.
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “U.S. Tax Reform” or the “TCJA”), a comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes, most of which are effective for tax years beginning after December 31, 2017, include several key tax provisions that might impact the Company, among others: (i) a reduction of the statutory federal corporate income tax rate from 35% (top rate) to 21% (flat rate) effective for tax years beginning after December 31, 2017 (ii) a new tax deduction in the amount of 37.5% of “foreign derived intangible income” that effectively reduces the federal corporate tax on certain qualified foreign derived sales/licenses/leases and service income in excess of a base amount to 13.125% (as compared to the regular corporate income tax rate of 21%); (iii) stricter limitation on the tax deductibility of business interest expense; (iv) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base) (v) a one-time deemed repatriation tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate and (vi) an expansion of the U.S. controlled foreign corporation (“CFC”) anti-tax deferral regime starting with the CFC’s first tax year beginning in 2018 intended to tax in the U.S. “global intangible low-taxed income” (“GILTI”).
The TCJA also provides for an indefinite tax loss carryforward period for losses incurred after December 31, 2017; however, for tax years beginning after December 31, 2021, these tax losses carry forwards can only offset 80 percent of future taxable income. Losses incurred prior to January 1, 2018 continue to carry forward for twenty years. The application of the TCJA may change due to regulations subsequently issued by the U.S. Treasury Department.
As of December 31, 2021, Samsara Vision has U.S. federal net operating loss carryforwards of $49,159, of which $29,227 (incurred in tax years beginning before January 1, 2018) expire in between 2035 to 2037; and $19,673 (incurred in tax years beginning after December 31, 2017) — have an indefinite carryover period.
Internal Revenue Code Section 382 places a limitation (the “Section 382 Limitation”) on the amount of taxable income that can be offset by net operating loss carry forwards after a “change in control” event of a loss corporation. Generally, after a “change in control”event, a loss corporation cannot deduct operating loss carryovers in excess of the Section 382 Limitation. Accordingly, utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of Section 382 Limitation and similar state law provisions. The annual limitations may result in the expiration of net operating losses before utilization.
a.
The Israeli Subsidiary is subject to Israeli tax laws.

The Israeli Subsidiary’s income tax rate and real capital gains tax were 23% in 2021 and 2020.

NOTE 10:   INCOME TAXES (continued)
As of December 31, 2021, the Israeli Subsidiary has carried forward tax losses in the amount of approximately $6,859. These losses have no expiration date.
b.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	Year ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$16,408	$12,680
Depreciation	1,639	1,698
Allowances and reserves	101	82
Total deferred tax assets	18,148	14,460
Valuation allowance	(18,148)	(14,460)
Net deferred tax assets	$—	$—
As of December 31, 2021, and 2020, the Company has provided a full valuation allowance in respect of the Company’s deferred tax assets resulting from tax loss carryforwards and other temporary differences. Realization of deferred tax assets is dependent upon future earnings, if any, the time and amount of which are uncertain. As the Company is still in its development stage and has not yet generated revenues, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to their recoverable amounts.
c.
Tax assessments:

The Israeli Subsidiary has received final tax assessments which are deemed final up to and including the year 2016.
d.
Reconciliation of the theoretical tax expense to the actual tax expense:

The main reconciling items between the statutory tax rate of the Company and the effective tax rate are the non-recognition of tax benefits from accumulated net operating loss carryforward among the Company and its Israeli Subsidiary due to the uncertainty of the realization of such tax benefits.
NOTE 11:   GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS
ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and derives revenues from selling ophthalmic devices (see Note 1 for a brief description of the Company’s business). The following is a summary of revenues within geographic areas:
	Year ended December 31,
	2021	2020
Revenues based on customer’s location:
United States	$31	$—
Other	8	—
Total revenues	$39	$—

NOTE 11:   GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS (continued)
Long-lived assets by geographic region:
	Year ended December 31,
	2021	2020
Israel	$14	$50
Major customer data as a percentage of total revenues:
	Year ended December 31,
	2021	2020
Customer A	39.90%	—
Customer B	39.90%	—
Customer C	20.20%	—
Customer D	100.00
NOTE 12:   SUBSEQUENT EVENTS
The Company evaluated the possibility of subsequent events existing in the Company’s consolidated financial statements through March 10, 2022, the date that the consolidated financial statements were available for issuance. The Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements, except as noted below.
In February 2022, the Company entered into third amendment to the Note Agreement with the Company’s controlling shareholder, VOT, pursuant to which the Company will issue to VOT additional convertible loans with an aggregate principal amount of up to $5,200 (the “2022 Principal Amount”), which shall be convertible into shares of the Company’s capital stock. On February 28, 2022, an amount of $2,566 was issued under the third amendment to the Note Agreement. The 2022 Principal Amount bears interest of 6% per annum. The Principal Amount and all accrued and unpaid Interest shall be due and payable by the Company on demand on or after January 1, 2023.

2,500,000 Shares of Common Stock
Samsara Vision, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2022
Through and including                 , 2022 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.
Amounts USD
Securities and Exchange Commission registration fee	$2,832
FINRA filing fee	5,090
Initial listing fee	50,000
Accountants’ fees and expenses	80,000
Convertible note valuations	71,000
Legal fees and expenses	495,000
Transfer Agent’s fees and expenses	5,000
Printing and engraving expenses	60,000
Miscellaneous	12,078
Total expenses	$781,000

Item 14.
Indemnification of Directors and Officers

Section 145 of the General Corporation Law statute of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.
Our certificate of incorporation provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.
We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our Company, and to advance expenses as incurred by or on behalf of such person in connection therewith.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, as amended, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.
Item 15.
Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since October 2015, which were not registered under the Securities Act of 1933, as amended (“Securities Act”). The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.
Since October 2015 through December 2021, we granted to our directors, officers, employees and service providers options to purchase an aggregate of 3,527,218 shares of common stock under the Samsara Vision, Inc. 2015 Equity Incentive Plan, with exercise prices ranging from $0.06 to $1.68 per share. As of the date of this prospectus, 4,950 options were exercised and 269,374 options were forfeited, such that the total outstanding number of options as of the date of this prospectus is 3,252,895.
Item 16.
Exhibits and Financial Statement Schedules

(a)
Exhibits.

Exhibit No.	Description of Exhibit
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of Samsara Vision, Inc. (formerly VisionCare, Inc.).
3.4**	Amended and Restated Bylaws of Samsara Vision, Inc.
4.1**	Samsara Vision, Inc. (formerly VisionCare, Inc.) 2015 Equity Incentive Plan.
4.2**	Form of Underwriter’s Warrant.
5.1**	Opinion of Sullivan & Worcester LLP, counsel to Samsara Vision, Inc.
10.1**	Consulting Services Agreement, dated July 27, 2018, by and between Samsara Vision, Inc. and Medeuronet UK.
10.2**	Consulting Agreement, dated November 10, 2018, by and between Samsara Vision, Inc. and Prof. Dr. Albert J. Augustine.
10.3**	Consulting Agreement, dated June 15, 2019, by and between Samsara Vision, Inc. and Khodai Consulting, Inc.
10.4**	Employment Agreement dated June 19, 2020, by and between Samsara Vision, Inc. and Thomas Ruggia.+

Exhibit No.	Description of Exhibit
10.5**	Employment Agreement dated December 17, 2020, by and between Samsara Vision, Inc. and Joshua Fox.+
10.6**	Consulting Agreement, dated December 21, 2019, by and between Samsara Vision, Inc. and BERDEAUX Consulting SAS
10.7**	Lease Agreement by and between 27 Route 202 FH, LLC and Samsara Vision, Inc. , dated September 1, 2020.
10.8**	Note Purchase Agreement, dated December 16, 2020, by and between Samsara Vision, Inc. and VOT Holdings LLC
10.9**	Representative Form of Indemnification Agreements between Samsara Vision, Inc. and each of its directors and officers+
10.10**	Consulting Services Agreement, dated October 30, 2020, by and between Samsara Vision, Inc. and Dr. Jonathan Talamo.
10.11**	Form of Convertible Promissory Note
10.12**	First Amendment to 2020 Note Purchase Agreement, dated March 16, 2021, by and between Samsara Vision, Inc. and VOT Holdings LLC
10.13**	Second Amendment to 2020 Note Purchase Agreement, dated December 14, 2021, by and between Samsara Vision, Inc. and VOT Holdings LLC
10.14**	Third Amendment to 2020 Note Purchase Agreement, dated February 25, 2022, by and between Samsara Vision, Inc. and VOT Holdings LLC
21.1**	List of Subsidiaries.
23.1**	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm.
23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1).
24.1**	Power of Attorney.
107**	Filling Fee Table

**
Previously filed.

+
Management contract or compensatory plan or arrangement.

Item 17.
Undertakings

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(e) For the purpose of determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(f) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Far Hills, State of New Jersey, on the day of March 30, 2022.
SAMSARA VISION, INC.
By:	/s/ Thomas Ruggia Thomas Ruggia Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.
Signature	Title	Date
/s/ Thomas Ruggia Thomas Ruggia	Chairman of the Board of Directors, President and Chief Executive Officer	March 30, 2022
/s/ Joshua Fox Joshua Fox	Chief Financial Officer	March 30, 2022
* Steve DeNelsky	Director	March 30, 2022
* Thierry Clidiere	Director	March 30, 2022
* David Schiff	Director	March 30, 2022
* Jonathan Talamo	Director	March 30, 2022
* Tracy Valorie	Director	March 30, 2022
* Judy Smythe	Director	March 30, 2022

* By:
/s/ Thomas Ruggia

Thomas Ruggia
Attorney-in-fact